As filed with the Securities and Exchange Commission on May 5, 2020

Registration Statement No. 333-237657

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Amendment No. 1 to

FORM S-4

Registration Statement
Under
the Securities Act of 1933

AARON’S HOLDINGS COMPANY, INC.
(Exact name of Registrant as specified in its charter)

Georgia	7359	58-0687630
(State or other jurisdiction of	(Primary Standard Industrial	(I. R. S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

400 Galleria Parkway SE, Suite 300
Atlanta, Georgia 30339-3182
(678)402-3000
(Address, including zip code, and telephone number, including area code, of Registrants’ principal executive offices)
Robert W. Kamerschen
Executive Vice President, General Counsel, Chief Corporate Officer & Corporate Secretary
Aaron’s, Inc.
400 Galleria Parkway SE, Suite 300
Atlanta, Georgia 30339-3182
(678)402-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
William Calvin Smith III
Robert J. Leclerc
Zachary L. Cochran
King & Spalding LLP
1180 Peachtree Street NE
Atlanta, Georgia 30309-3531
(404)572-4600
Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:
Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.50 per share	70,738,100(1)	$23.31	$1,648,905,111(2)	$214,027.88(3)(4)
____________________
(1)	Reflects the maximum number of shares to be issued to shareholders of Aaron’s, Inc. upon completion of the holding company formation described in the joint proxy statement/prospectus.
(2)	Pursuant to Rules 457(c) and 457(f) promulgated under the Securities Act of 1933, as amended, and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is the product of (i) the shares to be registered and (ii) $23.31, the average of the high and low prices of shares of common stock of Aaron’s, Inc. as reported on The New York Stock Exchange on April 8, 2020.
(3)	Determined in accordance with Section 6(b) of the Securities Act of 1933, as amended, at a rate equal to $129.80 per $1,000,000.00 of the proposed maximum aggregate offering price.
(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary joint proxy statement/prospectus is not complete and may be changed. We may not sell the securities described herein until the registration statement filed with the Securities and Exchange Commission is declared effective. This joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED MAY 5, 2020

400 Galleria Parkway, S.E., Suite 300
Atlanta, Georgia 30339

JOINT PROXY STATEMENT/PROSPECTUS

May [●], 2020

To Our Fellow Shareholders:

It is our pleasure to invite you to attend the 2020 Annual Meeting of Shareholders of Aaron’s, Inc. to be held on June 18, 2020, at 9:00 a.m., local time, at the law offices of King & Spalding LLP, 17th Floor, located at 1180 Peachtree Street NE, Atlanta, Georgia 30309. Although it is our current intention to allow shareholders to participate in the Annual Meeting in-person, we are monitoring developments relating to the novel coronavirus, or COVID-19, outbreak. We are sensitive to the in-person meeting and travel concerns of our shareholders in these uncertain times. As a result, we may decide to allow shareholders to participate in the Annual Meeting by remote communication, or we may decide to hold the Annual Meeting entirely via remote communication. If we decide that either of these options is necessary or advisable, we will communicate this decision and related instructions in a press release and in the investor relations section of our website, www.aarons.com.

The Annual Meeting will begin with a discussion of, and voting on proposals to: (i) elect nine directors to serve for a term expiring at the 2021 Annual Meeting of Shareholders, (ii) approve Aaron’s executive compensation, (iii) ratify the appointment of Ernst & Young LLP as Aaron’s independent registered public accounting firm for 2020, (iv) implement a holding company structure, and (v) transact such other business as may properly come before the meeting or any adjournment or postponement thereof. The Annual Meeting will be followed by a report on Aaron’s financial performance and operations.

This year, we are asking you to approve a proposal to implement a holding company structure for Aaron’s, which we believe could facilitate future corporate actions and provide us with greater operational and financing flexibility for the Progressive Leasing and Aaron’s Business segments. If the holding company formation is completed, your existing shares of Aaron’s common stock will be automatically converted, on a one-for-one basis, into shares of common stock of Aaron’s Holdings Company, Inc., which we refer to as “HoldCo”, the new holding company of Aaron’s. As a result, you will hold the same number of shares of HoldCo common stock as you held of Aaron’s common stock immediately before the holding company formation. We expect the common stock of HoldCo to trade on the New York Stock Exchange under Aaron’s current trading symbol, “AAN.” The holding company formation will be tax-free for Aaron’s shareholders. Moreover, the management and business of our company will remain the same immediately following the holding company formation and we expect that the directors and executive officers of Aaron's will also serve in the same capacities for HoldCo, including their capacities as members of board committees.

The joint proxy statement/prospectus is critical to our corporate governance process. We use this document to discuss the proposals being submitted to a vote of shareholders at the Annual Meeting, solicit your vote on those proposals, provide you with information about our Board of Directors and executive officers, and inform you of the steps we are taking to fulfill our responsibilities to you as shareholders.

Your vote is important to us. Your broker cannot vote on certain of the proposals without your instruction. Please use your proxy card or voter instruction form to inform us, or your broker, as to how you would like to vote your shares on the proposals in the joint proxy statement/prospectus. For instructions on voting, please refer to the notice you received in the mail or, if you requested a hard copy of the joint proxy statement/prospectus, to your enclosed proxy card, so that your shares may be represented at the Annual Meeting

The accompanying notice of meeting and this joint proxy statement/prospectus provide specific information about the Annual Meeting and explain the various proposals. Please read these materials carefully. In particular, you should consider the discussion of risk factors beginning on page 25 before voting on the proposal to adopt the merger agreement pursuant to which we will implement the holding company formation.

We look forward to your participation in the Annual Meeting. On behalf of our management and directors, I want to thank you for your continued support of, and confidence in, Aaron’s.

Sincerely,

Ray M. Robinson	John W. Robinson III
Chairman of the Board	President and Chief Executive Officer

Neither the Securities and Exchange Commission, nor any state securities regulatory agency has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or passed upon the adequacy or accuracy of the disclosure in this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The accompanying joint proxy statement/prospectus is dated [●], 2020 and is first being mailed to shareholders on or about [●], 2020.

400 Galleria Parkway, S.E., Suite 300
Atlanta, Georgia 30339

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 18, 2020

The 2020 Annual Meeting of Shareholders of Aaron’s, Inc., which we refer to as “Aaron’s” or the “Company,” will be held on Thursday, June 18, 2020, at 9:00 a.m., local time, and currently is scheduled to be held at the law offices of King & Spalding LLP, 17th Floor, 1180 Peachtree Street NE, Atlanta, Georgia 30309, for the purpose of considering and voting on the following items:

1.	To elect nine directors to serve for a term expiring at the 2021 Annual Meeting of Shareholders.

2.	To vote on a non-binding, advisory resolution approving Aaron’s executive compensation.

3.	To ratify the appointment of Ernst & Young LLP as Aaron’s independent registered public accounting firm for 2020.

4.	To effect a holding company formation and, in connection therewith, approve an Agreement and Plan of Merger, by and among Aaron’s, Inc., Aaron’s Holdings Company, Inc. and Aaron’s Merger Sub, Inc., a copy of which is attached as Appendix B.

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Information relating to these items is provided in the accompanying joint proxy statement/prospectus.

Although it is our current intention to allow shareholders to participate in the Annual Meeting in-person, we are monitoring developments relating to the novel coronavirus, or COVID-19, outbreak. We are sensitive to the in-person meeting and travel concerns of our shareholders in these uncertain times. As a result, we may decide to allow shareholders to participate in the Annual Meeting by remote communication, or we may decide to hold the Annual Meeting entirely via remote communication. If we decide that either of these options is necessary or advisable, we will communicate this decision and related instructions in a press release and in the investor relations section of our website, www.aarons.com.

Only shareholders of record, as shown on the stock transfer books of Aaron’s, on May 4, 2020 are entitled to notice of, or to vote at, the meeting. If you hold shares through a bank, broker or other nominee, more commonly known as holding shares in “street name,” you must contact the firm that holds your shares for instructions on how to vote your shares.

If you were a shareholder of record on May 4, 2020, you are strongly encouraged to vote in one of the following ways whether or not you plan to participate in the Annual Meeting: (1) by telephone; (2) via the Internet; or (3) by completing, signing and dating a written proxy card and returning it promptly to the address indicated on the proxy card.

BY ORDER OF THE BOARD OF DIRECTORS

Robert W. Kamerschen Executive Vice President, General Counsel, Chief Corporate Affairs Officer & Corporate Secretary

Atlanta, Georgia

May [●], 2020

ADDITIONAL INFORMATION

This document constitutes a proxy statement of Aaron’s with respect to the solicitation of proxies for the Annual Meeting described within, and a prospectus of HoldCo for the shares of HoldCo common stock to be issued pursuant to the merger agreement. As permitted under the rules of the SEC, this joint proxy statement/prospectus incorporates important business and financial information about us that is contained in documents filed with the SEC that are not included in or delivered with this joint proxy statement/prospectus. You may obtain copies of these documents, without charge, from the web site maintained by the SEC at www.sec.gov, as well as other sources. See “Where You Can Find Additional Information” beginning on page 81.

You may also obtain copies of these documents, at no cost, by contacting Aaron's at the following address or telephone number:

Aaron's, Inc.
400 Galleria Parkway, Suite 300
Atlanta, Georgia 30339-3182
(678) 402-3000

or, Innisfree M&A Incorporated, which we refer to as “Innisfree", our proxy solicitor, at the following address or telephone number:

Innisfree M&A Incorporated
501 Madison Avenue
19th Floor
New York, New York
1-888-750-5834
info@innisfreema.com

To receive timely delivery of requested documents in advance of the Annual Meeting, we should receive your request no later than June 11, 2020.

We have not authorized any person to provide any information or to make any representation other than the information contained or incorporated by reference in this joint proxy statement/prospectus, and if any person provides any of this information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by us. If you receive any other information, you should not rely on it.

This joint proxy statement/prospectus is dated [●], 2020. You should not assume the information contained in this joint proxy statement/prospectus is accurate as of any date other than this date, and neither the mailing of this joint proxy statement/prospectus to shareholders nor the issuance of HoldCo common stock pursuant to the merger agreement implies that information is accurate as of any other date. Our business, financial condition, results of operations and prospects may have changed since those dates.

Table of Contents

Joint Proxy Statement/Prospectus Summary	1
Questions and Answers about Voting and the Annual Meeting	2
Summary of the Holding Company Formation Proposal	8

Matters To Be Voted On	10
Proposal 1: Election of Directors	10
Proposal 2: Advisory Vote on Executive Compensation	11
Proposal 3: Ratification of the Appointment of the Independent Registered Public Accounting Firm	12
Proposal 4: Effect the Holding Company Formation and Approve the Agreement and Plan of Merger, by and among Aaron’s, Inc., Aaron’s Holdings Company, Inc. and Aaron’s Merger Sub, Inc.	13
Holding Company Formation	14
Description of HoldCo Capital Stock	18
Questions and Answers about the Holding Company Formation Proposal	22
Risk Factors	25
Cautionary Notice Regarding Forward Looking Statements	26

Governance	27
Nominees to Serve as Directors	27
Executive Officers Who Are Not Directors	30
Composition, Meetings and Committees of the Board of Directors	31
Assessment of Director Candidates and Required Qualifications	33
Shareholder Recommendations and Nominations for Election to the Board	33
Board Leadership Structure	34
Board of Directors and Committee Evaluations	34
Board Role in Risk Oversight	34
Board Diversity	35
Social Responsibility	35
Environmental Responsibility	36
Energy Management	37
Cybersecurity and Data Privacy	37
Labor Practices and Human Rights	38
Workforce Diversity and Inclusion and Human Capital Management	38
Product Sourcing, Packaging and Marketing	40
Compensation Committee Interlocks and Insider Participation	40
Section 16(a) Beneficial Ownership Reporting Compliance	40

Non-Management Director Compensation in 2019	40
Stock Ownership Guidelines	41

Compensation Discussion and Analysis	42
Executive Summary	42
Objectives of Executive Compensation	43
Compensation Process Summary for 2019	44
Benchmarking	45
Components of the Executive Compensation Program	46
Base Salary	47
Annual Cash Incentive Awards	48
Long-Term Equity Incentive Awards	50
Executive Compensation Policies	54
Executive Benefits & Perquisites	55
Employment Agreements and Other Post-Termination Protections	55
Policy on Compensation Tax Deductibility	56

Compensation Committee Report	57

Executive Compensation	58
Summary Compensation Table	58
Grants of Plan-Based Awards in Fiscal Year 2019	59
Employment Agreements with Named Executive Officers	60
Aaron’s, Inc. Amended and Restated 2015 Equity and Incentive Plan	61
Amended and Restated 2001 Stock Option and Incentive Award Plan	62
Aaron’s, Inc. Employee Stock Purchase Plan	62
Outstanding Equity Awards at 2019 Fiscal Year-End	63
Options Exercised and Stock Vested in Fiscal Year 2019	65
Pension Benefits	65
Nonqualified Deferred Compensation as of December 31, 2019	65
Potential Payments Upon Termination or Change in Control	66
Securities Authorized for Issuance under Equity Compensation Plans	71
CEO Pay Ratio Disclosure	72

Audit Committee Report	73

Audit Matters	76
Fees Billed in the Last Two Fiscal Years	76
Approval of Auditor Services	76

Beneficial Ownership of Common Stock	77

Certain Relationships and Related Transactions	79
Policies and Procedures Dealing with the Review, Approval and Ratification of Related Party Transactions	79
Related Party Transactions	79

Additional Information	80
Legal Matters	80
Experts	80
Shareholder Proposals for 2021 Annual Meeting of Shareholders	80
Householding of Annual Meeting Materials	81
Communicating with the Board of Directors and Corporate Governance Documents	81
Where You Can Find Additional Information	81
Other Action at the Meeting	82

Appendix A – Use of Non-GAAP Financial Information	A-1
Appendix B – Agreement and Plan of Merger	B-1
Appendix C – Form of Articles of Incorporation of Aaron’s Holdings Company, Inc.	C-1
Appendix D – Form of Bylaws of Aaron’s Holdings Company, Inc.	D-1

JOINT PROXY STATEMENT/PROSPECTUS SUMMARY

This joint proxy statement/prospectus is furnished in connection with the solicitation by the Board of Directors of Aaron’s, Inc., which we refer to as “we,” “our,” “us,” “Aaron’s” or the “Company,” of proxies for use at the 2020 Annual Meeting of Shareholders, including any adjournment or postponement thereof, which we refer to as the “Annual Meeting.” This summary highlights certain material information relating to the Annual Meeting contained elsewhere in this joint proxy statement/prospectus, but does not contain all of the information you should consider prior to casting your vote. As a result, you should read this entire joint proxy statement/prospectus carefully before voting. We anticipate that this joint proxy statement/prospectus and our 2020 Annual Report to Shareholders will first be made available to our shareholders, on or about [●], 2020.

2020 Annual Meeting of Shareholders

Date and Time	June 18, 2020, at 9:00 a.m., local time

Place	King & Spalding LLP
17th Floor
1180 Peachtree Street NE
Atlanta, Georgia 30309

Record Date	May 4, 2020

Voting	Shareholders as of the record date are entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on at the Annual Meeting.

Admission	Attendance at the Annual Meeting will be limited to shareholders as of the record date or their authorized representatives.

Matters To Be Considered and Voting Recommendations

Proposal	Board Recommendation
Elect nine directors to serve for a term expiring at the 2021 Annual Meeting of Shareholders	“FOR” each director nominee
Vote on a non-binding advisory resolution approving Aaron’s executive compensation	“FOR”
Ratify the appointment of Ernst & Young LLP as Aaron’s independent registered public accounting firm for 2020	“FOR”
Effect a Holding Company Formation and, in connection therewith, Approve the Agreement and Plan of Merger, by and among Aaron’s, Inc., Aaron’s Holdings Company, Inc. and Aaron’s Merger Sub, Inc.	“FOR”

See “Matters To Be Voted On” beginning on page 10 for more information.

QUESTIONS AND ANSWERS ABOUT VOTING AND THE ANNUAL MEETING

What is the purpose of this joint proxy statement/prospectus?

This joint proxy statement/prospectus provides information regarding matters to be voted on at the Annual Meeting. Additionally, it contains certain information that the SEC requires us to provide annually to our shareholders. This joint proxy statement/prospectus is also used by our Board of Directors, which we refer to as the “Aaron’s Board”, to solicit proxies to be used at the Annual Meeting so that all shareholders of record have an opportunity to vote on the matters to be presented at the Annual Meeting, even if they cannot attend the meeting in person. Our Board of Directors has designated John W. Robinson III, Steven A. Michaels, and Robert W. Kamerschen to vote the shares of common stock represented by proxies at the Annual Meeting.

Who is entitled to vote on the matters discussed in the joint proxy statement/prospectus?

You are entitled to vote if you were a shareholder of record of our common stock as of the close of business on May 4, 2020, the “record date” for the Annual Meeting, including shares of restricted stock issued pursuant to the Aaron’s, Inc. Amended and Restated 2015 Equity and Incentive Plan, which we refer to as “A&R 2015 Plan”, that are still subject to vesting requirements. A list of all shareholders entitled to vote will be available for inspection at the Annual Meeting. Your shares can be voted at the Annual Meeting only if you are present in person or represented by a valid proxy.

What constitutes a quorum for the Annual Meeting?

The holders of a majority of the outstanding shares of our common stock as of the close of business on the record date must be present, either in person or represented by valid proxy, to constitute a quorum necessary to conduct the Annual Meeting. On the record date, 67,571,558 shares of our common stock were issued and outstanding, including shares of restricted stock still subject to vesting requirements entitled to vote at the Annual Meeting. Shares represented by valid proxies received but marked as abstentions, and shares reflecting broker non-votes, will be counted as present at the Annual Meeting for purposes of establishing a quorum.

How many votes am I entitled to for each share of common stock I hold?

Each share of our common stock represented at the Annual Meeting is entitled to one vote for each director nominee with respect to the proposal to elect directors and one vote for each of the other proposals to be voted on. You are not entitled to cumulate votes with respect to the proposal to elect directors.

What proposals will require my vote?

You are being asked to vote on the following proposals:

●	To elect nine directors to serve for a term expiring at the 2021 Annual Meeting of Shareholders.

●	To vote on a non-binding, advisory resolution approving Aaron’s executive compensation.

●	To ratify the appointment of Ernst & Young LLP as Aaron’s independent registered public accounting firm for 2020.

●	To effect a holding company formation and, in connection therewith, approve an Agreement and Plan of Merger, by and among Aaron’s, Aaron’s Holdings Company, Inc. and Aaron’s Merger Sub, Inc.

What vote is required to approve each proposal or elect directors, and how will my vote be counted?

Proposal 1-Election of Directors

Shareholders may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to each of the nominees for director being considered pursuant to Proposal 1. Assuming a quorum is present, a nominee will be elected upon the affirmative vote of a majority of the total votes cast at the Annual Meeting, which means that the number of votes cast in favor of a nominee’s election exceeds the number of votes cast against that nominee’s election. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote with respect to this proposal.

If an incumbent director fails to receive a majority of the votes cast, the incumbent director will promptly tender his or her resignation to our Board of Directors which can then choose to accept it, reject it, or take other action our Board of Directors deems appropriate.

Proposal 2-Advisory Vote on Executive Compensation

Shareholders may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the non-binding, advisory resolution approving our executive compensation. Assuming a quorum is present, the resolution approving our executive compensation will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the resolution exceed the votes cast against the resolution. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote with respect to this proposal.

Proposal 3-Ratification of the Appointment of the Independent Registered Public Accounting Firm

Shareholders may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the proposal to appoint EY as Aaron’s independent registered public accounting firm for 2020. Assuming a quorum is present, the proposal to ratify the appointment of our independent registered public accounting firm for 2020 will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the proposal exceed the votes cast against the proposal. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote with respect to this proposal.

Proposal 4- Effect the Holding Company Formation and Approve the Agreement and Plan of Merger, by and among Aaron’s, Aaron’s Holdings Company, Inc. and Aaron’s Merger Sub, Inc.

Shareholders may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the proposal to effect a holding company formation and, in connection therewith, approve an Agreement and Plan of Merger, which we refer to as the “holding company formation proposal”, by and among Aaron’s, Aaron’s Holdings Company, Inc., which we refer to as “HoldCo”, and Aaron’s Merger Sub, Inc., which we refer to as “Merger Sub.” Assuming a quorum is present, the proposal to effect a holding company formation and, in connection therewith, approve an Agreement and Plan of Merger, by and among Aaron’s, HoldCo and Merger Sub will be approved if at least a majority of all outstanding shares of Aaron’s common stock vote in favor of the proposal. If you abstain or otherwise do not vote on the proposal, or if you hold your shares in “street name” and do not provide instructions to your broker, it will have the same effect as a vote AGAINST this proposal.

How does our Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote:

●	“FOR” the election of each of the nine director nominees named in this joint proxy statement/prospectus to serve for a term expiring at the 2021 Annual Meeting of Shareholders (Proposal 1).

●	“FOR” approval of a non-binding, advisory resolution approving Aaron’s executive compensation (Proposal 2).

●	“FOR” the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2020 (Proposal 3).

●	“FOR” the proposal to effect a holding company formation and, in connection therewith, approve an Agreement and Plan of Merger, by and among, Aaron’s, HoldCo and Merger Sub (Proposal 4).

How do I vote?

If you are a shareholder of record, then you have four voting options. You may vote:

●	Over the Internet, at the website listed on the enclosed proxy card. If you vote via the Internet, do not return your proxy card.

●	By telephone using the telephone number listed on the enclosed proxy card. If you vote by telephone, do not return your proxy card.

●	By completing, signing, dating and returning a written proxy card. To vote by using a written proxy card, mark your selections on the proxy card, date the proxy card and sign your name exactly as it appears on your proxy card, and return your proxy card by mail in the pre-addressed, postage-paid envelope which will be included with the written proxy card.

●	By attending the Annual Meeting and voting in person.

We encourage you to vote your shares as soon as possible by proxy even if you plan to attend the Annual Meeting to ensure your shares are voted even if you later find you are unable to attend the Annual Meeting. Voting by telephone or over the Internet should be accomplished prior to June 17, 2020 at 11:59 p.m., Eastern Time, to ensure your vote is counted. Proxy cards from shareholders who requested a written proxy card will be accepted when received up through the closing of the polls at the Annual Meeting.

If you are a registered holder and you vote your proxy by telephone or over the Internet, or if you complete, sign, date, and return a written proxy card, and no direction is specified as to any matter to be acted upon, the shares represented by your proxy will be voted “FOR” proposals 1, 2, 3 and 4 in this joint proxy statement/prospectus, and in accordance with the proxy holder’s best judgment as to any other business that may properly come before the Annual Meeting.

If you are a beneficial holder, then please refer to the instructions provided by your broker, bank, or other nominee regarding how to vote.

What is the difference between a shareholder of record and a beneficial holder of shares?

If your shares of our common stock are registered directly in your name with our transfer agent, Computershare, Inc., then you are considered a “shareholder of record” with respect to those shares. In this case, this joint proxy statement/prospectus, the notice of Annual Meeting and the proxy card have been sent directly to you by us.

If your shares are held in “street name” through a broker, bank, or other nominee, then you are considered the “beneficial holder” of the shares held for you. Beneficial holders of shares should refer to the instructions provided by their broker, bank, or other nominee regarding how to vote their shares or to revoke previous voting instructions. The availability of Internet and telephone voting depends on the voting processes of the broker, bank, or other nominee. As the beneficial holder, you have the right to direct your broker, bank, or other nominee how to vote your shares. Beneficial holders may vote in person only if they have a legal proxy to vote their shares from their broker, bank, or other nominee.

I am a beneficial holder. How are my shares voted if I do not return voting instructions?

Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Under the rules of the NYSE, brokerage firms have the authority to vote shares on certain routine matters for which their customers do not provide voting instructions by the tenth day before the Annual Meeting. The proposal to ratify the appointment of EY as our independent registered public accounting firm for 2020 is considered a routine matter.

The election of directors, the non-binding, advisory resolution to approve our executive compensation and the proposal to approve the holding company formation are not considered routine matters under the rules of the NYSE. If a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial holder of the shares with respect to that proposal, then the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” In tabulating the voting result for any particular proposal (other than the holding company formation proposal), shares that are subject to broker non-votes with respect to that proposal will not be considered votes either for or against the proposal, but will be counted as present for determining whether or not a quorum exists. In tabulating the voting result for the holding company formation proposal, shares that are subject to broker non-votes with respect to the holding company formation proposal will have the same effect as a vote AGAINST the holding company formation proposal. It is very important that you provide voting instructions to your brokerage firm if you want your shares to be voted at the Annual Meeting on a non-routine matter.

Can I change my mind after I vote?

If you vote by proxy, then you can revoke that proxy at any time before it is voted at the Annual Meeting by giving written notice to the Corporate Secretary of the Company or though one of the following three methods:

●	Vote again using the Internet or by telephone prior to the Annual Meeting.

●	Sign another proxy card with a later date and return it to us prior to the Annual Meeting.

●	Attend the Annual Meeting in person and vote in person.

If you hold your shares in “street name” as a beneficial holder, your bank, broker or other nominee should provide you with instructions on how you may instruct it to vote on your behalf and how you may revoke any voting instructions given.

How will a proposal or other matter that was not included in this joint proxy statement/prospectus be handled for voting purposes if it is raised at the Annual Meeting?

If any matter that is not described in this joint proxy statement/prospectus should properly come before the Annual Meeting, then John W. Robinson III, Steven A. Michaels, and Robert W. Kamerschen, or any one of them, as proxies will vote the shares represented by valid proxies in accordance with their best judgment. For any other matter that may be properly presented at the Annual Meeting but which is not described in this joint proxy statement/ prospectus, assuming a quorum is present, the matter will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the matter exceed the votes cast against the matter, unless a greater vote is required by law or by our charter. At the time this joint proxy statement/ prospectus was printed, management was unaware of any other matters that might be presented for shareholder action at the Annual Meeting.

Who will tabulate and certify the vote?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the vote, act as the independent inspector of elections for the Annual Meeting, and certify the final vote on all matters considered at the Annual Meeting.

How can I request a written set of proxy materials, including a proxy card, or an additional set of proxy materials for the Annual Meeting?

All shareholders have the ability to access this joint proxy statement/prospectus, the accompanying Notice of Annual Meeting of Shareholders, a written proxy card and the Annual Report by (i) accessing the materials at www.proxyvote.com or the Investor Relations section of our website located at aarons.com or (ii) requesting a printed set of these materials from us at no charge. To request a printed copy of these materials, please write to us at our principal executive offices located at 400 Galleria Parkway, S.E., Suite 300, Atlanta, Georgia 30339, Attn. Corporate Secretary.

What happens if I abstain from voting?

Abstentions with respect to a proposal are counted for purposes of establishing a quorum. If a quorum is present, then abstentions will have no impact on the outcome of the vote with respect to any of the proposals (other than the holding company formation proposal) described in this joint proxy statement/prospectus for consideration at the Annual Meeting. If you abstain or otherwise do not vote on the holding company formation proposal, or if you hold your shares in “street name” and do not provide instructions to your broker, it will have the same effect as a vote AGAINST the holding company formation proposal.

What do I need to do if I want to attend the Annual Meeting?

Only shareholders, our Board of Directors, board nominees, management of the Company and management’s invited guests are permitted to attend the Annual Meeting. If you are a shareholder of record and wish to attend the Annual Meeting, you must provide valid picture identification, such as a driver’s license or passport, showing a name that matches a name on the Company’s list of record shareholders as of May 4, 2020 to be admitted to the Annual Meeting. If you hold your shares through a bank, broker, or other nominee, more commonly known as holding shares in “street name,” and desire to vote at the Annual Meeting, you must inform your bank, broker, or other nominee and request a “legal” proxy from the bank, broker, or nominee. You will need to bring the legal proxy to the Annual Meeting along with valid picture identification. If you do not have a legal proxy, you will not be able to vote at the Annual Meeting. You are, however, still welcome to attend the Annual Meeting, but you must bring your most recent brokerage account statement showing that you owned Aaron’s common stock as of the record date along with valid picture identification to be admitted to the Annual Meeting. You are advised that if you own shares in street name and obtain a legal proxy, any proxy you have previously executed will be revoked, and your vote will not be counted unless you appear at the Annual Meeting and vote in person or legally appoint another proxy to vote on your behalf.

How are proxies solicited and what is the cost?

We bear all expenses incurred in connection with the solicitation of proxies. We have engaged Innisfree to assist with the solicitation of proxies for a fee estimated to be up to $25,000 for the initial solicitation services, plus reimbursement of out-of-pocket expenses.

In addition to solicitation by mail and the Internet, certain officers, directors, and employees of the Company may solicit proxies by telephone, email, facsimile, or in person, although no additional compensation will be paid for such solicitation. The Company may also request banks, brokers, and other nominees to solicit their customers who have a beneficial interest in our common stock registered in their names and will reimburse such banks, brokers, and other nominees for their reasonable out-of-pocket expenses.

What are the Compensation Committee’s views on executive compensation for the year ended December 31, 2019?

The Compensation Committee of our Board of Directors designed our executive compensation program to retain key executives and motivate them to foster a culture of engagement and performance. Our executive compensation program is also structured so that a meaningful percentage of compensation is tied to the achievement of challenging levels of corporate and personal performance objectives. We believe this design will enable us to meet the operational, financial and strategic objectives established by our Board of Directors. Each of our named executive officers identified in the “Compensation Discussion and Analysis” section of this joint proxy statement/ prospectus, which we refer to as our “named executive officers” or “NEOs”, generally has a greater portion of their total direct compensation that is variable and performance-based than do other employees. This is consistent with our philosophy that incentive compensation opportunities linked to performance -including financial, operating and stock price performance - should increase as overall responsibility increases.

We accomplished key objectives during 2019, which we believe significantly improve our long-term prospects for growth. Despite some challenges we faced during the year, the Compensation Committee was pleased with management’s achievements and our performance for the year ended December 31, 2019, particularly the following:

●	We reported record revenues of $3.9 billion in 2019 compared to $3.8 billion in 2018, driven by strong growth in our Progressive Leasing segment.

●	Consolidated earnings before income taxes, which we refer to as “EBIT”, decreased to $92.8 million compared to $252.2 million in 2018. The decrease in earnings before income taxes is primarily due to $179.3 million in regulatory charges and legal expenses incurred related to Progressive Leasing’s tentative settlement of the FTC matter discussed in Note 10 to the consolidated financial statements found in our Annual Report on Form 10-K for the year ended December 31, 2019.

●	Progressive Leasing achieved record revenues of $2.1 billion in 2019, an increase of 6.5% over 2018. Calculated on a basis consistent with the January 2019 adoption of ASC 842, Leases (see the “Use of Non-GAAP Financial Information” in our Form 8-K filed with the SEC on February 20, 2020), Progressive Leasing revenues increased 20.2% over 2018. Progressive Leasing’s revenue growth is due to a 22.3% increase in total invoice volume, which was generated through an increase in invoice volume per active door.

●	Aaron’s Business revenue growth was nearly flat, reporting revenues of $1.8 billion in 2019 and 2018. Key factors impacting revenue trends year-over-year include the net reduction of 145 Company-operated stores during 2019 as well as the acquisitions of various franchisees in 2018. Same store revenues were flat in 2019 compared to 2018.

●	We generated cash from operating activities of $317.2 million in 2019 and had $57.8 million in cash and $386.2 million available on our revolving credit facility as of December 31, 2019.

●	We returned $78.7 million to our shareholders in 2019 through the repurchase of 1.2 million shares and the payment of our quarterly cash dividends, which we have paid for 32 consecutive years.

●	Progressive Leasing added new national retail partner locations during 2019, which also contributed to the strong revenue growth.

●	We continue to invest in various Aaron’s Business transformation initiatives such as generating customer demand and driving sales conversion rates through enhanced customer insights, direct response marketing and increased investment in e-commerce. We also continue to execute on various Aaron’s Business store optimization and real estate initiatives, including strategic store consolidations and the continued roll out of our next generation store concepts to adapt to our changing competitive environment.

See “Compensation Discussion and Analysis” beginning on page 42 for more information.

Based on 2019 performance, what incentive awards has the Compensation Committee approved for our named executive officers?

Based on our 2019 performance, the Compensation Committee approved the following incentive awards for our named executive officers:

●	Messrs. John W. Robinson III and Steven A. Michaels earned annual cash incentive awards of 96.8% of target based on Company-wide financial performance and the achievement of compliance-related goals. Mr. Douglas A. Lindsay earned an annual cash incentive award of 90.5% of target based on Aaron’s Business results for financial performance and compliance-related goals. Messrs. Ryan K. Woodley and Curtis L. Doman earned annual cash incentive awards of 97.5% of target, based on Progressive’s results for financial performance and compliance-related goals.

●	Our named executive officers also earned awards under the performance share component of our 2019 long-term incentive program. This component represents 50% of the annual grant value made under our 2019 long-term incentive program to our NEOs. Messrs. Robinson and Michaels earned awards at 89.1% of target, based on the Company’s overall performance. Mr. Lindsay earned awards at 78.1% of target, based on the financial performance of our Aaron’s Business and the Company as a whole. Messrs. Woodley and Doman earned awards at 87.9% of target based on the financial performance of Progressive and the Company as a whole. As of the May 4, 2020 record date, the value realized from these awards was lower than the corresponding grant date target values in light of the subsequent decline in our stock price. Further, for the stock options and time-based restricted stock awards that comprise the remainder of the annual grant for our named executive officers, our stock price decline as of May 4, 2020 resulted in award values that were also lower than the grant date award values.

See “Compensation Discussion and Analysis” beginning on page 42 for more information.

SUMMARY OF THE HOLDING COMPANY FORMATION PROPOSAL

The following summary highlights selected information regarding the holding company formation proposal, including the merger agreement and related transactions, which are described in greater detail elsewhere in this joint proxy statement/prospectus. It may not contain all of the information that may be important to you. To better understand the holding company formation proposal, and for a more complete description of the terms of the merger agreement and the related transactions, you should read this entire document carefully, including the appendices, and the additional documents to which we refer you. You can find information with respect to these additional documents under the caption “Where You Can Find More Information” beginning on page 81.

Aaron’s, HoldCo and Merger Sub

Aaron’s is a leading omnichannel provider of lease-purchase solutions primarily to an underserved, credit-challenged segment of the population. Through multiple business segments, the Company primarily provides consumers with lease-purchase solutions for the products they need and want including furniture, appliances, electronics, jewelry and a variety of other products. The Company provides flexible options to help customers towards ownership, including early buyout options, low up-front payments and flexible payment options. Aaron’s, Inc. conducts its business through three operating segments. Progressive Leasing, a virtual lease-to-own company, provides lease-purchase solutions through approximately 25,000 retail locations, owned and operated by other companies, in 46 states and the District of Columbia, including e-commerce merchants. The Aaron’s Business segment engages in the sales and lease ownership and specialty retailing of furniture, home appliances, consumer electronics and accessories through its approximately 1,500 company-operated and franchised stores in 47 states, Canada and Puerto Rico, as well as its e-commerce platform, Aarons.com. Dent-A-Med, Inc., d/b/a the HELPcard®, which we refer to as “DAMI”, provides a variety of second-look credit products that are originated through federally insured banks. As part of a rebranding effort DAMI merged into a newly created wholly-owned subsidiary of the Company, Vive Financial, LLC, which we refer to as “Vive”, and began operating under the Vive name effective January 1, 2020.

HoldCo was formed as a wholly owned subsidiary of Aaron’s in order to implement the holding company formation. Prior to the holding company formation, HoldCo will have no assets or operations other than those incident to its formation. After the holding company formation, Aaron’s will be a wholly owned subsidiary of HoldCo, and the current shareholders of Aaron’s will become shareholders of HoldCo.

Merger Sub was formed as a wholly owned subsidiary of HoldCo in order to implement the holding company formation. Prior to the holding company formation, Merger Sub will have no assets or operations other than those incident to its formation. In connection with the holding company formation, Merger Sub will merge with and into Aaron’s with Aaron’s continuing as the surviving entity.

The principal executive offices of Aaron’s, HoldCo and Merger Sub are located at 400 Galleria Parkway, Suite 300, Atlanta, Georgia 30339. Their telephone number is (678) 402-3000. The management and business of Aaron’s will not change as a result of the holding company formation.

What You Will Receive in the Holding Company Formation

In the holding company formation, each outstanding share of Aaron’s common stock will convert into one share of HoldCo common stock. In addition, the outstanding options to purchase shares of Aaron’s common stock, if not exercised before the completion of the holding company formation, will become options to acquire shares of HoldCo common stock.

Conditions to Completion of the Holding Company Formation

The completion of the holding company formation depends on the satisfaction or waiver of a number of conditions, including the following:

●	approval of the holding company formation proposal by holders of at least a majority of the outstanding shares of Aaron’s common stock;

●	approval for listing on the New York Stock Exchange of the shares of HoldCo common stock to be issued in the holding company formation;

●	effectiveness of the registration statement relating to the shares of HoldCo common stock to be issued in the holding company formation and absence of any stop order suspending such effectiveness;

●	Aaron’s shall have received an opinion from its legal counsel to the effect that (i) holders of Aaron’s Common Stock will not recognize any gain or loss for federal income tax purposes on the exchange of such Aaron’s Common Stock for HoldCo Common Stock and (ii) the holding company formation (including the conversion) will qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”;

●	absence of any law or order that has a material adverse effect on Aaron’s or enjoins or otherwise prohibits the completion of the holding company formation or any pending legal proceeding that seeks one of these results; and

●	receipt of necessary regulatory approvals and licenses and any required third-party consents.

Termination of the Holding Company Formation

If the Aaron’s Board determines to do so, we may not proceed with the holding company formation even if the Aaron’s shareholders approve the holding company formation proposal.

Markets and Market Prices

HoldCo common stock is not currently traded on any stock exchange. Aaron’s common stock is traded on the New York Stock Exchange under the ticker symbol “AAN.” Upon completion of the holding company formation, we expect HoldCo common stock to trade on the New York Stock Exchange under the same ticker symbol.

On April 9, 2020, the last trading day before the public announcement of the holding company formation, the closing price per share of Aaron’s common stock was $25.24. On [●], 2020, the most recent trading day for which prices were available prior to the mailing of this joint proxy statement/prospectus, the closing price per share of Aaron’s common stock was $[●].

Financial Information

We have not provided financial statements of HoldCo because, prior to the holding company formation, it will have no assets, liabilities or operations other than those incident to its formation. In addition, we have not included complete pro forma financial comparative per share information concerning Aaron’s that gives effect to the holding company formation because, immediately after the completion of the holding company formation, the consolidated financial statements of HoldCo will be substantially the same as Aaron’s financial statements immediately prior to the holding company formation. For more information regarding the documents incorporated by reference into this joint proxy statement/prospectus, including financial information regarding Aaron’s, see “Where You Can Find Additional Information” beginning on page 81.

MATTERS TO BE VOTED ON

Proposal 1-Election of Directors

Our Board of Directors recommends the election of the nominees listed below, each of whom will have a term of office expiring at our 2021 Annual Meeting of Shareholders. Each nominee elected to serve as a director will hold office until the expiration of his or her term and until his or her successor is duly elected and qualified or until his or her earlier resignation, removal from office or death. If, at the time of the Annual Meeting, any of such nominees should be unable to serve, the persons named in the proxy will vote for such substitutes as our Board of Directors recommends. In no event will the proxy be voted for more than nine nominees. Our management has no reason to believe that any nominee for election at the Annual Meeting will be unable to serve if elected.

The following table provides summary information about each nominee, all of whom currently serve on our Board of Directors. All of the nominees listed below have consented to serve as directors if elected.

Nominee	Age	Occupation	Independent	Joined Our Board
Kelly H. Barrett	55	Former Senior Vice President-Home	Yes	May 2019
		Services
		The Home Depot

Kathy T. Betty	64	Former Owner and Chief Executive	Yes	August 2012
		Officer
		Atlanta Dream (WNBA team)

Douglas C. Curling	65	Managing Principal	Yes	January 2016
		New Kent Capital LLC and New Kent
		Consulting LLC

Cynthia N. Day	55	President and Chief Executive Officer	Yes	October 2011
		Citizens Bancshares Corporation and
		Citizens Trust Bank

Curtis L. Doman	47	Chief Innovation Officer	No	August 2015
		Progressive Leasing

Walter G. Ehmer	53	President and Chief Executive Officer	Yes	May 2016
		Waffle House, Inc.

Hubert L. Harris, Jr.	76	Former Chief Executive Officer	Yes	August 2012
		Invesco North America

John W. Robinson III	48	President and Chief Executive Officer	No	November 2014
		Aaron’s, Inc.

Ray M. Robinson	72	Former President for the Southern Region	Yes	November 2002
		Region
		AT&T

Assuming a quorum is present, a nominee will be elected upon the affirmative vote of a majority of the total votes cast at the Annual Meeting, which means that the number of votes cast in favor of a nominee’s election exceeds the number of votes cast against that nominee’s election. If an incumbent director fails to receive a majority of the votes cast, the incumbent director will promptly tender his or her resignation to our Board of Directors. Our Board of Directors can then choose to accept the resignation, reject it or take such other action that our Board of Directors deems appropriate.

Our Board of Directors recommends that you vote “FOR”
the election of each of the nominees above.

Proposal 2-Advisory Vote on Executive Compensation

We provide our shareholders with the annual opportunity to cast an advisory vote on the compensation of our named executive officers. The vote on this proposal represents an additional means by which we obtain feedback from our shareholders about executive compensation. Among other responsibilities, our Compensation Committee sets executive compensation for our named executive officers, which is designed to link pay with performance while enabling us to competitively attract, motivate and retain key executives. The overall objective of our executive compensation program is to encourage and reward the creation of sustainable, long-term shareholder value.

To meet this objective, during 2019, the Compensation Committee’s deliberations regarding how much to pay our named executive officers included, among other performance metrics, (i) objective measurements of business performance, (ii) the accomplishment of strategic, financial and compliance objectives, (iii) the development of management talent, (iv) enhancement of shareholder value and (v) other matters relevant to both the short- and the long-term success of Aaron’s. Our focus on internal financial performance as measured in our annual incentive plans led to solid results for 2019, and we believe has positioned our operations well for the future. Our equity program serves to align the interests of our named executive officers with those of our shareholders.

We encourage our shareholders to read the “Compensation Discussion and Analysis” section of this joint proxy statement/prospectus, which discusses how our compensation policies and programs support our compensation philosophy. Our Board of Directors and the Compensation Committee believe these policies and programs are strongly aligned with the long-term interests of our shareholders.

Accordingly, we ask for shareholder approval of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this joint proxy statement/prospectus, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure, is hereby APPROVED.”

This vote is advisory and therefore not binding on us, our Board of Directors or the Compensation Committee. At last year’s annual meeting of shareholders, over 81% of votes cast were in support of the compensation paid to our named executive officers. Our Board of Directors and the Compensation Committee value the opinions of our shareholders, and the Compensation Committee takes seriously its role in the governance of compensation. The Compensation Committee will consider the result of this year’s vote, as well as other communications from shareholders relating to our compensation practices, and take them into account in future determinations concerning our executive compensation program.

Assuming a quorum is present, the resolution above approving our executive compensation will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the resolution exceed the votes cast against the resolution.

Our Board of Directors recommends that you vote “FOR”
the resolution approving our executive compensation.

Proposal 3-Ratification of the Appointment of the Independent Registered Public Accounting Firm

The Audit Committee of our Board of Directors has appointed Ernst & Young LLP, which we refer to as “EY,” to audit our consolidated financial statements for the year ending December 31, 2020, as well as the effectiveness of our internal controls over financial reporting as of December 31, 2020. A representative of EY will be present at the Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions from shareholders.

We are asking our shareholders to ratify EY’s appointment as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, our Board of Directors is submitting the selection of EY to our shareholders for ratification because we value our shareholders’ views on our independent registered public accounting firm and view the ratification vote as a matter of good corporate practice. In the event that our shareholders fail to ratify the appointment, it is anticipated that no change in our independent registered public accounting firm would be made for fiscal year 2020 because of the difficulty and expense of making any change during the current fiscal year. However, our Board of Directors and the Audit Committee would consider the vote results in connection with the engagement of an independent registered public accounting firm for fiscal year 2021. Even if EY’s appointment is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its shareholders.

Assuming a quorum is present, the proposal to ratify the appointment of our independent registered public accounting firm for 2020 will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the proposal exceed the votes cast against the proposal.

Our Board of Directors recommends that you vote “FOR” the ratification of the appointment of our independent registered public accounting firm for 2020.

Proposal 4-Effect the Holding Company Formation and Approve the Agreement and Plan of Merger, by and among Aaron’s, Inc., Aaron’s Holdings Company, Inc. and Aaron’s Merger Sub, Inc.

This section of the joint proxy statement/prospectus describes the holding company formation proposal. The summary of the material provisions of the merger agreement provided below is qualified in its entirety by reference to the merger agreement, among Aaron’s, HoldCo and Merger Sub, which we have attached as Appendix B to this joint proxy statement/prospectus and which we incorporate by reference into this joint proxy statement/prospectus. You should carefully read the entire joint proxy statement/prospectus and the merger agreement for a more complete understanding of the holding company formation proposal. Your approval of the holding company formation proposal will constitute approval of the holding company formation, the merger agreement, and the articles of incorporation and bylaws of HoldCo.

Reasons for the Holding Company Formation; Recommendation of Our Board

As part of their ongoing evaluation of the Company’s business, the Company’s senior management team, together with the Aaron’s Board, regularly evaluates a range of strategic opportunities. As part of this evaluation, the Company’s senior management team and the Aaron’s Board identified the implementation of a holding company structure as a possible course of action that could facilitate future corporate actions and provide us with greater operational and financing flexibility for the Company’s Progressive Leasing and Aaron’s Business segments. During 2019 and 2020, Aaron’s periodically consulted with its legal and financial advisors to discuss the benefits and considerations associated with the potential implementation of a holding company structure. The Company’s senior management team and its legal and financial advisors also discussed the potential implementation of a holding company structure with the Aaron’s Board during this period.

After deliberation, the Company and the Aaron’s Board determined to approve the holding company formation proposal. The Aaron’s Board considered a number of factors in reaching this conclusion, including the following:

●	The holding company formation will likely increase flexibility in pursuing future corporate actions for each of our Progressive Leasing and Aaron’s Business segments.

●	The holding company formation will likely enhance operational flexibility by aligning distinct structures and resources for our Progressive Leasing and Aaron’s Business segments, as each focuses on serving its specific markets and channels.

●	The holding company formation will likely facilitate greater financing flexibility for our Progressive Leasing and Aaron’s Business segments.

After careful consideration, the Aaron’s Board has unanimously approved the holding company formation, determined that the terms of the holding company formation and merger agreement are advisable and in the best interests of Aaron’s shareholders, and has adopted and approved the related merger agreement.

Our Board of Directors recommends that you vote “FOR”
the holding company formation proposal (including approval of the merger agreement) at the annual meeting.

Holding Company Formation

Aaron’s currently owns all of the issued and outstanding common stock of HoldCo, and HoldCo currently owns all of the common stock of Merger Sub, which newly-created subsidiaries were formed for purposes of completing the holding company formation. Following the approval of the merger agreement by the requisite Aaron’s shareholders and the satisfaction or waiver of the other conditions specified in the merger agreement (which are described below), Merger Sub will merge with and into Aaron’s with Aaron’s continuing as the surviving corporation. This merger will in large part effect the holding company formation. As a result of this merger:

●	Each holder of Aaron’s common stock at the time the merger is effective will become a holder of HoldCo common stock.

●	Aaron’s will become a wholly owned subsidiary of HoldCo.

●	Aaron’s will be the surviving corporation in the merger with Merger Sub.

Copies of the HoldCo’s articles of incorporation and bylaws that will be in effect upon completion of the holding company formation are included as Appendix C and Appendix D, respectively, to this joint proxy statement/prospectus. For more information regarding your rights as a shareholder before and after the holding company formation, see “Description of HoldCo Capital Stock” beginning on page 18.

In all other respects, the management and business of our company will remain the same immediately following the holding company formation and we expect that the current directors of Aaron’s will be the directors of HoldCo following the holding company formation and the current executive officers of Aaron’s will remain the same.

What Aaron’s Shareholders will Receive in the Holding Company Formation

Each share of Aaron’s common stock will convert into one share of HoldCo common stock. You will own the same percentage of shares of HoldCo common stock as you owned of Aaron’s common stock immediately prior to the completion of the holding company formation.

Exchange of Stock Certificates Not Required

Following the completion of the holding company formation, the certificates representing your shares of Aaron’s common stock will represent the same number of shares of HoldCo common stock. You will not be required to exchange your stock certificates as a result of the holding company formation.

Aaron’s Stock Plans, Employee Stock Purchase Plan and Retirement Plan

After the holding company formation, each outstanding option to acquire shares of Aaron’s common stock will become an option to acquire the same number of shares of HoldCo common stock with the same exercise price per share in effect before the holding company formation. Each outstanding restricted stock unit (“RSU”) or restricted stock award, will entitle the holder to receive a share of HoldCo common stock (or its equivalent if the RSU is settled in cash) when the restricted stock vests or the RSU is settled. In addition, each outstanding stock appreciation right, performance share, performance unit or other stock award will entitle the holder to receive a share of HoldCo common stock (or its equivalent if the award is settled in cash) when the award vests or is settled. As of the record date, there were options to purchase 2,084,753 shares of Aaron’s common stock, 89,175 restricted stock units, 774,088 shares to be issued upon settlement of performances shares or performance units assuming maximum achievement of performance goals and 485,494 shares of restricted stock outstanding under the Aaron’s, Inc. 2001 Stock Option and Incentive Award Plan and the Aaron’s Inc. Amended and Restated 2015 Equity and Incentive Award Plan (the “Stock Plans”). Awards of Aaron’s common stock that are converted into awards of HoldCo common stock as a result of the holding company formation will have the same terms and conditions as before the holding company formation.

After the holding company formation, each participant eligible to purchase a share of Aaron’s common stock under Aaron’s, Inc. Employee Stock Purchase Plan (the “ESPP”) will be eligible to purchase one share of HoldCo common stock on the same terms and conditions as before the holding company formation.

Any shares of Aaron’s common stock that remain available for issuance under the Stock Plans or the ESPP after the holding company formation will be converted into the number of shares of HoldCo common stock equal to the number of such shares of Aaron’s common stock.

Each share of Aaron’s common stock held under the Aaron’s, Inc. Employees Retirement Plan (the “Retirement Plan”) before the holding company formation will be converted into a number of shares of HoldCo common stock equal to the number of such shares of Aaron’s common stock after the holding company formation.

In addition, HoldCo will assume and agree to perform all obligations of Aaron’s under its Stock Plans and ESPP as well as the Retirement Plan and the Aarons, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) after the holding company formation. This will allow HoldCo to grant equity awards under the Stock Plans and will permit eligible employees of HoldCo and its affiliates to participate in the ESPP, the Retirement Plan and the Deferred Compensation Plan following the holding company formation. The grants of equity awards under the Stock Plans, the stock purchases under the ESPP and the investment in company stock under the Retirement Plan that occur following the holding company formation will be denominated in HoldCo common stock but otherwise, will be on the same terms and conditions as those that applied before the holding company formation.

Conditions to Holding Company Formation

We will complete the holding company formation only if each of the following conditions is satisfied or waived:

●	approval of the holding company formation proposal by holders of at least a majority of the outstanding shares of Aaron’s common stock;

●	approval for listing on the New York Stock Exchange of the shares of HoldCo common stock to be issued in the holding company formation;

●	effectiveness of the registration statement relating to the shares of HoldCo common stock to be issued in the holding company formation and absence of any stop order suspending such effectiveness;

●	Aaron’s shall have received an opinion from its legal counsel to the effect that (i) holders of Aaron’s Common Stock will not recognize any gain or loss for federal income tax purposes on the exchange of such Aaron’s Common Stock for HoldCo Common Stock and (ii) the holding company formation (including the conversion) will qualify as a tax-free reorganization under the Code;

●	absence of any law or order that has a material adverse effect on Aaron’s or enjoins or otherwise prohibits the completion of the holding company formation or any pending legal proceeding that seeks one of these results; and

●	receipt of necessary regulatory approvals and licenses and any required third party consents.

The merger agreement or the completion of the merger may be deferred or terminated at any time prior to the completion of the holding company formation (even after approval by our shareholders) by the Aaron’s Board.

Completion of the Holding Company Formation

The holding company formation will be completed when we file articles of merger with the Georgia Secretary of State. We currently plan to complete the holding company formation once our shareholders approve the holding company formation and all other conditions to completion of the holding company formation have been satisfied. Nonetheless, we may delay or terminate the holding company formation, even if Aaron’s shareholders approve the holding company formation proposal.

Material U.S. Federal Income Tax Consequences

The following discussion summarizes the material U.S. federal income tax consequences of the holding company formation (which for purposes of the following discussion includes the merger and conversion). This discussion is based upon current provisions of the Code, current and proposed Treasury Regulations, and judicial and administrative decisions and rulings as of the date of this joint proxy statement/prospectus, all of which are subject to change (possibly with retroactive effect) and all of which are subject to differing interpretation. This discussion does not address all aspects of taxation that may be relevant to you in light of your personal investment or tax circumstances, and does not address persons that are subject to special treatment under the U.S. federal income tax laws. In particular, this discussion deals only with shareholders that hold Aaron’s common stock as capital assets within the meaning of the Code. In addition, this discussion does not address the tax treatment of special classes of shareholders, such as banks, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, persons holding Aaron’s common stock as part of a hedging or conversion transaction or as part of a “straddle,” U.S. expatriates, persons subject to the alternative minimum tax, foreign corporations, foreign partnerships, foreign estates or trusts, and persons who are not citizens or residents of the United States. This discussion may not be applicable to holders who acquired Aaron’s common stock pursuant to the exercise of options or warrants or otherwise as compensation. Furthermore, this discussion does not address any state, local or foreign tax considerations.

We urge you to consult your own tax advisors about the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

Our counsel, King & Spalding LLP, is providing an opinion to us, which we refer to as the tax opinion, in connection with the filing of this joint proxy statement/prospectus to the effect that the holding company formation will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The tax opinion will be subject to customary assumptions, qualifications and limitations, and will be based on representations made by us regarding factual matters, and covenants undertaken by Aaron’s and HoldCo. If any assumption or representation is inaccurate, or any covenant is not complied with, the tax consequences of the holding company formation could differ from those described below and in the tax opinion. The tax opinion is not binding on the IRS or the courts and there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to the conclusions set forth in the tax opinion.

As noted and subject to the qualifications above, in the opinion of King & Spalding LLP, the holding company formation will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Accordingly, for U.S. federal income tax purposes:

●	U.S. holders will not recognize any gain or loss on the receipt of HoldCo common stock in exchange for Aaron’s common stock pursuant to the holding company formation;

●	the aggregate tax basis of the HoldCo common stock received in the holding company formation by a U.S. holder will be the same as such holder’s aggregate tax basis in the Aaron’s common stock surrendered in exchange therefor; and

●	the holding period of the HoldCo common stock received by a U.S. holder in connection with the holding company formation will include the holding period of the Aaron’s common stock surrendered in exchange therefor.

If you own at least five percent of Aaron’s common stock (by vote or value) or your tax basis in Aaron’s common stock, immediately prior to the completion of the holding company formation, is $1,000,000 or more, you may be required to attach a statement to your federal income tax return for the taxable year in which the holding company formation is completed that contains information such as your tax basis in the Aaron’s common stock surrendered and the fair market value of such stock.

Anticipated Accounting Treatment

For accounting purposes, the holding company formation will be treated as a transaction between entities under common control, resulting in no change in the carrying amount of Aaron’s existing assets or liabilities. The accounting treatment for such events is similar to the former “pooling of interests method.” Accordingly, the financial position and results of operations of Aaron’s on the same basis as currently presented will be included in the consolidated financial statements of HoldCo.

Listing of HoldCo Common Stock on the New York Stock Exchange; Delisting and Deregistration of Aaron’s Common Stock

A condition to completion of the holding company formation is the approval for listing on the New York Stock Exchange of shares of HoldCo common stock. This includes both shares issuable in the holding company formation and any other shares to be reserved for issuance in connection with the holding company formation. We expect that the HoldCo common stock will trade under the ticker symbol “AAN.” In addition, HoldCo will become a reporting company under the Exchange Act.

Following the holding company formation, Aaron’s common stock will no longer be listed on the New York Stock Exchange and will no longer be registered under the Exchange Act. In addition, Aaron’s will cease to be a reporting company under the Exchange Act.

Interests of Directors and Executive Officers in the Holding Company Formation

Our directors and executive officers own Aaron’s common stock and stock options and/or other stock-based awards that entitle them to acquire Aaron’s common stock, and, to that extent, their interest in the holding company formation is the same as the interest in the holding company formation of our shareholders generally.

As of May 4, 2020, our directors and executive officers beneficially owned shares of our common stock, representing approximately 2.84% of the issued and outstanding shares of common stock as calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934. Each director and executive officer has advised us that she or he plans to vote all of her or his shares of common stock in favor of the holding company formation.

Required Vote

In order to approve the holding company formation proposal, the vote of holders of a majority of the shares of Aaron’s common stock outstanding on the record date is required to approve the agreement and plan of merger. As a result, if a shareholder abstains or otherwise does not vote on the holding company formation proposal, or if a shareholder holds shares in “street name” and does not provide instructions to such shareholder’s broker, it has the same effect as a vote AGAINST the holding company formation proposal.

Statutory Appraisal Rights

Holders of Aaron’s common stock do not have dissenters’ rights under Georgia law as a result of the holding company formation.

DESCRIPTION OF HOLDCO CAPITAL STOCK

HoldCo is incorporated in the State of Georgia, as is Aaron’s. Upon completion of the holding company formation proposal, the rights of shareholders of HoldCo will generally be governed by Georgia law and HoldCo’s articles of incorporation and bylaws, which will be the same in all material respects as those of Aaron’s. Therefore, your rights as a HoldCo shareholder will be substantially the same as your rights as an Aaron’s shareholder.

The following summary highlights selected information regarding HoldCo’s capital stock. It may not contain all of the information that may be important to you. This summary is qualified by reference to, Georgia law, including the Georgia Business Corporation Code, and HoldCo’s articles of incorporation and bylaws, which are attached as Appendices C and D, respectively, to this joint proxy statement/prospectus.

Capitalization

Upon completion of the holding company formation proposal, the authorized capital stock of HoldCo will consist of 225 million shares of common stock, par value $0.50 per share, and 1 million shares of preferred stock, par value $1.00 per share. All of the shares issued and outstanding upon completion of the holding company formation will be fully paid and nonassessable. Upon completion of the holding company formation, the number of shares of HoldCo common stock that will be outstanding will be the same number of shares of Aaron’s common stock outstanding immediately prior to the holding company formation.

Common Stock

Voting Rights. Holders of HoldCo common stock will be entitled to one vote per share, and, in general, a majority of issued and outstanding shares of HoldCo common stock will be sufficient to authorize action upon all matters submitted for a vote. Directors will be elected by a majority of the votes cast at the annual meeting of the shareholders, and shareholders of HoldCo will not have the right to cumulate their votes in the election of directors. This means that the holders of a majority of the votes represented by the common stock can elect all of the directors then standing for election.

Dividends. Holders of outstanding shares of HoldCo common stock will be entitled to receive dividends and other distributions legally available therefor in amounts as the HoldCo board of directors may determine from time to time, subject to preferential dividend rights of any outstanding preferred stock. Funds for HoldCo dividends generally will be provided through dividends and distributions from its subsidiaries, including Aaron’s. All shares of HoldCo common stock will be entitled to participate ratably with respect to dividends or other distributions.

Preemptive Rights. Holders of HoldCo common stock will not have any preemptive, subscription, redemption or conversion rights and are not entitled to the benefit of any sinking fund.

Liquidation. In the event of the liquidation, dissolution or winding up of HoldCo, the holders of HoldCo common stock will be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of HoldCo available for distribution, subject to the prior rights of preferred stock, if any, outstanding.

Transfer Agent and Registrar. The transfer agent and registrar for the HoldCo common stock is Computershare, Inc., which is also the transfer agent for the Aaron’s common stock.

Preferred Stock

Aaron’s does not have any preferred stock outstanding and HoldCo will not issue any preferred stock in connection with the holding company formation. Nonetheless, HoldCo will be authorized to issue preferred stock in the future.

Anti-Takeover Effects of HoldCo’s Articles of Incorporation and Bylaws

Upon completion of the holding company formation proposal, HoldCo’s articles of incorporation and bylaws will contain provisions that could delay or make more difficult the acquisition of control of us through a hostile tender offer, open market purchases, proxy contest, merger or other takeover attempt that a shareholder might consider in his or her best interest, including those attempts that might result in a premium over the market price of our common stock.

Authorized but Unissued Capital. HoldCo will have an aggregate of 225 million authorized shares of common stock and 1 million authorized shares of preferred stock. One of the consequences of HoldCo’s authorized but unissued common stock and undesignated preferred stock may be to enable HoldCo’s board of directors to make more difficult or to discourage an attempt to obtain control of HoldCo. If, in the exercise of its fiduciary obligations, HoldCo’s board of directors determined that a takeover proposal was not in HoldCo best interest, HoldCo’s board of directors could authorize the issuance of those shares without shareholder approval, subject to limits imposed by the New York Stock Exchange. The shares could be issued in one or more transactions that might prevent or make the completion of a proposed change of control transaction more difficult or costly by, among other things:

●	diluting the voting or other rights of the proposed acquiror or insurgent shareholder group;

●	creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board; or

●	effecting an acquisition that might complicate or preclude the takeover.

In this regard, HoldCo’s articles of incorporation will grant the board of directors broad power to establish the rights and preferences of the authorized and unissued preferred stock. HoldCo’s board of directors could therefore establish one or more series of preferred stock that entitle holders to:

●	vote separately as a class on any proposed merger or consolidation;

●	cast a proportionately larger vote together with our common stock on any transaction or for all purposes;

●	elect directors having terms of office or voting rights greater than those of other directors;

●	convert preferred stock into a greater number of shares of our common stock or other securities;

●	demand redemption at a specified price under prescribed circumstances related to a change of control of us; or

●	exercise other rights designed to impede a takeover.

Shareholder Action by Written Consent; Special Meetings of Shareholders. HoldCo’s bylaws will provide that any action permitted to be taken by shareholders at any annual or special meeting may be taken without a meeting by written consent if all HoldCo’s shareholders consent thereto in writing. Special meetings of HoldCo’s shareholders may only be called by the chief executive officer or secretary (i) when directed by the chairman of our board of directors or by a majority of our entire board of directors, or (ii) upon the demand of shareholders representing at least 25% of all votes entitled to be cast on each issue to be considered at the proposed special meeting of shareholders.

Election and Removal of Directors. HoldCo’s bylaws will provide that the number of directors shall be at least 3, but may be increased and fixed from time to time by resolution of the board of directors. However, no decrease in the size of the board of directors will shorten the term of any incumbent director.

HoldCo’s bylaws will also provide that a director may be removed by the shareholders only for cause and only by the affirmative vote of at least a majority of the issued and outstanding capital stock entitled to vote for the election of directors.

Finally, HoldCo’s bylaws will provide that vacancies, including vacancies resulting from an increase in the number of directors or from removal of a director, may be filled by a majority vote of the remaining directors then in office, even if less than a quorum or a sole remaining director.

Advance Notice Procedure for Director Nomination and Shareholder Proposals. HoldCo’s bylaws will provide the manner in which shareholders may give notice of director nominations and other business to be brought before an annual meeting. In general, to bring a matter before an annual meeting, other than a proposal being presented in accordance with the provisions of Rule 14a-8 under the Exchange Act, a shareholder will need to provide notice of the proposed matter in writing not less than 90 and not more than 120 days prior to the meeting and satisfy the other requirements in our bylaws. To nominate a candidate for election as a director, a shareholder will need to provide notice of the proposed nomination in writing not less than 60 or more than 120 days prior to the first anniversary of the prior year’s annual meeting. If the annual meeting is more than 30 days before or more than 70 days after the first anniversary of the prior year’s annual meeting, a shareholder will instead need to provide notice of a proposed nomination in writing no more than 120 days prior to such annual meeting and no less than 60 days prior to the annual meeting or the 10th day following the public announcement of when the meeting will be held. Any notice to nominate a candidate for election as a director will also need to satisfy all other requirements specified in our bylaws.

Amendments of HoldCo’s Articles of Incorporation and Bylaws. Amendments to HoldCo’s articles of incorporation will generally need to be approved by the board of directors and by a majority of the outstanding stock entitled to vote on the amendment, and, if applicable, by a majority of the outstanding stock of each class or series entitled to vote on the amendment as a class or series. HoldCo’s bylaws will provide that the bylaws may be amended by a majority vote of the board of directors. HoldCo’s bylaws will also provide that any bylaws adopted by the board of directors may be amended, and new bylaws may be adopted, by the HoldCo’s shareholders by majority vote of all of the shares having voting power.

Georgia Anti-Takeover Statutes

The Georgia Business Corporation Code restricts certain business combinations with “interested shareholders” and contains fair price requirements applicable to certain mergers with certain interested shareholders that are summarized below. The restrictions imposed by these statutes will not apply to a corporation unless it elects to be governed by these statutes. HoldCo will not elect to be covered by these restrictions, but, although we have no present intention to do so, we could elect to do so in the future.

The Georgia Business Corporation Code regulates business combinations such as mergers, consolidations, share exchanges and asset purchases where the acquired business has at least 100 shareholders residing in Georgia and has its principal office in Georgia, and where the acquiror became an interested shareholder of the corporation, unless either:

●	the transaction resulting in such acquiror becoming an interested shareholder or the business combination received the approval of the corporation’s board of directors prior to the date on which the acquiror became an interested shareholder;

●	the acquiror became the owner of at least 90% of the outstanding voting stock of the corporation, excluding shares held by directors, officers and affiliates of the corporation and shares held by certain other persons, in the same transaction in which the acquiror became an interested shareholder; or

●	the acquiror became the owner of at least 90% of the outstanding voting stock of the corporation, excluding shares held by directors, officers and affiliates of the corporation and shares held by certain other persons, subsequent to the transaction in which the acquiror became an interested shareholder, and the business combination is approved by a majority of the shares entitled to vote, exclusive of shares owned by the interested shareholder, directors and officers of the corporation, certain affiliates of the corporation and the interested shareholder and certain employee stock plans.

For purposes of this statute, an interested shareholder generally is any person who directly or indirectly, alone or in concert with others, beneficially owns or controls 10% or more of the voting power of the outstanding voting shares of the corporation. The statute prohibits business combinations with an unapproved interested shareholder for a period of five years after the date on which such person became an interested shareholder.

The statute restricting business combinations is broad in its scope and is designed to inhibit unfriendly acquisitions.

The Georgia Business Corporation Code also prohibits certain business combinations between a Georgia corporation and an interested shareholder unless:

●	certain “fair price” criteria are satisfied;

●	the business combination is unanimously approved by the continuing directors;

●	the business combination is recommended by at least two-thirds of the continuing directors and approved by a majority of the votes entitled to be cast by holders of voting shares, other than voting shares beneficially owned by the interested shareholder; or

●	the interested shareholder has been such for at least three years and has not increased his ownership position in such three-year period by more than one percent in any 12-month period.

The fair price statute is designed to inhibit unfriendly acquisitions that do not satisfy the specified “fair price” requirements.

Limitation of Liability of Directors

Upon completion of the holding company formation proposal, HoldCo’s articles of incorporation will provide that none of HoldCo’s directors will be personally liable to HoldCo or its shareholders for monetary damages resulting from a breach of the duty of care or any other duty owed to us as a director to the fullest extent permitted by Georgia law. HoldCo’s bylaws will require HoldCo to indemnify any person to the fullest extent permitted by law for any liability and expense resulting from any threatened, pending or completed legal action, suit or proceeding resulting from the fact that such person is or was a director or officer of HoldCo, including service at HoldCo’s request as a director, officer partner, trustee, employee, administrator or agent of another entity. HoldCo’s directors and officers will also be insured against losses arising from any claim against them in connection with their service as directors and officers for wrongful acts or omissions, subject to certain limitations.

QUESTIONS AND ANSWERS ABOUT THE HOLDING COMPANY FORMATION PROPOSAL

The following questions and answers are intended to address briefly some commonly asked questions regarding the holding company formation proposal. These questions and answers do not address all questions that may be important to you as an Aaron’s shareholder. Please refer to “Proposal 4 - Effect the Holding Company Formation and Approve the Agreement and Plan of Merger, by and among Aaron’s, Inc., Aaron’s Holdings Company, Inc. and Aaron’s Merger Sub, Inc.” beginning on page 13 and the more detailed information contained elsewhere in this joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus, which you should read carefully.

Q: What is the holding company formation proposal?

A: We are asking you to approve the formation of a new Georgia holding company. In the holding company formation, Aaron’s, which is a Georgia corporation, will become a wholly owned subsidiary of HoldCo, which is also a Georgia corporation. The holding company formation will be effected by merging Aaron’s with a subsidiary of HoldCo. In the merger, the current shareholders of Aaron’s will become shareholders of HoldCo, with the same number of shares of HoldCo as they held of Aaron’s prior to the holding company formation. Following the merger, in connection with the holding company formation, Aaron’s will convert to a limited liability company, which we refer to as the “conversion”. The merger agreement, which sets forth the plan of merger and conversion, is attached as Appendix B to this joint proxy statement/prospectus. You are encouraged to read the merger agreement carefully.

Q: Why are shareholders of the Company being asked to vote on the holding company formation proposal?

A: Aaron’s is incorporated in Georgia. Unlike the corporate law of other jurisdictions, such as Delaware, which generally do not require a vote by shareholders to implement a holding company structure, Georgia law requires Aaron’s shareholders to vote on this transaction. Under the Georgia Business Corporation Code, Aaron’s shareholders are required to vote on the holding company formation proposal, even though Aaron’s shareholders will receive an identical number of shares with the same rights in HoldCo relative to their share ownership in Aaron’s prior to completion of the holding company formation.

Q: Why is Aaron’s proposing the holding company formation?

A: We are proposing the holding company formation because we believe it will:

●	Increase our flexibility in pursuing future corporate actions for each of our Progressive Leasing and Aaron’s Business segments.

●	Enhance operational flexibility by aligning distinct structures and resources for our Progressive Leasing and Aaron’s Business segments, as each focuses on serving its specific markets and channels.

●	Provide greater financing flexibility for our Progressive Leasing and Aaron’s Business segments.

Q: Will the management or the business of the company change as a result of the holding company formation?

A: No. The management and business of our company will remain the same immediately following the holding company formation. We expect that the directors and executive officers of Aaron’s will also serve in the same capacities for HoldCo, including their capacities as members of board committees.

Q: What will happen to my stock as a result of the holding company formation?

A: In the holding company formation, each share of common stock of Aaron’s will convert into one share of common stock of HoldCo. As a result, you will become a shareholder of HoldCo and will own the same number and the same percentage of shares of HoldCo common stock that you now own of Aaron’s common stock. We expect that HoldCo common stock will be listed on the New York Stock Exchange under the symbol “AAN,” the same ticker symbol currently used for Aaron’s common stock.

Q: Will my rights as a HoldCo shareholder be different from my rights as an Aaron’s shareholder?

A: No. HoldCo is a Georgia corporation, as is Aaron’s. The articles of incorporation and bylaws of HoldCo are the same in all material respects as those for Aaron’s. For more information, see “Description of HoldCo Capital Stock” beginning on page 18.

Q: Will I have to turn in my stock certificates?

A: No. We will not require you to exchange your stock certificates as a result of the holding company formation. After the holding company formation, each certificate currently representing your shares of Aaron’s common stock will be deemed for all purposes to evidence the same number of shares of HoldCo common stock.

Q: Will the CUSIP number for my common stock change as a result of the holding company formation?

A: Yes. Following the holding company formation, the CUSIP number for your shares of HoldCo common stock will be 00258R 109.

Q: Does the holding company formation affect my federal income taxes?

A: The proposed holding company formation (including the conversion) will be a tax-free transaction under federal income tax laws. We expect that you will not recognize any gain or loss for federal income tax purposes upon your receipt of HoldCo common stock in exchange for your shares of Aaron’s common stock in the holding company formation. The tax consequences to you will depend on your own situation. We urge you to consult your own tax advisors concerning the specific tax consequences of the holding company formation to you, including any foreign, state, or local tax consequences of the holding company formation. For further information, see “The Holding Company Formation Proposal—Material U.S. Federal Income Tax Consequences.”

Q: How will the holding company formation be treated for accounting purposes?

A: For accounting purposes, the holding company formation will be treated as a transaction between entities under common control, resulting in no change in the carrying amount of Aaron’s existing assets or liabilities. Accordingly, the financial position and results of operations of Aaron’s on the same basis as currently presented will be included in the consolidated financial statements of HoldCo.

Q: Do Aaron's directors and executive officers have any interests in the holding company formation that may be different from, or in addition to, the interests of Aaron's shareholders generally?

A: Our directors and executive officers do not have any material interests in the holding company formation that differ from those of Aaron's shareholders generally. Our directors and executive officers own Aaron's common stock and other stock-based awards that entitle them to acquire Aaron's common stock, and, to that extent, their interests in the holding company formation is the same as the interests our shareholders generally in the transaction. If the holding company formation is completed, the Aaron's common stock owned by our directors and executive officers will be converted into an equal number of shares of HoldCo common stock, and the other stock-based awards that entitle our directors and executive officers to acquire Aaron's common stock will be converted into the right to acquire common stock of HoldCo on the same terms as conditions underlying such awards prior to the completion of the holding company formation. Moreover, completion of the holding company formation will not result in our directors or executive officers receiving any increased compensation or other benefits under the terms of our Executive Severance Pay Plan or our severance and change of control agreements with any of our directors and executive officers because the holding company formation will not result in a “change in control” under such plan and agreements.

Q: What vote is required to approve the holding company formation proposal?

A: In order to approve the holding company formation proposal, holders of at least a majority of all outstanding shares of Aaron’s common stock must vote in favor of the proposal. If you abstain or otherwise do not vote on the holding company formation proposal, or if you hold your shares in “street name” and do not provide instructions to your broker, it will have the same effect as a vote AGAINST the holding company formation proposal.

Q: If the shareholders approve the holding company formation, when will it occur?

A: The holding company formation will be completed when we file articles of merger with the Georgia Secretary of State. We currently plan to complete the holding company formation promptly following satisfaction of conditions to the holding company formation, including shareholder approval, or at such later time as Aaron’s determines.

However, we may choose not to complete the holding company formation, even if Aaron’s shareholders approve the holding company formation proposal. See “Risk Factors — The holding company formation may not be completed, even with shareholder approval.”

Q: Do I have dissenters’ (or appraisal) rights?

A: No. Holders of Aaron’s common stock do not have dissenters’ rights under Georgia law as a result of the holding company formation.

Q: Whom do I contact if I have questions about the holding company formation proposal?

A: You may contact our proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue
19th Floor
New York, New York
1-888-750-5834
info@innisfreema.com

RISK FACTORS

In considering whether to vote in favor of the holding company formation proposal, you should consider all of the information we have included in this joint proxy statement/prospectus, including its appendices, and all of the information in the documents we have incorporated by reference, including our Annual Report for the year ended December 31, 2019. In particular, you should review the risk factors described in our Form 10-K incorporated by reference. Please see “Where You Can Find Additional Information” beginning on page 81.

In addition, you should pay particular attention to the risks described below. If any of the risks described below or in the documents incorporated by reference develops into actual events, our business, financial condition or results of operations could be negatively affected and the market price of our common stock or other securities could decline.

We may not obtain the expected benefits of the holding company formation.

We believe the holding company formation could facilitate future corporate actions and provide us with greater operational and financing flexibility for our Progressive Leasing and Aaron’s Business segments. These expected benefits may not be obtained if market conditions or other circumstances prevent us from taking advantage of facilitating future corporate actions and the expected operational and financing flexibility for our Progressive Leasing and Aaron’s Business segments that we anticipate as a result of the holding company formation. Accordingly, we may incur the costs of the holding company formation without realizing the possible benefits.

As a holding company, HoldCo will be dependent on the operations and funds of its subsidiaries.

After the completion of the holding company formation, HoldCo will be a holding company with no business operations of its own. HoldCo’s only significant assets will be the direct or indirect ownership of the outstanding common stock and membership interests in its subsidiaries, including Aaron’s. As a result, HoldCo will rely on payments from its subsidiaries to meet its financial obligations.

We currently expect that a significant portion of the cash flows of Aaron’s, which will become a wholly owned subsidiary of HoldCo upon the completion of the holding company formation, will be retained and used by it in its operations, including to service any debt obligations Aaron’s may have. Additionally, in the future, subsidiaries may be restricted in their ability to pay cash dividends or to make other distributions to HoldCo, which may limit the payment of cash dividends or other distributions, if any, to the holders of HoldCo common stock. Future credit facilities and other debt obligations of HoldCo, as well as statutory provisions, may limit the ability of HoldCo and its subsidiaries to pay dividends.

The holding company formation may not be completed, even with shareholder approval.

The merger agreement or the completion of the holding company formation may be deferred or terminated at any time prior to its completion (even after approval by our shareholders) by the Aaron’s Board. In addition, the holding company formation will only be completed if the conditions set forth in the merger agreement are satisfied or waived. Accordingly, it is possible that, even with shareholder approval, the holding company formation will not be completed.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors included under the heading “Risk Factors” in this joint proxy statement/prospectus and the risk factors incorporated in this joint proxy statement/prospectus by reference. This joint proxy statement/prospectus and documents incorporated by reference in this joint proxy statement/prospectus contain forward-looking statements. You should not place undue reliance on these statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These forward-looking statements reflect the views of our senior management with respect to our financial performance and future events with respect to our business and our industry in general. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “forecast,” “estimate,” “may,” “should,” “anticipate” or the negative and similar statements of a future or forward-looking nature may identify forward-looking statements. These forward-looking statements address matters that involve risks, uncertainties and assumptions that could cause our actual results and the timing of certain events to differ materially from those expressed in these statements. These factors include, among others, those set forth below in “Risk Factors,” and in the other documents that we file with the SEC. There also are other factors that we may not describe, generally because we currently do not perceive them to be material, which could cause actual results to differ materially from our expectations.

We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

GOVERNANCE

Nominees to Serve as Directors

Kelly H. Barrett, 55, has served as a director of the Company since May 2019. Prior to her retirement in 2018, Ms. Barrett was employed by The Home Depot for sixteen years, commencing in 2003 serving in various roles of increasing responsibility including most recently as Senior Vice President-Home Services where she ran the $5 billion Home Services division of The Home Depot, including in-home sales and installation, operations, customer contact centers as well as contractor sourcing, onboarding and compliance. She also held the positions of Vice President-Internal Audit and Corporate Compliance, Senior Vice President -Enterprise Program Management and Vice President-Corporate Controller. Before joining The Home Depot, Ms. Barrett served for more than 10 years in senior management positions and ultimately as Senior Vice President and Chief Financial Officer of Cousins Properties Incorporated, a publicly traded real estate investment trust. Ms. Barrett currently serves on the Board of Directors of Piedmont Office Realty Trust, a real estate investment trust, and also on the Board of Directors of Americold Realty, since May 2019. She previously served on the Board of Directors of State Bank Financial Corporation from 2011 to 2016. Her leadership positions in the Atlanta community include currently serving as Chair of the Board of the Metro Atlanta YMCA, the Georgia Tech Foundation Board of Trustees and a member of the Advisory Board of Scheller College of Business at Georgia Tech. She has previously served on the Board of the Girl Scouts of Greater Atlanta, Partnership Against Domestic Violence and the Atlanta Rotary Club.

Among other qualifications, Ms. Barrett brings significant operational management and financial experience to our Board of Directors. Her experience in multiple senior executive leadership positions and service on other boards provide her with retail operations, accounting, financial and compliance expertise which are utilized by our Board of Directors. These skills and experiences qualify her to serve on our Board of Directors.

Kathy T. Betty, 64, has served as a director of the Company since August 2012. From 2009 until 2011, Ms. Betty was the owner and Chief Executive Officer of the Atlanta Dream of the WNBA. She also founded The Tradewind Group, an incubator company, where she worked until 2007. Her other experience includes serving as Executive Vice President and Partner of ScottMadden from 1993 to 2000, where she worked on international mergers and acquisitions, and working at Ernst & Young LLP from 1989 to 1993, including serving as one of the first women admitted to the partnership.

Among other qualifications, Ms. Betty brings over 30 years of business management and consultancy experience to our Board of Directors. Her leadership positions in the Atlanta community, include serving on the boards of the Chick-fil-A Foundation, the Alexander-Tharpe Fund, Georgia Institute of Technology, and the Board of Councilors of the Carter Center as well as serving on the Board of Trustees for the Georgia Institute of Technology Athletic Association and Board of Advisors for Synergy Laboratories and Sure Med Compliance. She has also served on the boards of the Children’s Health Care of Atlanta Foundation, YMCA of Metropolitan Atlanta and Big Brothers Big Sisters of Atlanta. These positions provided her with management, entrepreneurial, financial and accounting experience, which are utilized by our Board of Directors. These skills and experience qualify her to serve on our Board of Directors.

Douglas C. Curling, 65, has served as a director of the Company since January 2016. Since March 2009, Mr. Curling has been the managing principal of New Kent Capital LLC, a family-run investment business, and New Kent Consulting LLC, a privacy and mergers and acquisitions consulting business. From 1997 until September 2008, Mr. Curling held various executive positions at ChoicePoint Inc., a provider of identification and credential verification services that was sold to Reed Elsevier in 2008, including serving as President from April 2002 to September 2008, as Chief Operating Officer from 1999 to September 2008 and as Executive Vice President, Chief Financial Officer and Treasurer from 1997 to May 1999. Mr. Curling also served as a director of ChoicePoint Inc. from May 2000 to September 2008. Mr. Curling currently serves on the Board of Directors of CoreLogic, a New York Stock Exchange listed company providing global property information, analytics and data-enabled services to financial services organizations and real estate professionals.

Among other qualifications, Mr. Curling brings substantial experience in managing and operating businesses with privacy, data analytics and other data-enabled matters to our Board of Directors. His prior service as a chief financial officer provides him with valuable accounting and financial expertise, and his consulting experience provides him with significant mergers and acquisitions expertise, all of which is utilized by our Board of Directors. These skills and experiences qualify him to serve on our Board of Directors.

Cynthia N. Day, 55, has served as a director of the Company since October 2011. Ms. Day has been the President and Chief Executive Officer of Citizens Bancshares Corporation and Citizens Trust Bank since February 2012. Citizens Bancshares Corporation was a publicly held corporation until January 2017. She served as Chief Operating Officer and Senior Executive Vice President of Citizens Trust Bank from February 2003 to January 2012 and served as its acting President and Chief Executive Officer from January 2012 to February 2012. She previously served as the Executive Vice President and Chief Operating Officer and in other capacities of Citizens Federal Savings Bank of Birmingham from 1993 until its acquisition by Citizens Trust Bank in 2003. Before joining Citizens Trust Bank, she served as an audit manager for KPMG. Ms. Day also serves on the board of directors of Primerica., the National and Georgia Banker’s Associations and the Atlanta Area Council of Boy Scouts of America. She is also a member of the Rotary Club of Atlanta, the Georgia Society of CPAs, and the AICPA.

Among other qualifications, Ms. Day brings significant management and financial experience to our Board of Directors. Her experience in multiple senior executive leadership positions and service on other boards, provide her with accounting and financial expertise, which are utilized by our Board of Directors. In addition, the customer base served by Citizens Bancshares Corporation is very similar to that served by the Company, giving her a great understanding of their buying habits, the products they purchase and effective marketing and communication methods. These skills and experiences qualify her to serve on our Board of Directors.

Curtis L. Doman, 47, has served as a director of the Company since August 2015. Mr. Doman currently serves as the Chief Innovation Officer of the Company’s Progressive Leasing segment, and is a co-founder of Progressive Leasing. Previously, he served as Chief Technology Officer of Progressive Leasing from 1999 until December 2017 and Chief Product Officer from January 2018 until December 2019. He was also President of IDS, Inc. from September 1993 until October 2015.

Among other qualifications, Mr. Doman brings significant experience in technology and data analytics matters to our Board of Directors. Mr. Doman’s intimate knowledge of our Progressive segment, including as the creator of the dynamic decision-making engine used by our Progressive segment in evaluating underwriting criteria for our lease products, is utilized by our Board of Directors. These skills and experiences qualify him to serve on our Board of Directors.

Walter G. Ehmer, 53, has served as a director of the Company since May 2016. Mr. Ehmer is currently the President and Chief Executive Officer of Waffle House, Inc., or “Waffle House,” a position he has held since 2012. Mr. Ehmer has held various positions with Waffle House since joining the company in 1992 as a senior buyer in the purchasing department, including most recently serving as its President and Chief Operating Officer from 2006 until 2012 and as Chief Financial Officer from 1998 until 2002. Mr. Ehmer previously served as a member of the Georgia Tech Industrial Engineering Advisory Board, the Georgia Tech Alumni Association Board of Trustees and the Georgia Tech President’s Advisory Board. Mr. Ehmer is also a past chairperson of the Georgia Tech Alumni Association and currently serves as a member of the board of the Georgia Tech Foundation. Mr. Ehmer also serves on the boards of the City of Atlanta Police Foundation, the Metro Atlanta Chamber of Commerce, and Children’s Healthcare of Atlanta Foundation.

Among other qualifications, Mr. Ehmer brings significant management and financial experience to our Board of Directors. His experience in multiple senior executive leadership positions, including with responsibility for accounting-related matters, provide him with managerial and financial expertise that is utilized by our Board of Directors. These skills and experiences qualify him to serve on our Board of Directors.

Hubert L. Harris, Jr., 76, has served as a director of the Company since August 2012. Since 1992, Mr. Harris has owned and operated Harris Plantation, Inc., a cattle, hay and timber business. Mr. Harris has also served as a trustee for SEI mutual funds since 2008. Mr. Harris previously served as CEO of Invesco North America, CFO of Invesco PLC and Chairman of Invesco Retirement Services, and served on the Board of Directors of Invesco from 1993 to 2004. From 1988 to 2005, Mr. Harris was President and Executive Director of the International Association for Financial Planning. Mr. Harris also served as the Assistant Director of the Office of Management and Budget in Washington, D.C. from 1977 to 1980. Mr. Harris is on the Board of Councilors of the Carter Center, and he previously served as chair of the Georgia Tech Foundation and chair of the Georgia Tech Alumni Association.

Among other qualifications, Mr. Harris brings a strong financial background and extensive business experience to our Board of Directors. His service on numerous for-profit and non-profit boards and management experience provide him with governance and financial expertise, which are utilized by our Board of Directors. These skills and experiences qualify him to serve on our Board of Directors.

John W. Robinson III, 48, has been a director of the Company since November 2014 when he was named the Chief Executive Officer of the Company. Mr. Robinson was also named President of the Company as of February 2016. From 2012 to November 2014, Mr. Robinson served as the Chief Executive Officer of Progressive Finance Holdings, LLC, which was acquired by Aaron’s, Inc. in April 2014. Prior to working at Progressive, he served as the President and Chief Operating Officer of TMX Finance LLC, or “TMX Finance.” He joined TMX Finance as Chief Operating Officer in 2004 and was appointed President in 2008. TMX Finance filed a voluntary Chapter 11 bankruptcy proceeding in April 2009 from which it emerged in April 2010. Prior to working at TMX Finance, he worked in the investment banking groups at Morgan Stanley, Lehman Brothers and Wheat First Butcher Singer.

Among other qualifications, Mr. Robinson brings significant operational and financial experience to our Board of Directors. His considerable experience in senior management, and his leadership and intimate knowledge of our business, including our Progressive segment in particular, provide him with strategic and operational expertise generally and for the Company specifically, which are utilized by our Board of Directors. These skills and experiences qualify him to serve on our Board of Directors.

Ray M. Robinson, 72, has served as a director of the Company since November 2002 and has been our Chairman since April 2014. From November 2012 until his appointment as Chairman, Mr. Robinson was the Company’s independent lead director. Mr. Robinson started his career at AT&T in 1968, and prior to his retirement in 2003, he held several executive positions, including President of the Southern Region, its largest region, President and Chief Executive Officer of AT&T Tridom, Vice President of Operations for AT&T Business Customer Care, Vice President of AT&T Outbound Services, and Vice President of AT&T Public Relations. Mr. Robinson is also a director of Acuity Brands, Inc., a lighting solutions company, American Airlines Group Inc., a holding company operating various commercial airlines (including American Airlines and US Airways), and Fortress Transportation and Infrastructure Investors LLC, an investor in infrastructure and equipment for the transportation of goods and people, all of which are public companies. Since 2003, Mr. Robinson has also served as a director and non-executive Chairman of Citizens Bancshares Corporation and its subsidiary, Citizens Trust Bank, the largest African American-owned bank in the Southeastern United States and the nation’s second largest. As of January 2017, Citizens Bancshares Corporation’s stock is traded only on over-the-counter markets. Its subsidiary, Citizens Trust Bank, is not a publicly traded company. Mr. Robinson previously served as a director of RailAmerica, Inc. from 2010 to 2012 and Avnet, Inc. from 2000 -2018. Mr. Robinson has also been Vice Chairman of the East Lake Community Foundation in Atlanta, Georgia since November 2003.

Among other qualifications, Mr. Robinson brings experience in senior management and board service for numerous public companies to our Board of Directors. His service on the boards of a number of organizations of varying sizes provides him with extensive operational skills and governance expertise, which are utilized by our Board of Directors. These skills and experiences qualify him to serve on our Board of Directors.

Executive Officers Who Are Not Directors

Set forth below are the names and ages of each current executive officer of the Company who is not a director. All positions and offices with the Company held by each such person are also indicated.

Name (Age)	Position with the Company and Principal Occupation During the Past Five Years
Robert W. Kamerschen (52)

Chief Corporate Affairs Officer from May 2019, Chief Administrative Officer from February 2016 through April 2019 and Executive Vice President, General Counsel and Corporate Secretary since April 2014. Previously, Mr. Kamerschen served as Senior Vice President and General Counsel from June 2013 and also as Corporate Secretary from November 2013. Before joining the Company, Mr. Kamerschen worked at information solution provider Equifax Inc. from 2008 through 2013, serving in multiple executive positions and most recently as its U.S. Chief Counsel, Senior Vice President and Chief Compliance Officer. Mr. Kamerschen began his legal career in 1994 in the Atlanta office of the international law firm Troutman Sanders LLP.

Douglas A. Lindsay (49)

President of Aaron’s Business since February 2016. Prior to joining the Company, Mr. Lindsay served as the Executive Vice President and Chief Operating Officer at ACE Cash Express from February 2012 to January 2016. Previously Mr. Lindsay also served as the Executive Vice President and Chief Financial Officer from June 2007 to February 2012 and the Vice President, Finance and Treasurer from February 2005 to June 2007 for ACE Cash Express.

Name (Age)	Position with the Company and Principal Occupation During the Past Five Years
Steven A. Michaels (48)

Chief Financial Officer and President of Strategic Operations since February 2016. Mr. Michaels previously served as President from April 2014 until February 2016, Vice President Strategic Planning & Business Development from 2013 until April 2014, Vice President, Finance from 2012 until April 2014 and Vice President, Finance, Aaron’s Sales & Lease Ownership Division from 2008 until 2011.

Robert P. Sinclair, Jr. (58)	Vice President, Corporate Controller since 1999.

Ryan K. Woodley (43)

Chief Executive Officer of Progressive Finance Holdings, LLC since January 2015. Mr. Woodley joined Progressive Finance Holdings, LLC as Chief Operating Officer and Chief Financial Officer in June of 2013. Prior to that, he was Chief Operating Officer and Chief Financial Officer at DigiCert, a digital security certificate provider which was sold to TA Associates in November 2012.

Composition, Meetings and Committees of the Board of Directors

Our Board of Directors is currently comprised of nine directors having terms expiring at the Annual Meeting. Each of our directors will continue to hold office until the expiration of his or her term and until his or her successor is duly elected and qualified or until his or her earlier resignation, removal from office or death.

Our Corporate Governance Guidelines include categorical standards adopted by our Board of Directors to determine director independence that meet the listing standards of the New York Stock Exchange, or “NYSE.” Our Corporate Governance Guidelines also require that at least 75% of our Board of Directors be “independent,” a requirement that is more stringent than the NYSE listing requirement that a majority of the Board of Directors be independent. Our Board of Directors has affirmatively determined that all of our directors are “independent” in accordance with NYSE listing requirements and the requirements of our Corporate Governance Guidelines, other than Mr. John Robinson, our President and Chief Executive Officer, and Mr. Doman, the Chief Innovation Officer of our Progressive Leasing segment.

Our Board of Directors currently has three standing committees consisting of an Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. From time to time, our Board of Directors may establish ad-hoc committees at its discretion. Our Board of Directors has adopted a charter for each of its standing committees, copies of which are available on the Investor Relations section of our website located at aarons.com. The current members of each committee are identified in the table below:

Nominating
and Corporate
	Audit	Compensation	Governance
Director	Committee*	Committee	Committee
Kelly H. Barrett	Member		Member
Kathy T. Betty		Member	(Chair)
Douglas C. Curling	Member	(Chair)
Cynthia N. Day	(Chair)	Member
Walter G. Ehmer	Member		Member
Hubert L. Harris, Jr.	Member		Member
Ray M. Robinson		Member	Member
Number of Meetings in Fiscal Year 2019	9	7	2
____________________
*	All members of the Audit Committee have been designated as an “audit committee financial expert” as defined by Securities and Exchange Commission, or “SEC”, regulations.

Meetings

Our Board of Directors held ten meetings during 2019. The number of meetings held by each of our committees in 2019 is shown in the table above. Each of our directors attended 75% or more of the total of all meetings of our board and the committees on which he or she served during 2019 that occurred during the time when he or she served as a director.

It is our policy that directors are expected to attend the annual meeting of shareholders in the absence of a scheduling conflict or other valid reason. All of our directors attended the 2019 Annual Meeting of Shareholders held on May 8, 2019.

The non-management and independent members of our Board of Directors meet frequently in executive session, without management present. Mr. Ray Robinson, the Chairman of our Board of Directors, chairs these meetings.

Committees

Audit Committee. The function of the Audit Committee is to assist our Board of Directors in fulfilling its oversight responsibility relating to: (i) the integrity of the Company’s consolidated financial statements; (ii) the financial reporting process and the systems of internal accounting and financial controls; (iii) the performance of the Company’s internal audit function and independent auditors; (iv) the independent auditors’ qualifications and independence; (v) the Company’s compliance with ethics policies (including oversight and approval of related party transactions and reviewing and discussing certain calls to the Company’s ethics hotline and the Company’s investigation of and response to such calls) and legal and regulatory requirements; (vi) the adequacy of the Company’s policies and procedures to assess, monitor and manage business risks including financial, regulatory and cybersecurity risks and its corporate compliance programs, including receiving quarterly reports related to such risks and programs; and (vii) the adequacy of the Company’s information security and privacy program and cybersecurity initiatives. The Audit Committee is directly responsible for the appointment, compensation, retention, and termination of our independent auditors, who report directly to the Audit Committee, and for recommending to our Board of Directors that the board recommend to our shareholders that the shareholders ratify the retention of our independent auditors. In connection with its performance of these responsibilities, the Audit Committee regularly receives reports from and holds discussions with Company management, leaders from the Company’s internal audit department, leaders from the Company’s legal department, and the independent auditors. Many of those discussions are held in executive session with the Audit Committee.

Each member of the Audit Committee satisfies the independence requirements of the NYSE and SEC rules applicable to audit committee members, and each is financially literate. Our Board of Directors has designated each member of the Audit Committee as an “audit committee financial expert” as defined by SEC regulations.

Compensation Committee. The purpose of the Compensation Committee is to assist our Board of Directors in fulfilling its oversight responsibilities relating to: (i) executive and director compensation; (ii) equity compensation plans and other compensation and benefit plans; and (iii) other significant human resources matters.

The Compensation Committee has the authority to review and approve performance goals and objectives for the named executive officers in connection with the Company’s compensation programs, and to evaluate the performance of the named executive officers, in light of such performance goals and objectives and other matters, for compensation purposes. Based on such evaluation and other matters, the Compensation Committee determines the compensation of the named executive officers, including our President and Chief Executive Officer. The Compensation Committee also has the authority to approve grants of equity incentives and to consider from time to time, and recommend to our Board of Directors, changes to director compensation.

Each member of the Compensation Committee satisfies the independence requirements of the NYSE applicable to compensation committee members and is a non-employee director under Rule 16b-3 of the Securities Exchange Act of 1934, or the “Exchange Act.”

Nominating and Corporate Governance Committee. The purpose of the Nominating and Corporate Governance Committee is to assist our Board of Directors in fulfilling its responsibilities relating to: (i) board and committee membership, organization, and function; (ii) director qualifications and performance; (iii) management succession; and (iv) corporate governance. The Nominating and Corporate Governance Committee from time to time identifies and recommends to our Board of Directors individuals to be nominated for election as directors and develops and recommends to our Board of Directors for adoption corporate governance principles applicable to the Company.

Each member of the Nominating and Corporate Governance Committee satisfies the independence requirements of the NYSE.

Assessment of Director Candidates and Required Qualifications

The Nominating and Corporate Governance Committee is responsible for considering and recommending to our Board of Directors nominees for election as director at our annual meeting of shareholders and nominees to fill any vacancy on our Board of Directors. Our Board of Directors, after taking into account the assessment provided by the Nominating and Corporate Governance Committee, is responsible for considering and recommending to our shareholders nominees for election as director at our annual meeting of shareholders. In accordance with our Corporate Governance Guidelines, both the Nominating and Corporate Governance Committee and our Board of Directors, in evaluating director candidates, consider the experience, talents, skills and other characteristics of each candidate and our Board of Directors as a whole in assessing potential nominees to serve as director.

We believe that, at a minimum, a director should have the highest personal and professional ethics, moral character and integrity, demonstrated accomplishment in his or her field and the ability to devote sufficient time to carry out the duties of a director. To help ensure the ability to devote sufficient time to board matters, no director may serve on the board of more than four other public companies while continuing to serve on our Board of Directors, and no director that serves as chief executive officer of another company may serve on the board of more than two other public companies while continuing to serve on our Board of Directors, unless our board determines in its business judgment that such simultaneous service will not impair the director’s ability to serve on our Board of Directors, and that such simultaneous service is otherwise in the best interests of the shareholders.

In addition to these minimum qualifications, our Board of Directors may consider all information relevant in their business judgment to the decision of whether to nominate a particular candidate for a particular board seat. These factors may include a candidate’s professional and educational background, reputation, industry knowledge and business experience and the relevance of those characteristics to us and our Board of Directors. In addition, candidates will be evaluated on their ability to complement or contribute to the mix of talents, skills and other characteristics needed to maintain the effectiveness of our Board of Directors and their ability to fulfill the responsibilities of a director and of a member of one or more of the standing committees of our Board of Directors. While our Board of Directors does not have a specific policy regarding diversity among directors, diversity of race, ethnicity, gender, age, cultural background and professional experience is considered in evaluating candidates for membership on our Board of Directors.

No person may be nominated for election to our Board of Directors or appointed to fill a vacancy on the Board of Directors if he or she will be age 75 or older upon his or her election or appointment, unless a waiver is granted by our Board of Directors. Our Board has granted such a waiver with respect to our director, Hubert L. Harris, Jr., who is age 76, after considering a number of factors, including his experience, talents and skills, his exemplary attendance record for Board and Board committee meetings, and the valuable contributions Mr. Harris continues to make to the Board and the committees on which he serves. A director is required to offer his or her resignation immediately in the event the director, or any of his or her respective affiliates or associates, takes any action (including encouraging or supporting others) to (i) nominate, propose or vote in favor of any candidate to serve on our Board of Directors (other than the nominees proposed by our Board of Directors) or oppose for election any nominee proposed by our Board of Directors or (ii) solicit proxies with respect to any of our securities within the meaning of the Exchange Act and the rules thereunder (other than any proxy solicitation in favor of a matter approved by our Board of Directors).

In determining whether to nominate an incumbent director for re-election, the Nominating and Corporate Governance Committee and our Board of Directors evaluate each incumbent’s continued service, in light of these collective requirements. When the need for a new director arises (whether because of a newly created seat or vacancy), the Nominating and Corporate Governance Committee and our Board of Directors proceed to identify a qualified candidate or candidates and to evaluate the qualifications of each candidate identified. Final candidates are generally interviewed by one or more members of the Nominating and Corporate Governance Committee or other members of our Board of Directors before a decision is made.

Shareholder Recommendations and Nominations for Election to the Board

Our Nominating and Corporate Governance Committee will consider nominees recommended by shareholders. Any shareholder wishing to nominate a candidate for director at the next annual shareholders’ meeting must submit a proposal as described under “Additional Information—Shareholder Proposals for the 2021 Annual Meeting of Shareholders” and otherwise comply with the advance notice provisions and information requirements contained in our bylaws. The shareholder submission should be sent to the President of Aaron’s, Inc. at 400 Galleria Parkway, S.E., Suite 300, Atlanta, Georgia 30339.

Shareholder nominees are evaluated under the same standards as other candidates for board membership described above in “Assessment of Director Candidates and Required Qualifications.” In addition, in evaluating shareholder nominees for inclusion with the board’s slate of nominees, the Nominating and Corporate Governance Committee and our Board of Directors may consider any other information they deem relevant, including (i) the factors described in “Assessment of Director Candidates and Required Qualifications,” (ii) whether there are or will be any vacancies on our Board of Directors, (iii) the size of the nominating shareholder’s holdings in the Company, (iv) the length of time such shareholder has owned such holdings and (v) any statements by the nominee or the shareholder regarding proposed changes in our operation.

Board Leadership Structure

We currently separate the roles of Chairman and Chief Executive Officer in recognition of the differences between the two roles. The Chairman is responsible for leading our Board of Directors in its duty to oversee the management of our business and affairs. The Chief Executive Officer is responsible for oversight of our day-to-day operations and business affairs, including directing the business conducted by our employees, managers and officers.

Our Chief Executive Officer serves on our Board of Directors, which we believe helps to serve as a bridge between management and our Board of Directors, ensuring that both groups act with a common purpose. We believe that Mr. John Robinson’s presence on our Board of Directors enhances his ability to provide insight and direction on important strategic initiatives to both management and the independent directors.

Our Board of Directors does not have a formal policy on whether the Chairman and Chief Executive Officer roles should be separated or combined but, instead, makes that determination from time to time employing its business judgment. Our Board of Directors, however, does believe that if the Chairman and Chief Executive Officer roles are combined, or if the Chairman is not an independent director, that our Board of Directors should appoint an independent Lead Director to serve as the leader and representative of the independent directors in interacting with the Chairman and Chief Executive Officer and, when appropriate, our shareholders and the public. Our Board of Directors has determined that Mr. Ray Robinson, who serves as our Chairman, is independent under NYSE listing requirements. As a result, our Board of Directors has not designated a Lead Director.

Board of Directors and Committee Evaluations

Our Board of Directors and each of its committees conduct an annual evaluation, which includes a qualitative assessment by each director of the performance of our Board of Directors and the committee or committees on which the director sits. In 2020, our Board of Directors also engaged a third-party legal advisor to facilitate our board self-evaluation process and board and committee reviews. The results of the evaluation and any recommendations for improvement were reported to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee oversees the evaluation process.

Board Role in Risk Oversight

Senior management is responsible for day-to-day risk management, while our Board of Directors oversees planning for and responding to risks, as a whole, through its committees and independent directors. Although our Board of Directors has ultimate responsibility with respect to risk management oversight, primary responsibility for certain areas has been delegated, as appropriate, to its committees. For example, the Audit Committee is charged with, among other matters, overseeing risks attendant to (i) our system of disclosure controls and procedures, (ii) internal control over financial reporting, (iii) performance of our internal audit function and independent auditors, and (iv) the identification and mitigation of cybersecurity risks. The Audit Committee considers the steps management has taken to monitor and control such risks, including our risk assessment and risk management policies. The Audit Committee, together with our General Counsel or another representative from our legal department, also considers issues at its meetings relating to our legal and regulatory compliance obligations, including consumer protection laws in the lease-to-own industry.

Likewise, the Compensation Committee considers risks that may be implicated by our compensation programs. For 2019, our Compensation Committee, aided by its independent third-party compensation consultant, reviewed our compensation policies and practices and determined that they do not encourage excessive or unnecessary risk taking, and do not otherwise create risks that are reasonably likely to have a material adverse effect on the Company.

As part of its risk oversight role, our full Board of Directors periodically receives reports from management, external professional advisors and others regarding various types of risks faced by the Company and the Company’s risk mitigation efforts related thereto, including cybersecurity risks and related mitigation efforts. The board received presentations from management regarding trends in cybersecurity risks and risk mitigation initiatives and plans, including briefings on recent breaches and key takeaways and lessons learned that are applicable to our business and the role of various federal and state agencies in helping companies prepare for and respond to cybersecurity incidents. The Board also reviewed key cybersecurity-related benchmarks for the Company. In addition, our Board of Directors reviewed our cybersecurity-related investments, initiatives, and plans with management.

Board Diversity

We endeavor to have a Board representing diverse experience at policymaking levels of business, government, education and technology, and in other areas that are relevant to the Company’s activities. Diversity of race, ethnicity, gender and age are also important factors our Board considers when evaluating candidates for Board membership. We believe the diverse business and occupational experiences, skills, talents, expertise, educational backgrounds, and the diversity of race, ethnicity, gender, age and cultural backgrounds possessed by our Board of Directors and employees helps strengthen our businesses and drive increased shareholder value. Our Board of Directors includes individuals with diverse prior and current occupational and board experiences, areas of expertise, races, gender and age. As of March 2020, our Board included six men and three women, and two of our directors are African American.

Social Responsibility

Our Board of Directors and management team recognize that social and environmental responsibility by public companies is of increasing importance to investors and believe that being a responsible corporate citizen helps drive shareholder value. We are committed to making a positive impact on the environment and the communities where our customers and employees live and work.

Through our Aaron’s, Inc. Foundation and our Matching Gift Program, both of which are funded from the earnings of our Progressive Leasing and Aaron’s Business segments, and also through Progressive’s philanthropic program, “ProgReach” and the Aaron’s Business’s “Aaron’s Community Outreach Program,” our initiatives are helping build stronger communities where our customers and employees live and work, with a special focus on improving the lives of underserved youth. We have a goal of contributing 1% of our annual, consolidated pre-tax profits to these efforts each year. In 2019, our contributions exceeded $2.6 million, representing approximately 1.3% of our 2019 adjusted pre-tax profits.

Recently, our initiatives have included:

●	Participating in our second three-year national partnership with the Boys and Girls Clubs of America, under which we have committed $5 million of funding and other resources;

●	Committing to complete 53 Boys and Girls Clubs’ teen center makeovers by 2021, 42 of which we already have completed, including donating $20,000 of merchandise to each of those teen centers;

●

Being the primary sponsor of the Boys and Girls Clubs’ National Keystone Conference, a character and leadership development event that brings together 2,500 club members and advisors from around the country;

●	Providing financial support and internship programs to 20 students of Morehouse College, a historically black college, through 2021, underwritten by a gift of $1 million;

●

Sponsoring Cristo Rey Atlanta Jesuit High School – which provides students of limited economic means with four years of college preparatory classes and professional work experience – and hiring eight Cristo Rey students to work at our corporate headquarters, through the school’s Corporate Work Study Program, for each of the past five years

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Donating more than $675,000 to local, regional and national charities in 2019, through Progressive’s ProgReach program, and enabling Progressive employees to assemble and donate comfort kits for patients at children’s hospitals in Salt Lake City and Phoenix, volunteer in soup kitchens, host food drives, and donate tablets and school supplies to over 250 students in the Big Brothers Big Sisters program;

●

Providing community-level assistance to veterans, youth organizations and community centers through in-kind donations from our Aaron’s Community Outreach Program, which is the local, store-based giving initiative of the Aaron’s Business;

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Contributing merchandise to the Warrick Dunn Charities’ and Kurt Warner’s First Things First Foundation’s “Home for the Holidays” program, which assists single parents in becoming first-time homeowners, through a partnership with Habitat for Humanity;

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Matching employee donations to not-for profit organizations within the areas of arts and culture, health and human services, civic and community concerns, and education, on a dollar-for-dollar basis, up to $1,000 per employee; and

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Sponsoring numerous events during 2019 that allowed employees to volunteer for non-profit organizations during paid work days, including nearly 300 Progressive employees assembling over 110,000 meals for local foodbanks and hundreds of Aaron’s employees volunteering at food banks in the Atlanta area each quarter.

Environmental Responsibility

In addition to the initiatives described above, we have also undertaken steps to proactively and positively impact the environment, including programs to reduce waste and encourage recycling, reduce energy consumption, and improve the fuel efficiency of our vehicle fleet. Those steps and related accomplishments have included:

●	Implementing a comprehensive waste audit program at our manufacturing facilities, which covers all materials we use in our manufacturing processes;

●

Adopting waste-reduction programs that require the re-use or recycling of scrap material, including paper, plastic, foam, fabric, wood, metal and cardboard, resulting in the recycling of approximately 10 million pounds of materials annually;

●	Reducing the amount of materials our manufacturing facilities send to landfills by more than 90% since 2009;

●	Encouraging employees to bring certain waste to our facilities, to facilitate the recycling of those materials, resulting in the recycling of thousands of plastic bottles annually;

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Using foam in the manufacturing of our bedding and furniture products, which does not contain lead, mercury, formaldehyde or CFCs, and which contains soy-based polyols, instead of those derived from fossil fuels;

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Replacing metal halide lighting with more energy efficient Versabay lighting, and using skylight panels in approximately 600,000 square feet of our manufacturing space, to further reduce energy demand;

●	Providing recycling containers at our headquarters buildings, through which we recycle aluminum, cardboard, paper and plastic;

●	Locating our Progressive headquarters in a building that is LEED Silver Certified, with Daylight Harvesting and locating our Aaron’s headquarters in a building that is Energy Star Certified;

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Offering our customers approximately 110 energy efficient, ENERGY STAR certified, products in our Aaron’s Business stores and online, which we believe contributes to reduced energy consumption and, indirectly, to lower greenhouse gas emissions;

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Improving the average miles-per-gallon fuel efficiency of our delivery vehicles by approximately 9% over the past 5 years by removing and/or replacing approximately 35% of our delivery fleet with lighter, more fuel-efficient vehicles;

●	Adopted a strict no-idling policy for our fleet drivers; and

●	Regulating our delivery and service trucks to a maximum speed of 65 miles-per-hour to increase overall fuel economy.

Energy Management

Electricity is the primary form of energy used by our Aaron’s Business stores and fulfillment centers. During 2019, the Company-owned stores of our Aaron’s Business used a total of approximately 120 million kilowatt hours of electricity, and the Aaron’s Business fulfillment centers used a total of approximately 3.8 million kilowatt hours of electrical energy. According to data provided by Verantis, Inc., the firm we have engaged to assist us with measuring and reducing our energy usage: (i) on a per-store basis, our electrical energy usage decreased by approximately 9.4% for 2019, as compared to 2015, due in part to initiatives such as installing LED lighting in certain locations, accelerating the replacement of older HVAC units with newer, more energy-efficient units, and emphasizing stricter controls regarding in-store temperature/thermostat settings; and (ii) the average amount of electricity used at each of our fulfillment centers in 2019 decreased by approximately 5.7%, as compared to 2015, due in part to initiatives such as installing more energy-efficient lighting, including LED lighting, installing motion sensors to activate and deactivate lighting by zone, and converting older material handling equipment that was powered by electricity to more efficient equipment that is powered by propane.

During 2019, our fleets of delivery, long-haul, service and other trucks used a total of approximately 4.25 million gallons of fuel, as compared to a total of approximately 6 million gallons during 2015. We believe this decrease in fuel usage is due in large part to our initiatives such as removing and/or replacing our fleet with lighter, more fuel-efficient vehicles; adopting a strict no-idling policy; regulating our trucks to a maximum speed of 65 miles-per-hour; and closing and consolidating stores to improve operating efficiencies, including reducing the number of trucks we need to deliver products to customers. We expect to continue our efforts to improve the energy efficiency of our operations because we believe it is good for our business and for the environment. We did not directly utilize any renewable energy sources in 2019, but we intend to explore the possibility of doing so in 2020 and future years, including through possibly entering into renewable power purchase agreements, that are accompanied by renewable energy certifications or guarantees of origin.

Cybersecurity and Data Privacy

We have developed a program designed to detect, identify, classify and mitigate cybersecurity and other data security threats, as part of our efforts to protect and maintain the confidentiality and security of customer, employee and vendor information, and non-public information about our Company. That program is based in-part on, and its maturity is measured using, the U.S. Department of Commerce’s National Institute of Standards and Technology (NIST) Cybersecurity Framework. Our program classifies potential threats by risk levels and we typically prioritize our threat mitigation efforts based on those risk classifications, while focusing on maintaining the resiliency of our systems. In recent years, we have increased our investments in our ability to detect, identify, and mitigate cybersecurity and other data privacy risks within our environment. In the event we identify a potential privacy or data security issue, we have defined procedures for responding to such issues, including procedures that address when and how to engage with Company management, our Board of Directors, other stakeholders and law enforcement, when responding to such issues. We have a dedicated team of employees overseeing our cybersecurity and data privacy initiatives, led by our Vice President of Enterprise Risk and Security, in consultation with internal and external attorneys and other professional advisors. We also have an Enterprise Information Security Committee comprised of a cross-functional group of senior executives and other employees that meets on a regular basis to provide oversight with respect to our cybersecurity and data privacy risk detection, classification and mitigation efforts. Our Vice President of Enterprise Risk and Security regularly provides updates to the Audit Committee of our Board of Directors, and periodically to our Board of Directors, regarding the status and effectiveness of our cybersecurity and data privacy programs. Some of the other steps we have taken to detect, identify and attempt to mitigate data security and privacy risks include:

●	Adopting and periodically reviewing and updating information security and privacy policies;
●	Conducting targeted audits and penetration tests throughout the year, using both internal and external resources;
●	Complying with the Payment Card Industry Data Security Standard;
●	Engaging an industry-leading, nationally-known third party to independently evaluate our information security maturity on a regular basis;

●

Adopting a vendor risk management program, which includes receiving the results of cybersecurity and data privacy audits conducted on those vendors, classifying vendor, service provider or business partner risk based on several factors and evaluating and monitoring related risk mitigation efforts;

●	Providing security and privacy training and awareness to all of our employees; and
●	Maintaining cyber liability insurance.

We also understand the importance of collecting, storing, using, sharing and disposing of personal information in a manner that complies with all applicable laws. To facilitate compliance with those laws, we have privacy policies in place regarding our treatment of customer data in both our offline and online retail environments, as well as policies relating to the protection of employee and vendor data. Our policies provide explanations of the types of information we collect, how we use and share information, and generally describe the measures we take to protect the security of that information. Our policies also describe how customers may initiate inquiries and raise concerns regarding the collection, storage, sharing and use of their personal data. In addition, our employees also must complete mandatory training to understand the behaviors and technical requirements necessary to safeguard information resources at the Company.

We are not aware of any data breaches occurring during the Company’s 2019 fiscal year.

Labor Practices and Human Rights

All of our employees earn more than the federal minimum wage. The average hourly wage, excluding incentive compensation, of a full-time hourly employee in our Company-owned, Aaron’s Business stores and fulfillment centers as of December 31, 2019 was $13.75, with a meaningful portion of those employees earning an average hourly wage of $15 or more. The average total compensation and benefits for a full-time hourly employee in our Aaron’s Business stores and fulfillment centers is approximately $32,000 including bonuses and benefits. The average wage of a full-time hourly employee in our Progressive Leasing call centers as of December 31, 2019 was $16.50, with approximately 99% of those employees earning an average hourly wage of $15 or more. The average total compensation and benefits for a full-time hourly employee in those call centers is approximately $39,000 including wages, bonuses and benefits, such as paid time off.

We strive to help associates maintain job stability so they are encouraged to stay with the Company and positioned to grow their skills and knowledge on the job. The 2019 annualized voluntary turnover rate in our Aaron’s Business stores and fulfillment centers was approximately 44% and the 2019 annualized involuntary turnover rate in those stores and fulfillment centers was approximately 43%. The 2019 annualized voluntary turnover rate in our Progressive Leasing call centers was about 48% and the 2019 annualized involuntary turnover rate in those call centers was 6%. In an effort to reduce employee turnover, we engage in quarterly surveys with employees, conduct interviews to help identify any issues before they cause an employee to leave the Company, and review exit interview data, hotline calls and root cause analysis to help deter turnover.

Aaron’s respects the rights of workers of other companies who offer services to Aaron’s and create the products that we purchase from our suppliers. We communicate our expectations to suppliers on social conditions, worker safety and integrity in the workplace, and compliance with applicable laws through our Supplier Code of Conduct. Our Supplier Code of Conduct outlines our expectations with respect to hiring practices, forced labor, child labor, discrimination, and other labor rights. Suppliers must comply with our Supplier Code of Conduct, conduct their business with a high level of integrity, and maintain accurate records to demonstrate that compliance.

Workforce Diversity and Inclusion and Human Capital Management

We believe in being an inclusive workplace for all of our employees and are committed to having a diverse workforce that is representative of the customers that choose to shop with us in-store or online, and the communities in which we operate our businesses. A variety of perspectives enriches our culture, leads to innovative solutions for our business and enables us to better meet the needs of a diverse customer base and reflects the communities we serve. Our aim is to develop inclusive leaders and an inclusive culture, while also recruiting, developing, mentoring, training, and retaining a diverse workforce, including a diverse group of management-level employees. As of December 31, 2019, for the employees that disclosed this information, for the Aaron’s Business, 32% of our total workforce was female, 23% of management (which we define as manager level employees and higher) was female, 25% of our total Aaron’s Business workforce was comprised of people of color and 32% of management was comprised of people of color. For Progressive Leasing and Vive, on a combined basis, 48% of the total workforce is female, 32% of management (which we define as manager level employees and higher) is female, 40% of the total workforce is comprised of people of color and 27% of management is comprised of people of color. Our diversity and inclusion initiatives include:

●

Providing executive, monetary and other support to our Employee Business Resource Groups (“EBRG”) which provide educational and motivational events and mentorship experiences for our employees and support the Company’s objectives related to developing associates and creating diversity awareness, and which include the Aaron’s Women’s Leadership Network, Aaron’s Black Leadership Exchange and Pride Alliance;

●	Developing unconscious bias training for employees across the Company; and
●	Implementing a talent review process that designed to utilize a multi-factor approach to understanding the talents of our employees and the potential they have to be future Company leaders.

We believe in offering career opportunities, resources, programs and tools to help employees grow and develop, as well as competitive wages and benefits. Our efforts in these areas include:

●

Offering platforms, including our Learning and Development portal and other on-line and in-person professional growth and development training, to help employees develop their skills and grow their careers at the Company;

●	Providing management development training to all of our management-level employees in 2019, including compliance, ethics and leadership training;
●	Conducting monthly feedback sessions between our employees and their supervisors on their collaboration and development;
●	Providing employees with recurring training on critical issues such as safety and security, compliance, ethics and integrity and information security;
●

Gathering engagement feedback from our employees on a regular basis and responding to that feedback in a variety of ways including personal, one-on-one interactions, team meetings, leadership communications, and town hall meetings with employees, led by senior executives;

●	Offering a tuition reimbursement program that provides eligible employees up to $1,500 per year for courses related to current or future roles at the Company;
●	Offering health benefits for all eligible employees, including our eligible hourly call-center, store-based and fulfillment center employees;
●	Providing confidential counseling for employees through our Employee Assistance Program;
●	Providing paid parental leave – maternity, paternity and adoption;
●	Providing paid time off;
●	Matching employees’ 401(k) plan contributions of up to 5% of eligible pay after one year of service; and
●	Offering an employee stock purchase program for eligible employees.

From time to time, we are party to legal proceedings arising in the ordinary course of business including those alleging employment discrimination or violations of wage-and-hour laws, for example. During 2019, the total amount we paid to resolve proceedings alleging employment discrimination was immaterial to our earnings, and we did not make any payments to resolve allegations of wage-and-hour violations. In our efforts to have all of our employees comply with federal and state employment-related laws, and reduce the number of employment discrimination claims brought against us, we provide non-discrimination and anti-harassment training as part of the Company’s mandatory compliance training, including for the hourly employees in our call centers, fulfillment centers and stores.

Product Sourcing, Packaging and Marketing

We expect our suppliers to provide us with safe, energy-efficient, high quality products. We strive to set high expectations for our suppliers. Our suppliers enter into a Master Supply Agreement with us in which they represent and warrant that all products are manufactured, packaged, tagged and sold in compliance with all applicable laws and are legal for retail re-sale in each store that we operate without violation of any law. Specifically, all products must be packaged, labeled and tested in compliance with all applicable laws and the supplier must obtain and maintain all permits, licenses, certifications and registrations required by all applicable laws to provide their products.

As described in more detail in the “Environmental Responsibility” discussion set forth above, our manufacturing operations have implemented meaningful initiatives and strategies to reduce the amount of materials and packaging they use and dispose of, while significantly increasing the portion of those materials that are recycled. With respect to our Aaron’s Business, certain of those stores are already recycling paper and packaging materials, and we have begun the process of discussing possible strategies for developing centralized, corporate-driven initiatives to reduce packaging and increase recycling of those materials in our Company-owned stores.

Compensation Committee Interlocks and Insider Participation

For the year ended December 31, 2019, the Compensation Committee consisted of Mses. Betty and Day and Messrs. Curling and Ray Robinson, each of whom our Board of Directors determined was independent in accordance with NYSE listing requirements.

No member of the Compensation Committee during 2019 is or was formerly an officer or employee of the Company or any of its subsidiaries or was a related person in a related person transaction with the Company required to be disclosed under applicable SEC rules.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s common stock, to file with the SEC certain reports of beneficial ownership of the Company’s common stock. Based solely on a review of information furnished to us, the Company believes that its directors, officers and more than 10% shareholders complied with all applicable Section 16(a) filing requirements during the year ended December 31, 2019.

NON-MANAGEMENT DIRECTOR COMPENSATION IN 2019

The compensation program for our non-employee directors is designed to fairly compensate them for the effort and responsibility required to serve on the board of a company of our size and scope as well as to align our directors’ interests with those of our shareholders more generally.

Effective in January 2016, as amended in May 2018 to increase the annual award of restricted stock units (“RSUs”), and based upon the recommendation of the Compensation Committee’s independent third-party compensation consultant, the compensation program for our non-employee directors was revised to better align with the interests of our shareholders as well as with current market practices. Under the re-designed program, non-employee directors receive an annual cash retainer of $75,000 and an annual award of restricted stock units having a value of $125,000, which generally vests one year following the grant date. In 2019, the grant date moved from January 1 to the Annual Meeting each year. As a result, an additional grant, valued at $35,000, was made January 1, 2019 to complete the transition of grant date and grant value. Our Chairman, Mr. Ray Robinson, also received a cash retainer of $100,000, paid quarterly in $25,000 installments, in recognition of the additional duties he performs by serving as our Chairman. Non-employee directors serving as the chairperson of the Audit, Compensation, and Nominating and Corporate Governance Committees also received an additional annual retainer of $20,000, $15,000 and $10,000, respectively, for their service in these roles and the additional time commitments required. Effective April 1, 2020, and in response to the impact of COVID-19 on the Company, our non-employee directors agreed to take a 20% reduction in their annual cash retainer for the 2020 fiscal year.

Directors who are employees of the Company receive no compensation for their service on our Board of Directors.

The following table shows compensation earned by non-employee directors during 2019.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)($)	Total ($)
Kelly H. Barrett(2), (3)	48,420	125,000	173,420
Kathy T. Betty(2), (4)	85,000	160,000	245,000
Douglas C. Curling(2), (5)	90,000	160,000	250,000
Cynthia N. Day(2), (6)	95,000	160,000	255,000
Walter G. Ehmer(2), (7)	75,000	160,000	235,000
Hubert L. Harris, Jr.(2), (8)	75,000	160,000	235,000
Ray M. Robinson(2), (9)	175,000	160,000	335,000
Robert H. Yanker(2), (10)	26,580	35,000	61,580
____________________
(1)	Represents the grant date fair value of stock awards pursuant to Financial Accounting Standards Board Codification Topic 718.
(2)	As of December 31, 2019, each of the non-executive directors, other than Mr. Yanker, held 2,144 units of restricted stock subject to vesting, which was the number of units of restricted stock granted to them in May 2019.
(3)	Includes $18,750 in fees earned for services in the fourth quarter of 2019 which will be paid in 2020.
(4)	Includes $21,250 in fees earned for services in the fourth quarter of 2019 which will be paid in 2020.
(5)	Includes $22,500 in fees earned for services in the fourth quarter of 2019 which will be paid in 2020.
(6)	Includes $23,750 in fees earned for services in the fourth quarter of 2019 which will be paid in 2020.
(7)	Includes $18,750 in fees earned for services in the fourth quarter of 2019 which will be paid in 2020 that Mr. Ehmer deferred under the Company’s Nonqualified Deferred Compensation Plan and $56,250 in compensation Mr. Ehmer deferred under the Company’s Nonqualified Deferred Compensation Plan.
(8)	Includes $18,750 in fees earned for services in the fourth quarter of 2019 which will be paid in 2020.
(9)	Includes $43,750 in fees earned for services in the fourth quarter of 2019 which will be paid in 2020.
(10)	The amount of fees earned for Mr. Yanker reflect that he no longer serves on our board of directors effective May 8, 2019. Mr. Yanker deferred his fees under the Company’s Nonqualified Deferred Compensation Plan.

Stock Ownership Guidelines

Under the current stock ownership guidelines adopted by our Board of Directors in November 2015, each director is expected to own or acquire shares of our common stock and common stock equivalents (including restricted stock and restricted stock units) having a value of at least $400,000 prior to the later of January 31, 2020 or four years from when the director first joined our Board of Directors. As of December 31, 2019, each of our directors is currently in compliance with the requirements established in these guidelines.

COMPENSATION DISCUSSION AND ANALYSIS

The purpose of this section is to provide material information about the compensation objectives and policies for our named executive officers and to explain how the Compensation Committee of our Board of Directors made its compensation decisions for 2019. For 2019, our NEOs are listed below.

Named Executive Officer	2019 Position
John W. Robinson III	President and Chief Executive Officer
Steven A. Michaels	Chief Financial Officer and President of Strategic Operations
Ryan K. Woodley	Chief Executive Officer, Progressive Leasing
Douglas A. Lindsay	President, Aaron’s Business
Curtis L. Doman	Chief Innovation Officer, Progressive Leasing

Executive Summary

Our compensation programs are designed to attract, motivate, and retain key executives by offering market-competitive pay opportunities with an emphasis on incentive compensation to create a strong linkage between pay and performance. This linkage between pay and performance is demonstrated by the following pay and performance results for 2019:

2019 Company Performance Results	2019 Executive Pay Results
●Consolidated Revenues were $3,948 million, which was an increase of 3% from 2018

●Consolidated EBIT was $93 million, which was a decrease of 63% from 2018

●Consolidated Adjusted EBITDA1 was $435 million, which was an increase of 13% from 2018

●Consolidated Return on Capital2 of 11.9%, which was an increase of 50 bps from 2018

●All compliance goals, established in the first quarter of 2019, for the Company and each of its Aaron’s Business and Progressive segments were fully achieved

●Returned approximately $79 million to shareholders through stock repurchases and dividends

●Short-term incentive awards were earned at a level between 91% and 98% of Target

●Performance Share Units (PSUs) were earned at a level between 78% and 89% of Target

●RSAs and PSUs granted in 2019 decreased in value below their grant date value given the decline in the stock price as of the May 4, 2020 record date

____________________
(1)	Adjusted EBITDA is a measurement of our performance not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”). For a reconciliation of Adjusted EBITDA to the closest GAAP measurement, refer to the reconciliation set forth in Appendix A.
(2)	We define Consolidated Return on Capital as net operating profit (which we define as operating profit adjusted for certain non-recurring items) after tax divided by the sum of average net debt (which we define as debt less cash and cash equivalents) and average total shareholders’ equity, with the final result being an average of quarterly calculations. For a reconciliation of Return on Capital to the closest GAAP measurement, refer to the reconciliation set forth in Appendix A.

We believe these performance and pay results are indicative of a strong linkage between pay and performance created by our executive compensation structure and incentive plan designs.

In addition to this linkage between pay and performance, we employ sound compensation and governance principles and policies, while avoiding problematic or disfavored practices, as noted below:

What We Do	What We Don’t Do
✓Independent Compensation Committee assisted by an independent consultant

✓We annually assess the Company’s compensation policies to ensure that the features of our program do not encourage undue risk

✓All executives are "at will" employees, with the elimination of employment agreements for all NEOs except for the CEO

✓Pay mix that emphasizes performance-based compensation over fixed compensation (approximately 89% performance-based for CEO and approximately 77% for all other NEOs)

✓Pay mix that emphasizes long-term, equity-based incentives over short-term cash incentives

✓Incentive plans that utilize multiple measures, including growth, profitability, and returns

✓Reasonable incentive plan targets and ranges, with capped incentive payouts

✓Double-trigger equity vesting acceleration upon a change of control (awards granted in 2015 and later)

✓Meaningful stock ownership requirements

✓Formal clawback policy to recoup performance-based compensation from our senior executives, including NEOs, under certain prescribed acts of misconduct

✕No repricing or cash buyouts of stock options without shareholder approval

✕No excise or other tax gross-ups on change-in-control payments

✕No hedging or pledging of Company stock

✕No excessive perquisites or other benefits

✕No single-trigger severance benefits upon a change-in-control

✕No payment of dividends on unearned or unvested shares

✕No guaranteed bonus payments

Say on Pay Vote. Last year, our shareholders cast an advisory vote on our executive compensation practices as described in our 2019 proxy statement, with the result that over 81% of the total votes cast approved the compensation of our NEOs. The Compensation Committee regularly evaluates and revises the executive compensation program as it considers necessary to better reflect our evolving business circumstances. During 2019, the Compensation Committee conducted an in-depth review of its executive compensation programs and beginning in 2020, has adopted several meaningful plan design changes intended to further strengthen the relationship between pay and performance. These changes eliminate overlapping incentive metrics in the short-and long-term incentive plans. A detailed description of these changes can be found at "Annual Cash Incentive Awards—Changes for 2020" and "Long-Term Equity Incentive Awards—Changes for 2020".

Objectives of Executive Compensation

The primary objectives and priorities of our executive compensation program are to:

●	attract, motivate, and retain quality executive leadership;

●	align the incentive goals of our executive officers with the interests of our shareholders;

●	enhance the individual performance of each executive officer;

●	improve our overall performance; and

●	support achievement of our business plans and long-term goals.

To accomplish these objectives, the Compensation Committee considers a variety of factors when approving compensation programs, including (i) changes in our business strategy, (ii) performance expectations for the Company and, with respect to the compensation programs for certain NEOs, the performance expectations for Progressive or Aaron’s Business, (iii) external market data, (iv) actual performance of the Company and, with respect to the compensation programs for certain NEOs, the actual performance of Progressive or Aaron’s Business, (v) individual executive performance, and (vi) internal compensation equity with the NEOs. A more complete description of the annual process for establishing our executive compensation programs is described below and throughout this Compensation Discussion and Analysis.

Compensation Process Summary for 2019

Role of the Compensation Committee. The Compensation Committee is comprised solely of directors that our board has determined to be independent under applicable SEC and NYSE listing standards. Its role is to oversee (i) executive and outside director compensation, (ii) benefit plans and policies, including equity compensation plans and other forms of compensation, and (iii) other significant human resources matters.

More specifically, the Compensation Committee reviews and discusses proposed compensation for NEOs, evaluates their performance, and sets their compensation. In addition, the Compensation Committee approves all equity awards for NEOs and other executive officers.

Role of Management. The Compensation Committee considered the input and recommendations of Mr. Robinson with respect to our executive compensation programs and decisions that impact other NEOs. Mr. Michaels also provided input with respect to financial goals and recommendations and overall program design. Although management and other invitees at Compensation Committee meetings may participate in discussions and provide input, all votes and final decision-making on NEO compensation are solely the responsibility of the Compensation Committee, and those final deliberations and votes are conducted in executive sessions in which no executive officer participates.

Role of Independent Compensation Consultants. The Compensation Committee has the authority to retain independent consultants and other advisors. During 2019, the Compensation Committee retained the services of Exequity which reported directly to the Compensation Committee but worked with management at the direction of the Compensation Committee. The Compensation Committee assessed the independence of the advisors, including the potential for conflicts of interest as required by the SEC and NYSE listing standards, and concluded that Exequity was appropriately independent and free from potential conflicts of interest.

Although the specific services of the independent consultant vary from year to year, the following are the services generally provided by the independent consultant:

●	providing information on trends and related legislative, regulatory, and governance developments;

●	reviewing and recommending any changes to the benchmarking peer group for the consideration and approval of the Compensation Committee;

●	conducting competitive assessments of executive compensation levels and incentive program designs;

●	consulting on compensation for outside directors;

●	conducting a review of our compensation programs from a risk assessment perspective;

●	reviewing compensation tally sheets on our executive officers;

●	assisting with review and disclosures regarding the executive compensation programs; and

●	reviewing the Compensation Committee’s annual calendar and related governance matters.

Representatives from the advisory firm attended all of the Compensation Committee meetings pertaining to 2019 executive compensation decisions, and also participated in executive sessions as requested by the Compensation Committee.

Benchmarking

Role of Benchmark Data. We use compensation market data as a reference for understanding the competitive positioning of each element of our compensation program and of total compensation. The Compensation Committee generally requests these market studies from its independent consultant from time to time as the Compensation Committee deems appropriate. Market data informed compensation-related decisions for our NEOs in 2019. On a go forward basis, the Committee will review market data on an annual basis to better understand current labor market trends.

In referencing these market studies, the Compensation Committee does not manage total compensation for our NEOs within a prescribed competitive position or percentile of the compensation market. Rather, the Compensation Committee reviews compensation for each NEO relative to market data and considers other internal and external factors when exercising its business judgment as to compensation decisions. Other factors material to the Compensation Committee’s deliberations include (i) objective measurements of business performance, (ii) the accomplishment of compliance, strategic, and financial objectives, (iii) the development and retention of management talent, (iv) enhancement of shareholder value, and (v) other matters the Compensation Committee deems relevant to our short-term and long-term success.

Peer Groups. With respect to 2019 compensation decisions, the Compensation Committee referenced the market study that was conducted by the independent consultant for 2018. The peer group used in that study was proposed by the independent consultant and approved by the Compensation Committee, and included discrete peer groups for each of the major operating segments in addition to a corporate peer group. The peers were selected based on similarity in terms of size, complexity, and business focus at that time. The following are the specific peer companies that were used in that study:

Corporate Peers	Aaron’s Business Unit Peers	Progressive Leasing Unit Peers
Big Lots, Inc.	Big Lots, Inc.	Credit Acceptance Corporation
Conn’s, Inc.	Conn’s, Inc.	Enova International, Inc.
Credit Acceptance Corporation	Dick’s Sporting Goods, Inc.	ePlus inc.
Dick’s Sporting Goods, Inc.	DSW Inc.	EZCORP, Inc.
ePlus inc.	FirstCash, Inc.	Fair Isaac Corporation
Green Dot Corporation	Herc Holdings Inc.	Green Dot Corporation
OneMain Holdings, Inc.	HSN, Inc.	LendingClub Corporation
Rent-A-Center, Inc.	Rent-A-Center, Inc.	OneMain Holdings, Inc.
Santander Consumer USA Holdings Inc.	Tractor Supply Company	Santander Consumer USA Holdings Inc.
Tractor Supply Company	Wayfair, Inc.	World Acceptance Corporation

Survey Data. If data from the proxy peer group is not available for all NEO positions, the Compensation Committee may also review broader survey benchmarking data from time to time, as necessary.

In 2019, at the request of the Compensation Committee, Exequity conducted a comprehensive review of potential peers taking into account revenue size, industry, and labor market. The Compensation Committee approved the peer group, which is comprised of the 25 companies listed below. The peer group was used for the 2019 benchmarking and to inform 2020 pay levels. The peer group is comprised of both retail and consumer finance companies that approximate Aaron’s, Inc. in terms of key size metrics. The composition of the group considers the major operating segments of Aaron’s, Inc. as represented by Aaron’s Business which operates in the retail space, and Progressive Leasing which operates in the consumer finance space. In addition to the peer group shown below, general industry pay survey data was also provided and considered to ensure a fulsome evaluation of the competitive pay landscape.

Company Name	Primary Industry
Ally Financial Inc.	Consumer Finance
Big Lots, Inc.	Multiline Retail
Burlington Stores, Inc.	Specialty Retail
Conn’s, Inc.	Specialty Retail
Credit Acceptance Corporation	Consumer Finance
CURO Group Holdings Corp.	Consumer Finance
Designer Brands Inc.	Specialty Retail
DICK’S Sporting Goods, Inc.	Specialty Retail
Discover Financial Services	Consumer Finance
Encore Capital Group, Inc.	Consumer Finance
Enova International, Inc.	Consumer Finance
FirstCash, Inc.	Consumer Finance
Foot Locker, Inc.	Specialty Retail
Green Dot Corporation	Consumer Finance
OneMain Holdings, Inc.	Consumer Finance
Rent-A-Center, Inc.	Specialty Retail
RH	Specialty Retail
Sally Beauty Holdings, Inc.	Specialty Retail
Santander Consumer USA Holdings Inc.	Consumer Finance
Sleep Number Corporation	Specialty Retail
SLM Corporation	Consumer Finance
Synchrony Financial	Consumer Finance
Tractor Supply Company	Specialty Retail
Wayfair Inc.	Internet and Direct Marketing Retail
Williams-Sonoma, Inc.	Specialty Retail

Components of the Executive Compensation Program

The three primary components of each NEO’s total direct compensation for 2019 were as follows:

Component	Terms and Objectives
Base Salary	●Fixed amount of compensation for performing day-to-day job responsibilities intended to reflect the scope of an executive’s role.

●Reviewed annually for potential adjustment based on factors such as market levels, individual performance, and scope of responsibility.

Annual Cash Incentive Award
●Variable performance-based award opportunity based on achievements with respect to the Company’s or Progressive or Aaron’s Business financial and operational performance goals (Adjusted EBITDA, Revenue, and Compliance).

Long-Term Equity Incentive Award	●To balance long-term performance and retention, 2019 equity awards were made in the form of 50% performance share units, 25% stock options, and 25% time-based restricted stock awards.

●Aligns executive interests with shareholders.

These components are designed to be competitive with employers with whom we compete for executive talent and to support our compensation program objectives. The Compensation Committee has not set a prescribed mix or allocation for each component, but rather focuses on total direct compensation when making compensation decisions for our executives. In making these decisions, the Compensation Committee also considers the following related factors: (i) performance against corporate and individual objectives for the fiscal year; (ii) performance of general management responsibilities; (iii) the value of any unique skills and capabilities; (iv) contributions as a member of the executive management team; and (v) competitive market considerations.

Total direct compensation for our executive officers emphasizes variable and performance-based compensation more so than for our other employees. This reflects our philosophy that performance-based compensation opportunities—linked to financial, operating, and stock price performance—should increase as overall responsibility increases.

The following graphs demonstrate this philosophy by showing the mix of target pay for 2019 for our CEO and for our other NEOs as a group:

Chief Executive Officer	Other Named Executive Officers

Base Salary

The Compensation Committee views base salary as fixed compensation intended to reflect the scope of an executive’s role. It reviews base salaries annually and adjusts them as necessary to ensure that salary levels remain appropriate and competitive. Salary increases are periodic rather than annual and are made after the Compensation Committee considers relevant factors, including:

●	breadth and scope of an executive’s role, including any significant change in duties;

●	competitive market pay levels;

●	internal comparisons to similar roles;

●	individual performance throughout the year; and

●	overall economic climate, Company performance and, with respect to certain NEOs, the performance of Progressive or Aaron’s Business.

There were no changes to base salary made for the NEOs in 2019. The levels shown below were last adjusted in 2018:

2019
Named Executive Officer	Base Salary
John W. Robinson III	$800,000
Steven A. Michaels	$625,000
Ryan K. Woodley	$600,000
Douglas A. Lindsay	$600,000
Curtis L. Doman	$475,000

Annual Cash Incentive Awards

Annual cash incentive awards provide the opportunity to earn cash rewards for meeting Company, Progressive, or Aaron’s Business financial and operational performance goals. Under the 2019 program, our NEOs had the potential to earn cash incentive awards based on performance against pre-determined performance goals, with amounts that vary based on the degree to which the related goals are achieved.

Target Awards. At the beginning of the year, the Compensation Committee approves the target award opportunity for each NEO. For 2019, these target award opportunities remained unchanged from 2018.

2019
Named Executive Officer	Target % of Salary
John W. Robinson III	125%
Steven A. Michaels	100%
Ryan K. Woodley	100%
Douglas A. Lindsay	100%
Curtis L. Doman	100%

Performance Measures and Weights. The following were the performance measures and weights in the 2019 annual cash incentive program for each NEO:

Aaron’s, Inc.	Progressive Leasing	Aaron’s Business
Robinson and Michaels	Woodley and Doman	Lindsay
50% Adjusted EBITDA	50% Adjusted EBITDA	50% Adjusted EBITDA
30% Revenue	30% Revenue	30% Revenue
20% Compliance	20% Compliance	20% Compliance

In each case, the measures are specific to each entity, and calculated as follows:

●	Revenues are measured on a GAAP basis.

●	Adjusted EBITDA is based on GAAP earnings before interest expense, taxes, depreciation, and amortization, with overall Company, Aaron’s Business and Progressive Adjusted EBITDA results (which, for purposes of determining Messrs. Woodley and Doman’s annual cash incentive award, is a combination of Progressive Leasing and DAMI. Adjusted EBITDA), subject to the non-GAAP adjustments described in the Company’s Form 8-K filed with the SEC on February 20, 2020 and subject to further adjustments described below.

●	Performance results for each measure also exclude the effects of certain nonrecurring items of gains and expenses or losses. For 2019, this included adjustments, as applicable, to remove the insurance recovery for the 2017 Hurricanes Harvey and Irma from Adjusted EBITDA metrics of Aaron’s Business and the overall Company results, to remove certain legal and due diligence costs from the Adjusted EBITDA metric for the Aaron’s Business and the overall Company results, to adjust Progressive Leasing’s Adjusted EBITDA metric for certain regulatory legal expenses incurred by Progressive Leasing and to remove the effect of the change in allowance for loan losses for Vive. Refer to Appendix A for additional information regarding these adjustments and the reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure.

●	Compliance-related goals established in the first quarter of 2019 for the overall Company, Progressive Leasing and our Aaron’s Business focused on several areas, including information security and related compliance training, the development and implementation of various processes to further improve compliance monitoring, and improving compliance procedures related to our Progressive business.

Performance Goals and Results. The Compensation Committee established annual goals for each of the performance measures in the annual incentive program, including a Threshold, Target, and Maximum performance goal that corresponded to a Threshold, Target, and Maximum incentive payout level. For the financial measures (Adjusted EBITDA and revenue), the payout range was from 25% to 200% of Target and for Compliance the payout range was from 0% to 125% of Target (based on the number of compliance goals achieved).

The following tables summarize the performance goals, performance results, and related incentive payout levels as a percent of target for each NEO:

Aaron’s, Inc.: Robinson and Michaels
($ Million)		Plan Performance Range			Actual Performance and Payout
					Year
					Ending		Payout
Metric	Weight	Threshold	Target Zone[1]	Maximum	12/31/2019	% of Target	Calculation
Consolidated Revenue	30%	$3,851	$4,033 - $4,073	$4,256	$3,948	97.4%	79.5%
Consolidated Adj. EBITDA[2]	50%	$405	$438 - $443	$476	$435	98.9%	95.9%
Compliance[3]	20%		4 Projects	5 Projects	5 Projects	125.0%	125.0%
Payout		25%	100%	200%			96.8%

Progressive Leasing: Woodley and Doman
($ Million)		Plan Performance Range			Actual Performance and Payout
					Year
					Ending		Payout
Metric	Weight	Threshold	Target Zone[1]	Maximum	12/31/2019	% of Target	Calculation
Progressive Revenues[4]	30%	$2,044	$2,187 - $2,209	$2,341	$2,163	98.4%	90.4%
Progressive Adj. EBITDA[5]	50%	$248	$270 - $273	$293	$266	98.2%	90.9%
Compliance[3]	20%		4 Projects	5 Projects	5 Projects	125.0%	125.0%
Payout		25%	100%	200%			97.5%

Aaron’s Business: Lindsay
($ Million)		Plan Performance Range			Actual Performance and Payout
					Year
					Ending		Payout
Metric	Weight	Threshold	Target Zone[1]	Maximum	12/31/2019	% of Target	Calculation
Aaron’s Business Revenue	30%	$1,716	$1,846 - $1,865	$1,995	$1,784	96.2%	72.0%
Aaron’s Business Adj.
EBITDA[6]	50%	$150	$168 - $170	$186	$165	97.5%	87.8%
Compliance[3]	20%		4 Projects	5 Projects	5 Projects	125.0%	125.0%
Payout		25%	100%	200%			90.5%
____________________
(1)	If actual performance falls anywhere within this dollar range then payout is at 100% of target.
(2)

Further adjusted to remove insurance recoveries for the 2017 Hurricanes Harvey and Irma at the Aaron’s Business, to remove certain legal and due diligence costs at the Aaron’s Business and to remove the effect of the change in allowance for loan losses at Vive.

(3)	Maximum payout on Compliance is 125%.
(4)	Consolidation of Progressive and Vive.
(5)

Consolidation of Progressive and Vive, further adjusted to remove the effect of the change in allowance for loan losses at Vive and to adjust for certain regulatory legal expenses at Progressive Leasing.

(6)	Further adjusted to remove insurance recoveries for the 2017 Hurricanes Harvey and Irma and to remove certain legal and due diligence costs.

Based on the above performance results and incentive calculations, the chart below shows the final annual cash incentive awards paid to our NEOs for 2019 performance as compared to what those payments would have been at the target level:

		Award Earned
	Target Annual	under Annual
Named Executive Officer	Incentive[1]	Incentive Plan
John W. Robinson III	$1,000,000	$ 967,900
Steven A. Michaels	$625,000	$ 604,900
Ryan K. Woodley	$600,000	$ 585,300
Douglas A. Lindsay	$600,000	$ 542,800
Curtis L. Doman	$475,000	$ 463,300
____________________
(1)	Calculated on annual base salary paid for 2019.

Changes for 2020. As previously described, the Compensation Committee adopted changes to the 2020 annual cash incentive plan. These changes include eliminating the overlap with metrics in the performance share plan and a heightened focus on unit level profitability as measured through EBITDA. Beginning in 2020, officers with corporate responsibility including Messers. Robinson and Michaels will be measured 80% on performance relative to corporate EBITDA goals and 20% relative to strategic objectives. Likewise, business unit leaders will be measured on EBITDA goals for the operating unit over which they have responsibility. Mr. Woodley and Mr. Doman will be measured on Progressive EBITDA goals, which will constitute 80% of their respective incentive opportunities and will have 20% of their respective annual incentive opportunities tied to strategic objectives. Mr. Lindsay will be measured on Aaron’s Business EBITDA goals, which will constitute 80% of his incentive opportunity and will have 20% of his incentive opportunity tied to strategic objectives.

Long-Term Equity Incentive Awards

Aaron’s long-term equity incentive awards are intended to:

●	reward the achievement of business objectives that the Compensation Committee believes will benefit our shareholders;
●	align the interests of our senior management with those of our shareholders; and
●	assist with retaining our senior management to ensure continuity of leadership.

Beyond these objectives, the Compensation Committee also considers market design practices, equity dilution, accounting expense, and other internal considerations when deciding on the structure and size of equity awards.

Award Type and Mix. Each year the Compensation Committee grants equity awards to our NEOs; however, the award type and mix may change from time to time. In order to balance performance and retention incentives, the 2019 equity awards were made in the form of performance share units, stock options, and time-based restricted stock awards.

The graphic below depicts our 2019 equity award mix for all executives:

Equity Award	Objective	Provisions
Performance Shares	●Focus participants on the fundamentals of growing our business and increasing the level of our earnings over the long term. ●One-year performance period ensures greater validity in our forecasts.
●Number of performance shares earned based on one-year Company performance.

●Earned awards are subject to additional time-based vesting, with vesting occurring in three equal increments following the first, second, and third anniversaries of the grant

Stock Options	●Aligns executives with shareholders, with the value of an award realized only if the stock price appreciates following the date of grant.	●Pro rata annual three-year vesting, with vesting occurring in three equal increments following the first, second, and third anniversaries of the grant.

Restricted Stock	●Addresses competitive concerns with a focus on retaining our key executives needed to realize our long-term performance objectives.	●Pro rata annual three-year vesting, with vesting occurring in three equal increments following the first, second, and third anniversaries of the grant.

Target Awards. Mr. Robinson’s target award is expressed as a dollar amount, with an annual grant date value that was established for 2015 at $5.2 million as per the employment agreement we entered into with him when he was promoted to serve as our Chief Executive Officer. Target awards for 2019 for our other NEOs are expressed as a percentage of base salary, and are unchanged from 2018 levels shown below:

LTIP Target
Named Executive Officer	% of Salary
Steven A. Michaels	225%
Ryan K. Woodley	400%
Douglas A. Lindsay	225%
Curtis L. Doman	300%

These award target percentages were set by the Compensation Committee after reviewing the general award levels across our peer group and considering the responsibilities of each NEO.

Awards generally are converted to a target number of performance shares and time-based RSAs by dividing the allocable portion of the grant date award value by our closing stock price on the date of grant. To determine the number of options to grant, the allocable portion of the grant date award value was divided by the estimated fair value of an option, as determined for benchmarking purposes using the Black-Scholes valuation methodology.

The LTI target awards that were granted to our NEOs pursuant to the 2019 program structure are set forth in the table below:

2019 Equity Awards

LTI Target Value

	Stock Options		Restricted Stock		Performance		2019 LTI Value
Named Executive Officer	25%	+	25%	+	Shares 50%	=	Target
John W. Robinson III	$1,300,000		$1,300,000		$2,600,000		$5,200,000
Steven A. Michaels	$351,563		$351,563		$703,125		$1,406,250
Ryan K. Woodley	$600,000		$600,000		$1,200,000		$2,400,000
Douglas A. Lindsay	$337,500		$337,500		$675,000		$1,350,000
Curtis L. Doman	$356,250		$356,250		$712,500		$1,425,000
Shares Awarded (at target)

	Stock Options		Restricted Stock		Performance		2019 LTI Shares
Named Executive Officer	25%	+	25%	+	Shares 50%	=	at Target
John W. Robinson III	66,930		24,000		48,000		138,930
Steven A. Michaels	18,120		6,510		12,990		37,620
Ryan K. Woodley	30,900		11,100		22,170		64,170
Douglas A. Lindsay	17,400		6,240		12,480		36,120
Curtis L. Doman	18,360		6,600		13,170		38,130

Performance Shares Performance Measures and Weights. The following were the performance measures and weights for the performance shares granted in 2019:

Aaron’s, Inc.	Progressive Leasing	Aaron’s Business
Robinson and Michaels	Woodley and Doman	Lindsay
50% Adjusted Revenue	50% Adjusted Revenue	50% Revenue
25% Adjusted EBITDA	30% Adjusted EBITDA	30% Adjusted EBITDA
25% Return on Capital	20% Adjusted Revenue (Consolidated)	20% Adjusted Revenue (Consolidated)

The Compensation Committee selected these measures to focus participants on growing our business and on sustaining and improving the quality of our earnings.

In each case, the measures are specific to each entity, except where noted as “consolidated,” which is referring to Aaron’s, Inc., and are calculated as follows:

●

Revenue is based on consolidated Aaron’s, Inc., Progressive, or Aaron’s Business results for 2019, as described above in “Components of the Executive Compensation Program-Annual Cash Incentive Awards” for the Aaron’s Business. Consolidated Aaron’s, Inc. Adjusted Revenue and Progressive Adjusted Revenue include the consolidation with Vive and are reduced for the amount of provision expense at Vive;

●

Adjusted EBITDA is based on consolidated Aaron’s, Inc., Progressive, or Aaron’s Business results for 2019, calculated as described above in “Components of the Executive Compensation Program-Annual Cash Incentive Awards”; and

●

Return on capital was measured by dividing adjusted net operating profit (which we define as operating profit adjusted for certain non-recurring items as shown in Appendix A) after tax by the sum of average net debt (which we define as debt less cash and cash equivalents) and average total shareholders’ equity, with the final result being an average of quarterly calculations.

Refer to Appendix A for the reconciliation of these non-GAAP measures to the closest GAAP measurement.

Performance Goals and Results. The Compensation Committee established goals for each of the performance measures in the performance share program, including a Threshold, Target, and Maximum performance goal that corresponded to a Threshold, Target, and Maximum number of shares that could be earned. The number of shares that could be earned ranged from 25% to 200% of Target. Payouts for results between these levels are interpolated, with scales that vary by business segment. If the results are less than threshold, then no shares would be earned.

The following tables summarize the performance goals, performance results, and related earning levels as a percent of target for each NEO:

Aaron’s, Inc.: Robinson and Michaels
($ Million)		Plan Performance Range			Actual Performance and Payout
						% of	Payout
Metric	Weight	Threshold	Target Zone[1]	Maximum	Actual	Target	Calculation
Consolidated Adjusted Revenue[2]	50%	$3,831	$4,012 - $4,053	$4,234	$3,926	97.4%	78.7%
Consolidated Adj. EBITDA[3]	25%	$405	$438 - $443	$476	$435	98.9%	95.9%
Consolidated ROC[4]	25%	9.9%	11.6% - 11.8%	14%	11.9%	101.6%	103.0%
Payout		25%	100%	200%			89.1%

Progressive: Woodley and Doman
($ Million)		Plan Performance Range			Actual Performance and Payout
						% of	Payout
Metric	Weight	Threshold	Target Zone[1]	Maximum	Actual	Target	Calculation
Progressive Adjusted Revenue[5]	50%	$2,025	$2,166 - $2,188	$2,318	$2,142	98.4%	89.9%
Progressive Adj. EBITDA[6]	30%	$248	$270 - $273	$293	$266	98.2%	90.9%
Consolidated Adjusted Revenue[2]	20%	$3,831	$4,012 - $4,053	$4,234	$3,926	97.4%	78.7%
Payout		25%	100%	200%			87.9%

Aaron’s Business: Lindsay
($ Million)		Plan Performance Range			Actual Performance and Payout
						% of	Payout
Metric	Weight	Threshold	Target Zone[1]	Maximum	Actual	Target	Calculation
Aaron’s Business Revenue	50%	$1,716	$1,846 - $1,865	$1,995	$1,784	96.2%	72.0%
Aaron’s Business Adj. EBITDA[7]	30%	$150	$168 - $170	$186	$165	97.5%	87.8%
Consolidated Adjusted Revenue[2]	20%	$3,831	$4,012 - $4,053	$4,234	$3,926	97.4%	78.7%
Payout		25%	100%	200%			78.1%
____________________
(1)	If actual performance falls anywhere within this dollar range then payout is at 100% of target.
(2)	Further adjusted to remove the effect of provision expense at Vive.
(3)	Further adjusted to remove insurance recoveries for Hurricanes Harvey and Irma at the Aaron’s Business, to remove certain due diligence costs at the Aaron’s Business and to remove the effect of the change in allowance for loan losses at Vive.
(4)	Return on Capital: Adjusted Net Operating Profit after Tax divided by the Sum of Average Net Debt and Average Equity. Net debt is equal to total debt less cash and cash equivalents.
(5)	Consolidation of Progressive and Vive, further adjusted to remove the effect of provision expense at Vive.
(6)	Consolidation of Progressive and Vive, further adjusted to remove the effect of the change in allowance for loan losses at Vive and to adjust for certain legal expenses at Progressive Leasing.
(7)	Further adjusted to remove insurance recoveries for Hurricanes Harvey and Irma and to remove certain due diligence costs.

The performance shares earned by the NEOs based on 2019 performance will vest in three annual increments on March 7, 2020, 2021, and 2022.

Changes for 2020. As discussed above, the Compensation Committee made changes to the design of the 2020 performance share program. In order to eliminate overlap between the annual cash incentive plan and the performance share plan, the metrics for long-term incentive have been changed to focus largely on revenue creation. Line-of-sight profitability continues to be emphasized and measured via adjusted pre-tax income, and metrics for corporate participants will contain a balance sheet component to encourage a holistic and balanced approach to sustained growth and value creation. The weightings of the metrics will vary by operating segment as shown in the table below:

Aaron’s, Inc.	Progressive Leasing	Aaron’s Business
Robinson and Michaels	Woodley and Doman	Lindsay
60% Adjusted Revenue	70% Adjusted Revenue	70% Revenue
20% Adjusted Pre-tax Income	30% Adjusted Pre-tax Income	30% Adjusted Pre-tax Income
20% Return on Capital

EXECUTIVE COMPENSATION POLICIES

Stock Ownership Guidelines. The Compensation Committee has adopted stock ownership guidelines to further align the interests of senior executives with our shareholders. The table below summarizes the current guidelines that apply to our NEOs. As of December 31, 2019, all of our executive officers satisfied these guidelines.

Feature	Provision
Required levels	5x base salary: Chief Executive Officer 3x base salary:
●CFO and President, Strategic Operations; ●Chief Executive Officer, Progressive; and ●Chief Innovation Officer, Progressive

2x base salary: President, Aaron’s Business
Shares counted toward guidelines	Stock owned outright
Shares held in retirement accounts
Unvested time-based RSUs and RSAs
Earned but unvested performance shares
“In the money” value of vested but unexercised stock options

Clawback Policy. The Compensation Committee has adopted a policy that provides that annual incentive and equity awards to our executive officers may be recouped if we restate our consolidated financial statements. Under this policy, covered employees including our NEOs may be required to repay to the Company the difference between the amount of incentives and awards received and the amount that would have been payable under the restated financial statements.

Securities Trading Policy. As part of our Insider Trading Policy, all of our officers and directors are prohibited from trading any interest or position relating to the future price of our securities. These prohibited transactions include trading in puts, calls, short sales, or hedging transactions, but do not generally prohibit other purchases and sales of our common stock made in compliance with the limitations contained in our Insider Trading Policy. Pledging of Company securities is prohibited under our Insider Trading Policy.

Tally Sheets. The Compensation Committee reviews tally sheets for select executives. These tally sheets provide a comprehensive view of target, actual, and contingent executive compensation payouts under a variety of termination and performance scenarios. The tally sheets allow the Compensation Committee to understand the cumulative effect of prior pay decisions and stock performance, as well as the retentive ability of existing LTIs, severance, and change-in-control arrangements. The tally sheets are intended to facilitate the Compensation Committee’s understanding of the nature and amounts of total compensation under our executive compensation program and to assist the Compensation Committee in its overall evaluation of our program.

Executive Benefits and Perquisites

Our executive compensation program also provides certain benefits and perquisites to our NEOs. The value of these benefits and perquisites represents a small portion of an NEO’s overall total compensation opportunity and does not materially influence the Compensation Committee’s decisions with respect to the salary and incentive elements of the compensation of our NEOs. The Compensation Committee periodically reviews the perquisites and other personal benefits that we provide to senior management to ensure they remain in the best interests of the Company and its shareholders.

Healthcare Benefits. Our NEOs receive a full range of standard benefits, including the medical, dental, vision, life and voluntary disability coverage available to our employees generally.

Retirement Plans. Our NEOs participate on the same basis as other employees in the 401(k) Retirement Savings Plan, which we refer to as the 401(k) Plan, for all full-time employees. Employees with at least one year of service who meet certain eligibility requirements are eligible for a Company match.

Our 401(k) Plan uses a safe harbor formula that allows employees to contribute up to 75% of their annual compensation with 100% matching by the Company on the first 3% of compensation and an additional 50% match on the next 2% of compensation. All matching by the Company is immediately vested under the new plan formula and any prior contributions will continue to vest under the preceding vesting schedule.

Under the Company’s Nonqualified Deferred Compensation Plan, which we refer to as the “Deferred Compensation Plan,” a select group of management or highly compensated employees are eligible to elect to defer up to 75% of their base salary and up to 75% of their annual bonus on a pre-tax basis. Should they so elect, the Company will make discretionary matching contributions under the same formula that applies for our 401(k) Plan, with the benefit not exceeding the 401(k) Plan statutory limit.

Perquisites. Our NEOs may use the Company’s aircraft from time to time for non-business use. Incremental operating costs associated with such personal use is paid by the Company. The amount of income attributed to each NEO for income tax purposes from personal aircraft use is determined by the Standard Industry Fare Level method, and the executives are responsible for paying the tax on this income. The aggregate incremental cost to the Company of such use by each NEO, if any, is included under the “All Other Compensation” column of “Executive Compensation-Summary Compensation Table.”

Employment Agreements and Other Post-Termination Protections

To attract and retain talented executives, we recognize the need to provide protection to our executives in the event of certain termination situations. The highly competitive nature of the relevant market for key leadership positions means we may be at a competitive disadvantage in trying to retain our current leaders, or hire executives from outside the Company, if we are not able to offer them the type of protections typically found in the market.

Accordingly, we have entered into an employment agreement with Mr. Robinson that details the duties and related compensation for his service as our Chief Executive Officer, as well as the benefits he would receive in the event his employment is terminated under various scenarios. The employment agreement, dating from the Progressive acquisition, with Mr. Woodley expired and the Company elected to replace it with a severance and change-in-control agreement. Each of Messrs. Michaels, Woodley and Lindsay are covered by severance and change-in-control agreements we entered into with them in February 2019 and Mr. Doman is covered by the severance plan, all of which are intended to provide certain benefits in the event employment is terminated other than for cause, disability or death, or in the event termination of employment occurs by the executive officer for good reason following a change of control, with respect to Mr. Doman, and at any time with respect to Messrs. Michaels, Woodley and Lindsay. Mr. John Robinson’s employment agreement, the severance and change-in-control agreements and the severance plan aid us in retaining key leaders who are critical to the ongoing stability of our business, foster objectivity across the participants should they be asked to evaluate proposals that may result in the loss of their employment, and provide important protections to us in terms of confidential information and competitive matters that could arise after their employment is terminated.

The specific details of Mr. John Robinson’s employment agreement and our severance plan are described later in this joint proxy statement/prospectus, in the sections titled “Executive Compensation-Employment Agreements with Named Executive Officers” and “Executive Compensation-Potential Payments Upon Termination or Change in Control-Severance Plan” beginning on pages 60 and 66, respectively.

Policy on Compensation Tax Deductibility

Effective for tax years beginning after December 31, 2017, U.S. tax law changes expanded the definition of covered employees under Section 162(m) to include, among others, the Chief Financial Officer, and eliminate the performance-based compensation exception. The Tax Act of 2017 includes a transition or “grandfathering” rule under which the changes to Section 162(m) described above will not apply to compensation payable pursuant to a written binding contract that was in effect on November 2, 2017, and is not materially modified after that date. To the extent applicable to our existing contracts and awards, the Compensation Committee may avail itself of this transition rule. However, because of uncertainties as to the application and interpretation of this “grandfathering” rule, no assurances can be given at this time that our existing contracts and awards, even if in place on November 2, 2017, will meet the requirements of the “grandfathering” rule.

The Compensation Committee views the tax deductibility of executive compensation as one factor to be considered in the context of its overall compensation philosophy. The Committee expects in the future to authorize compensation in excess of $1,000,000 to named executive officers that will not be deductible under Section 162(m) when it believes doing so is in the best interests of the Company and its shareholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee operates pursuant to a written charter adopted by the Board of Directors and available through the Company’s website, http://www.aarons.com. The Compensation Committee is composed of four independent members of the board as defined under the listing standards of the New York Stock Exchange and under the committee’s charter. The Compensation Committee is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities with respect to executive and director compensation.

In keeping with its responsibilities, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section contained in the joint proxy statement/prospectus related to the Company’s 2020 Annual Meeting of Shareholders and incorporated in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in the joint proxy statement/prospectus and incorporated into the Annual Report on Form 10-K.

This report is respectfully submitted by the Compensation Committee of the Board of Directors.

Douglas C. Curling (Chair)

Kathy T. Betty

Cynthia N. Day

Ray M. Robinson

EXECUTIVE COMPENSATION

The following Summary Compensation Table summarizes the total compensation earned by, or awarded to, our named executive officers in 2019, 2018 and 2017, as applicable.

Summary Compensation Table

					Non-Equity
			Stock	Option	Incentive Plan	All Other
		Salary	Awards(1)	Awards(2)	Compensation(3)	Compensation(4)		Total
Name and Principal Position	Year	($)	($)	($)	($)	($)		($)
John W. Robinson III	2019	800,000	3,900,960	1,311,159	967,900	1,171		6,981,190
Chief Executive Officer	2018	784,615	3,900,368	1,444,438	1,016,300	6,317		7,152,038
	2017	700,000	3,900,874	1,258,389	1,156,100	3,846		7,019,209
Steven A. Michaels	2019	625,000	1,056,510	354,971	604,900	26,031	(5),(6)	2,667,412
Chief Financial Officer &	2018	613,462	1,054,843	391,006	635,700	34,784		2,729,795
President of Strategic	2017	550,000	826,000	266,247	789,900	19,452		2,451,599
Operations
Ryan K. Woodley	2019	600,000	1,802,569	605,331	585,300	11,740	(5)	3,604,940
Chief Executive Officer	2018	574,616	1,802,024	666,893	602,900	11,540		3,657,973
Progressive	2017	435,000	1,305,455	421,173	603,200	11,340		2,776,168
Douglas A. Lindsay	2019	600,000	1,014,250	340,866	542,800	12,010	(5)	2,509,926
President,	2018	584,615	1,015,145	375,127	610,100	25,418		2,610,405
Aaron’s Business	2017	500,000	375,899	121,068	744,600	17,480		1,759,047
Curtis L. Doman	2019	475,000	1,071,139	359,672	463,300	12,010	(5)	2,381,121
Chief Innovation Officer	2018	463,462	1,070,439	395,968	486,200	11,810		2,427,879
Progressive	2017	400,000	900,202	290,615	554,600	11,610		2,157,027
____________________
(1)	Represents the aggregate grant date fair value of awards of time-based RSUs, RSAs, and performance shares recognized by the Company as required by Financial Accounting Standards Board Codification Topic 718. See Note 13 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, for a discussion of the assumptions used in calculating these amounts. For the time-based RSUs and RSAs, the fair value is calculated using the closing stock price on the date of grant. For the performance shares, the fair value is also the closing stock price on the date of grant, multiplied by a number of shares that is based on the targeted attainment level, which represents the probable outcome of the performance condition on the date of grant. The amounts do not reflect the value actually realized or that may ultimately be realized by our named executive officers. Assuming the highest performance conditions for the performance share awards granted in 2019, the grant date fair value would be: Mr. Robinson $5,201,280; Mr. Michaels $1,407,596; Mr. Woodley $2,402,341; Mr. Doman $1,427,101; and Mr. Lindsay $1,352,333.
(2)	Represents the grant date fair value of awards of stock options recognized by the Company as required by the Financial Accounting Standards Board Codification Topic 718. The Company determines the fair value of stock options on the grant date using a Black-Scholes-Merton option pricing model that incorporates expected volatility, expected option life, risk-free interest rates, and expected dividend yields. See Note 13 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, for a discussion of the assumptions used in calculating these amounts.
(3)	Reflects the value of the cash bonus earned under our annual cash incentive award program.
(4)	We provide a limited number of perquisites to our named executive officers and value those perquisites based on their aggregate incremental cost to the Company. We calculated the incremental cost of Company aircraft use based on the average variable operating costs to the Company. Variable operating costs include fuel costs, maintenance fees, positioning costs, catering costs, landing/ramp fees, and the amount, if any, of disallowed tax deductions associated with the personal use of Company aircraft. The total annual variable operating costs are divided by the annual number of flight hours flown by the aircraft to derive an average variable cost per flight hour. This average variable cost per flight hour is then multiplied by the flight hours flown for personal use to derive the incremental cost to the Company. This method excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries and benefits and hangar expenses. Aggregate incremental cost, if any, of travel by the executive’s family or other guests when accompanying the executive is also included.
(5)	Includes matching contributions in the amount of $11,200 made by the Company to Messr. Michaels’, Woodley’s, Doman’s, or Lindsay’s account, as applicable, in the Company’s 401(k) plan.
(6)	Includes matching contributions in the amount of $11,200 made by the Company to Messr. Michaels’ account as part of the Nonqualified Deferred Compensation plan. These amounts are also included in the Nonqualified Deferred Compensation section below.

Grants of Plan-Based Awards in Fiscal Year 2019

Our Compensation Committee granted restricted stock, stock options and performance shares to our named executive officers during 2019. Set forth below is information regarding awards granted in 2019.

		Potential Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All	All
								Other	Other		Grant
								Stock	Option	Exercise	Date Fair
								Awards:	Awards:	or Base	Value of
								Number	Number of	Price of	Stock and
								of Shares	Securities	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	of Stock	Underlying	Awards	Awards(5)
Name	Date	($)	($)	($)	(#)	(#)	(#)	or Units(3)	Options(4)	($/Sh)	($)
John W. Robinson III		250,000	1,000,000	1,850,000
	2/21/2019				12,000	48,000	96,000				2,600,640
	2/21/2019							24,000			1,300,320
	2/21/2019								66,930	54.18	1,311,159
Steven A. Michaels		156,250	625,000	1,156,250
	2/21/2019				3,248	12,990	25,980				703,798
	2/21/2019							6,510			352,712
	2/21/2019								18,120	54.18	354,971
Ryan K. Woodley		150,000	600,000	1,110,000
	2/21/2019				5,543	22,170	44,340				1,201,171
	2/21/2019							11,100			601,398
	2/21/2019								30,900	54.18	605,331
Douglas A. Lindsay		150,000	600,000	1,110,000
	2/21/2019				3,120	12,480	24,960				676,166
	2/21/2019							6,240			338,083
	2/21/2019								17,400	54.18	340,866
Curtis L. Doman		118,750	475,000	878,750
	2/21/2019				3,293	13,170	26,340				713,551
	2/21/2019							6,600			357,588
	2/21/2019								18,360	54.18	359,672
____________________
(1)	For the named executive officers, represents the amounts that could be earned under the annual cash incentive award program based on performance against pre-determined goals for revenue and Adjusted EBITDA, measured on a Company-wide basis or for Aaron’s Business or Progressive, based on each executive’s organizational level. The amounts actually earned are included in the non-equity incentive plan compensation column of the Summary Compensation Table.
(2)	Represents the performance shares granted under our 2019 long-term equity incentive award program. Performance metrics for Messrs. Robinson and Michaels included consolidated Company revenues, consolidated Company Adjusted EBITDA and consolidated adjusted return on capital. Performance metrics for Messrs. Woodley and Doman included Progressive Adjusted EBITDA, Progressive revenues and consolidated Company total revenues. Performance metrics for Mr. Lindsay included consolidated Company revenues, revenues for the Aaron’s Business and Adjusted EBITDA for the Aaron’s Business. For all named executive officers who received awards, the threshold number of shares represents 25% of target, and the maximum number of shares represents 200% of target. Any awards earned vest in three approximately equal increments over a three-year period on March 7, 2020, 2021 and 2022. Based on our performance for the year, performance shares were earned under the 2019 program at 89.1% of target for Messrs. Robinson and Michaels, at 87.9% of target for Messrs. Woodley and Doman, and at 78.1% of target for Mr. Lindsay.

(3)	Includes the time-based RSAs granted to each of our named executive officers under our 2019 long-term equity incentive award program, that are expected to vest in three approximately equal increments over a three-year period on each of March 7, 2020, 2021 and 2022.
(4)	Includes stock options granted under our 2019 long-term equity incentive award program that are expected to vest in three approximately equal increments over a three-year period on each of March 7, 2020, 2021 and 2022.
(5)	Represents the aggregate grant date fair value of awards recognized by the Company as required by Financial Accounting Standards Board Codification Topic 718. See Note 13 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 for a discussion of the assumptions used in calculating these amounts.

Employment Agreements with Named Executive Officers

Employment Agreement with Mr. Robinson. In connection with his appointment as Chief Executive Officer, effective November 10, 2014, we entered into a new employment agreement with Mr. Robinson that superseded our prior agreement with him that was entered into when we acquired the Progressive segment.

Mr. Robinson’s compensation as Chief Executive Officer was established by the Compensation Committee after considering the following: his compensation as Chief Executive Officer of Progressive, the significant increase in his responsibilities as a result of his appointment as Chief Executive Officer of the Company, market compensation levels generally for chief executive officers across the Company’s historical retail-oriented peer group, and the need to provide compensation opportunities to Mr. Robinson commensurate with his experience in and knowledge of the industry.

Mr. Robinson’s current agreement contains a rolling, three-year term although the Company may, upon proper notice, cease the automatic extension. The agreement provides for an initial annual base salary of $700,000, which was increased to $800,000 in 2019, for Mr. Robinson, a target annual cash incentive award of 100% of base salary, and for 2015 an annual target long-term incentive award with a value of $5,200,000. The agreement also provided for an initial equity grant of 5,000 time-based RSUs that vest on the first anniversary of the grant date.

Pursuant to this agreement, Mr. Robinson is entitled to participate in any of the Company’s present and future stock or cash bonus plans that are generally available to the Company’s executive officers. Mr. Robinson is also entitled to paid vacation, life insurance, health insurance, fringe benefits and such other employee benefits generally made available by the Company to its executive officers. Specific benefits will be provided in the event Mr. Robinson’s employment is terminated without cause by the Company or by him for good reason which are discussed in greater detail in “—Potential Payments Upon Termination or Change in Control.” Mr. Robinson’s employment agreement also contains customary confidentiality, non-competition, non-solicitation and release provisions in favor of the Company.

Employment Arrangement with Mr. Woodley. In connection with our acquisition of Progressive in 2014, we entered into an employment agreement with Mr. Woodley to serve as the Chief Operating Officer / Chief Financial Officer of Progressive at an initial annual base salary of $350,000 and a four-year term. Under the terms of his employment agreement, Mr. Woodley was eligible to participate in the Company’s annual cash and long-term incentive programs. Mr. Woodley would have received benefits under his agreement in the event of death or disability. Mr. Woodley also agreed to customary confidentiality, non-competition, non-solicitation and release provisions in favor of the Company. The Company subsequently appointed Mr. Woodley as Chief Executive Officer of Progressive in January 2015. The Company did not enter into an amended or new employment agreement with Mr. Woodley upon his appointment as CEO of Progressive. Mr. Woodley’s employment agreement expired in April 2018 and no new employment agreement is in place.

Employment Arrangement with Mr. Doman. In connection with our acquisition of Progressive in 2014, we entered into an employment agreement with Mr. Doman to serve as the Chief Technology Officer of Progressive at an initial annual base salary of $350,000 and a four-year term. Under the terms of his employment agreement, Mr. Doman was eligible to participate in the Company’s annual cash and long-term incentive programs. Mr. Doman would have received benefits under his agreement in the event of death or disability. Under his employment agreement, Mr. Doman also agreed to customary confidentiality, non-competition, non-solicitation and release provisions in favor of the Company. Mr. Doman’s employment agreement expired in April 2018 and no new employment agreement is in place.

Aaron’s, Inc. Amended and Restated 2015 Equity and Incentive Plan

General. The purpose of the Aaron’s, Inc. Amended and Restated 2015 Equity and Incentive Plan, which was approved by our shareholders at an annual meeting on May 8, 2019, is to promote the long-term growth and profitability of Aaron’s and our subsidiaries by providing employees, directors, consultants, advisors and other persons who work for us and our subsidiaries with incentives to maximize shareholder value and otherwise contribute to our continued success. In addition, we believe the A&R 2015 Plan is a critical component to help us attract, retain and reward the best talent and align their interests with our shareholders. The A&R 2015 Plan amended our previous 2015 Equity and Incentive Plan to among other things:

●	Increase the remaining number of shares of common stock available for issuance by 3,000,000 shares; and

●	Revise the 2015 Equity and Incentive Plan in light of amendments to Internal Revenue Code Section 162(m) in the Tax Act to remove references to and provisions implemented in order to comply with Internal Revenue Code Section 162(m), including the individual limits on the number of awards that may be granted in any one fiscal year to any participant (other than the limitation on the number of options and SARs (as defined below) that can be granted in any one fiscal year).

Administration of the A&R 2015 Plan. The Board of Directors may appoint the Compensation Committee or such other committee consisting of two or more members (in each case, the “Committee”) to administer the A&R 2015 Plan, and the Board of Directors has currently designated the Compensation Committee to serve this function. The Committee has the right to select the persons who receive awards under the A&R 2015 Plan, to set the terms and conditions of such awards (including the term, exercise price, vesting conditions, and the consequences of termination of employment), and to interpret and administer the A&R 2015 Plan. Subject to the express provisions of the A&R 2015 Plan, the Committee is authorized and empowered to do all things that the Committee in its discretion determines to be necessary or appropriate in connection with the administration and operation of the A&R 2015 Plan.

Eligible Participants. Employees of the Company or certain affiliates, non-employee members of the Board of Directors, and any other individual who provides bona fide services to the Company or certain affiliates not in connection with the offer or sale of securities in a capital raising transaction (subject to certain limitations) will be eligible for selection by the Committee for the grant of awards under the A&R 2015 Plan.

Types of Awards. The A&R 2015 Plan provides for the grant of non-qualified stock options (“NQSOs”), incentive stock options (“ISOs”), stock appreciation rights (“SARs”), restricted stock, RSUs, performance shares, performance units, annual incentive awards and other stock-based awards to eligible participants. ISOs may only be granted to employees of the Company or its subsidiaries.

Shares Available for Issuance. The aggregate number of shares that will be available for issuance pursuant to awards granted under the A&R 2015 Plan is 8,566,816 shares (the “Share Pool”), subject to adjustment as described in the A&R 2015 Plan, of which 2,872,589 shares remain available for issuance as of May 4, 2020. All of the Share Pool may, but is not required to, be issued pursuant to ISOs. Subject to adjustment as described in the A&R 2015 Plan, the maximum number of options and SARs that, in the aggregate, may be granted in any one fiscal year to any participant is 1,000,000. The shares issued by the Company under the A&R 2015 Plan will be authorized but unissued shares or shares currently held (or subsequently acquired) as treasury shares, including shares purchased on the open market or in private transactions.

If shares awarded under the A&R 2015 Plan are not issued, or are reacquired by the Company, as a result of a forfeiture of restricted stock or an RSU, or the termination, expiration or cancellation of an NQSO, ISO, SAR, performance share or performance unit, or the settlement of an award in cash in lieu of shares, that number of shares will be added back to the Share Pool. If the exercise price of an option, or the purchase price and/or tax withholding obligation under any award is satisfied by the Company retaining shares or by the participant tendering shares (either by actual delivery or attestation), the number of shares so retained or tendered shall be deemed delivered for purposes of determining the Share Pool and shall not be available for further awards under the A&R 2015 Plan. To the extent a SAR is settled in shares of common stock, the gross number of shares subject to such SAR shall be deemed delivered for purposes of determining the Share Pool and shall not be available for further awards under the A&R 2015 Plan. Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of options shall not be added back to the Share Pool.

Amendment and Termination. The Board of Directors or the Committee may amend or terminate the A&R 2015 Plan in whole or in part at any time, but the amendment or termination cannot adversely affect any rights or obligations with respect to an award previously granted without the affected participant’s written consent. The Company must obtain the approval of the shareholders before amending the A&R 2015 Plan to the extent required by Section 422 of the Code or the rules of the NYSE or other applicable law.

The Committee may amend an outstanding award agreement in a manner not inconsistent with the terms of the A&R 2015 Plan, but the amendment will not be effective without the participant’s written consent if the amendment is materially adverse to the participant. The Committee cannot amend outstanding awards, without shareholder approval, to reduce the exercise price of outstanding awards, or cancel outstanding options or SARs in exchange for cash, another award or stock option or SAR with an option exercise price or SAR price that is less than the option exercise price or SAR price of the original stock option or SAR.

Amended and Restated 2001 Stock Option and Incentive Award Plan

The Aaron Rents, Inc. 2001 Stock Option and Incentive Award Plan, as amended, or the “2001 Incentive Plan,” was terminated and replaced by the 2015 Equity and Incentive Plan which was subsequently amended by the A&R 2015 Plan. The 2001 Incentive Plan is no longer open to participation by any of our employees, officers or directors, and no further awards may be granted under the 2001 Incentive Plan. While the plan remained in effect, the Compensation Committee administered the 2001 Incentive Plan and had the exclusive right to set the terms and conditions of grants and awards, including the term, exercise price, vesting conditions (including vesting based on the Company’s performance or upon share price performance), and consequences of termination of employment. The Compensation Committee also selected the persons who receive such grants and awards and interpreted and administered the 2001 Incentive Plan. The last awards granted under the 2001 Incentive Plan vested in 2018, and the last stock options granted under that plan will expire in 2025.

Aaron’s, Inc. Employee Stock Purchase Plan

General. The purpose of the Aaron’s, Inc. Employee Stock Purchase Plan, which we refer to as the “ESPP”, which was approved by our shareholders at an annual meeting on May 9, 2018, is to encourage ownership of our common stock by eligible employees of Aaron’s and certain Aaron’s subsidiaries which have been designated as eligible to participate in the ESPP. Specifically, the ESPP provides eligible employees of Aaron’s and certain Aaron’s subsidiaries an opportunity to use payroll deductions to purchase shares of our common stock on periodic purchase dates at a discount. The Compensation Committee believes that the ESPP is a valued benefit for our eligible employee base. We believe that allowing employees to purchase shares of our common stock through the ESPP motivates high levels of performance and provides an effective means of encouraging employee commitment to our success and recruiting new employees. We expect that employee participation in the ownership of the business through the ESPP will be to the mutual benefit of both our employees and Aaron’s. Our Board of Directors or the Compensation Committee may amend, suspend or terminate the ESPP at any time. However, no amendment may increase the number of shares of common stock available under the ESPP, change the employees eligible to participate, or cause the ESPP to cease to be an “employee stock purchase plan” within the meaning of Section 423 of the Code, without obtaining shareholder approval within 12 months before or after such amendment.

Administration. The ESPP is administered by the Compensation Committee, although the Compensation Committee may, where permitted by the terms of the ESPP and applicable law, delegate administrative tasks under the ESPP to the services of an agent and/or Aaron’s employees to assist with the administration of the ESPP. Subject to the provisions of the ESPP and applicable law, the Compensation Committee or its delegate will have full and exclusive authority to interpret the terms of the ESPP and determine eligibility to participate in the ESPP. In all cases, the ESPP is required to be administered in such a manner so as to comply with applicable requirements of Section 423 of the Code. All determinations of the Compensation Committee are final and binding on all persons having an interest in the ESPP.

Eligibility. Employees eligible to participate in the ESPP for a given offering period generally include employees who are employed on the first day of the offering period, or the enrollment date. Employees who have not been employed for at least six months or that customarily work 20 hours per week or less are not eligible to participate in the ESPP. Highly compensated employees (as defined in Section 414(q) of the Code) who are subject to the disclosure requirements of Section 16(a) of the Exchange Act are not eligible to participate in the ESPP. Finally, employees who own (or are deemed to own through attribution) 5% or more of the combined voting power or value of all our classes of stock or of one of our subsidiaries are not allowed to participate in the ESPP.

Offering Period, Purchase of Shares. Under the ESPP, participants have the ability to purchase shares of our common stock at a discount during a series of successive offering periods, which will commence and end on such dates as determined by the Compensation Committee or its delegate. Unless otherwise determined by the Compensation Committee or its delegate, each offering period will be six months in length. However, in no event may an offering period be longer than 27 months in length.

Shares Available for Issuance. The maximum number of shares of our common stock authorized for sale under the ESPP is 200,000. However, a participant may not purchase more than 500 shares in each offering period and may not subscribe for more than $25,000 in fair market value of shares of our common stock (determined at the time the ability to purchase shares of our common stock is granted) during any calendar year. The shares made available for sale under the ESPP may be authorized but unissued shares, treasury shares, reacquired shares reserved for issuance under the ESPP, or shares acquired on the open market. As of December 31, 2019, the aggregate number of shares of common stock that may be issued under the ESPP was 128,134.

Outstanding Equity Awards at 2019 Fiscal Year-End

The following table provides information on outstanding stock option and stock awards held by the named executive officers, including both unexercised and unvested awards, as of December 31, 2019. The market value of the stock awards is based upon the closing market price for the Company’s common stock as of December 31, 2019, which was $57.11.

											Equity
											Incentive
										Equity	Plan Awards:
										Incentive	Market or
										Plan Awards:	Payout Value of
									Market Value	Number of	Unearned
	Number of		Number of						of Shares	Unearned	Shares,
	Securities		Securities				Number of		or Units	Shares,	Units or
	Underlying		Underlying		Option		Shares of		of Stock	Units or	Other Rights
	Unexercised		Unexercised		Exercise	Option	Stock That		That Have	Other Rights	That Have Not
Name of	Options		Options		Price	Expiration	Have Not		Not Vested	That Have Not	Vested
Executive	Exercisable		Unexercisable		($)	Date	Vested		($)(1)	Vested	($)(1)
John W. Robinson III
	160,919		—		27.80	12/5/2024
	182,250		—		22.64	2/26/2026
	98,120	(2)	49,060	(2)	27.18	2/24/2027
	29,110	(3)	58,220	(3)	47.26	3/2/2028
			66,930	(4)	54.18	2/21/2029
							15,950	(5)	910,905	44,774	2,557,043
							18,340	(6)	1,047,397	36,314	2,073,893
							24,000	(7)	1,370,640	48,000 (8)	2,741,280
Steven A. Michaels
	4,735		—		29.77	2/18/2024
	7,597		—		29.25	4/15/2024
	25,200		—		28.04	3/10/2025
	38,550		—		22.64	2/26/2026
	20,760	(2)	10,380	(2)	27.18	2/24/2027
	7,880	(3)	15,760	(3)	47.26	3/2/2028
			18,120	(4)	54.18	2/21/2029
							3,380	(5)	193,032	9,477	541,231
							4,960	(6)	283,266	9,820	560,820
							6,510	(7)	371,786	12,990 (8)	741,859
Ryan K. Woodley
	42,600		—		32.20	2/6/2025
	61,050		—		22.64	2/26/2026
	32,840	(2)	16,420	(2)	27.18	2/24/2027
	13,440	(3)	26,880	(3)	47.26	3/2/2028
			30,900	(4)	54.18	2/21/2029
							5,340	(5)	304,967	17,691	1,010,333
							8,480	(6)	484,293	16,924	966,530
							11,100	(7)	633,921	22,170 (8)	1,266,129

										Equity
										Incentive
									Equity	Plan Awards:
									Incentive	Market or
									Plan Awards:	Payout Value of
								Market Value	Number of	Unearned
	Number of	Number of						of Shares	Unearned	Shares,
	Securities	Securities				Number of		or Units	Shares,	Units or
	Underlying	Underlying		Option		Shares of		of Stock	Units or	Other Rights
	Unexercised	Unexercised		Exercise	Option	Stock That		That Have	Other Rights	That Have Not
Name of	Options	Options		Price	Expiration	Have Not		Not Vested	That Have Not	Vested
Executive	Exercisable	Unexercisable		($)	Date	Vested		($)(1)	Vested	($)(1)
Douglas A. Lindsay
	18,390	—		22.65	2/1/2026
	9,440 (2)	4,720	(2)	27.18	2/24/2027
	7,560 (3)	15,120	(3)	47.26	3/2/2028
		17,400	(4)	54.18	2/21/2029
						1,540	(5)	87,949	4,516	257,909
						4,780	(6)	272,986	9,636	550,312
						6,240	(7)	356,366	12,480 (8)	712,733
Curtis L. Doman
	30,000	—		32.20	2/6/2025
	42,000	—		22.64	2/26/2026
	22,660 (2)	11,330	(2)	27.18	2/24/2027
	7,980 (3)	15,960	(3)	47.26	3/2/2028
		18,360	(4)	54.18	2/21/2029
						3,680	(5)	210,165	12,203	696,913
						5,040	(6)	287,834	10,050	573,956
						6,600	(7)	376,926	13,170 (8)	752,139
____________________
(1)	Reflects award value based on a share price of $57.11, the closing price of our common stock on December 31, 2019.
(2)	These options vest in three equal increments on each of March 15, 2018, 2019 and 2020.
(3)	These options vest in three equal increments on each of March 7, 2019, 2020 and 2021.
(4)	These options vest in three equal increments on each of March 7, 2020, 2021 and 2022.
(5)	These RSAs vested on March 15, 2020.
(6)	One half of these RSAs vested on March 7, 2020 and the remaining one-half are expected to vest on March 7, 2021.
(7)	These RSAs vest in three equal increments on each of March 7, 2020, 2021 and 2022.
(8)	Amounts shown reflect performance shares subject to meeting specific performance goals and service periods, which, based on Company performance, are reflected at the target award level. Performance shares earned vest in three equal increments on each of March 7, 2020, 2021 and 2022.

Options Exercised and Stock Vested in Fiscal Year 2019

The following table provides information for the named executive officers on (i) stock option exercises during 2019, including the number of shares acquired upon exercise and the value realized and (ii) the number of shares acquired upon the vesting of stock awards, each before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized
	Acquired on Exercise	Exercise (1)	Acquired on Vesting	on Vesting (2)
Name	(#)	($)	(#)	($)
John W. Robinson III	—	—	144,735	7,535,298
Steven A. Michaels	11,250	350,205	32,235	1,680,954
Ryan K. Woodley	—	—	58,696	3,059,242
Douglas A. Lindsay	—	—	36,614	1,871,747
Curtis L. Doman	—	—	39,280	2,045,291
____________________
(1)	Reflects the value of options exercised based on the difference between the closing price of our common stock on the day of exercise and the applicable exercise price.
(2)	Reflects the value of shares that vested based on the closing price of our common stock on the applicable vesting date.

Pension Benefits

We do not provide defined benefit pension plans for our named executive officers.

Nonqualified Deferred Compensation as of December 31, 2019

Effective July 1, 2009, the Company implemented the Deferred Compensation Plan, an unfunded, nonqualified deferred compensation plan open to a select group of management, highly compensated employees and non-employee directors. On a pre-tax basis, eligible employees can defer receipt of up to 75% of their base salary and up to 75% of their incentive pay compensation, and eligible non-employee directors can defer receipt of up to 100% of their cash director fees. In addition, the Company elected to make restoration matching contributions on behalf of eligible employees to compensate for certain limitations on the amount of matching contributions an employee can receive under the Company’s tax-qualified 401(k) plan.

Compensation deferred under the plan is recorded as a deferred compensation liability, which is recorded in accounts payable and accrued expenses in the consolidated balance sheets. The deferred compensation plan liability was $11.2 million and $10.4 million as of December 31, 2019 and 2018, respectively. Liabilities under the plan are recorded at amounts due to participants, based on the fair value of participants’ selected investments, which consist of equity and debt “mirror” funds. The obligations are unsecured general obligations of the Company and the participants have no right, interest or claim in the assets of the Company, except as unsecured general creditors. The Company has established a rabbi trust to fund obligations under the plan primarily with Company-owned life insurance policies. The value of the assets within the rabbi trust, which is primarily the cash surrender value of the Company-owned life insurance, was $14.4 million and $13.5 million as of December 31, 2019 and 2018, respectively, and is included in prepaid expenses and other assets in the consolidated balance sheets. The Company recorded gains related primarily to changes in the cash surrender value of the Company-owned life insurance plans of $2.1 million and $1.5 million during the years ended December 31, 2019 and 2017, respectively, and recorded losses of $1.2 million during the year ended December 31, 2018, which were recorded within other non-operating income (expense), net in the consolidated statements of earnings.

Benefits of $3.0 million, $2.7 million and $2.3 million were paid during the years ended December 31, 2019, 2018 and 2017, respectively. Effective January 1, 2018 the Company implemented a discretionary match within the nonqualified Deferred Compensation Plan. The match allows eligible employees to receive 100% matching by the Company on the first 3% of contributions and 50% on the next 2% of contributions for a total of a 4% match. The annual match is not to exceed $11,000 for an individual employee and is subject to a three-year cliff vesting schedule. Deferred compensation expense charged to operations for the Company’s matching contributions was $0.4 million during the year ended December 31, 2019 and was not significant during the year ended December 31, 2018.

The following table provides information on accounts of and compensation deferred by our named executive officers pursuant to the Deferred Compensation Plan.

	Named Executive		Aggregate
	Officer	Company	Earnings (Loss)	Aggregate	Aggregate
	Contributions	Contributions	in Last	Withdrawals/	Balance at
Name of Executive	in 2019	in 2019(2)	Fiscal Year	Distributions	December31,2019
John W. Robinson III(1)	$—	$—	$—	$—	$—
Steven A. Michaels	44,285	11,200	156,879	—	747,339
Ryan K. Woodley(1)	—	—	—	—	—
Douglas A. Lindsay(2)	30,505	—	13,100	—	81,366
Curtis L. Doman(1)	—	—	—	—	—
____________________
(1)	Messrs. Robinson, Woodley, and Doman do not participate in the Deferred Compensation Plan.
(2)	Messr. Lindsay was a participant in the Deferred Compensation Plan in prior periods but did not participate in 2019. Mr. Lindsay had contributions from 2018 bonus earnings paid into the plan during the first quarter of 2019.
(3)	Company discretionary match is calculated and allocated in Q1 of 2020 based on contributions made in 2019. Also included in the Other Compensation column of the Summary Compensation Table.

Potential Payments Upon Termination or Change in Control

Severance Plan. The Compensation Committee has adopted an Executive Severance Pay Plan, which we refer to as the “Severance Plan,” intended to provide senior managers certain benefits in the event their employment is terminated by us without cause or after a change in control. Mr. Doman is eligible for benefits under this plan which was adopted to assist us in hiring executives, in retaining key leaders who are critical to the ongoing stability of our business, and to foster objectivity across the participants should they be asked to evaluate proposals that may result in the loss of their employment. The Severance Plan also provides important protections to us in terms of confidential information and competitive matters that could arise after their employment is terminated.

In February 2019, we entered into severance and change-in-control agreements with each of Messrs. Michaels, Woodley and Lindsay. Each of those agreements will continue for a term of three years, automatically renewing for one-year periods after the initial term unless either party gives notice not to extend the term. Under each of these agreements, if the executive’s employment is terminated by the Company during the two-year period from the commencement of a change in control (as defined in the agreement) other than for cause (as defined in the agreement), disability or death, or if employment is terminated by the executive for good reason (as defined in the agreement), the executive shall receive (i) severance payments in a lump sum amount equal to two times the sum of (x) the executive’s annual salary plus (y) the executive’s target bonus; (ii) a lump sum cash bonus payment based on the average annual bonus earned by the executive over the two years prior to the year in which the termination occurs, pro-rated based on the number of days in the year in which termination occurs that lapse prior to termination; (iii) a lump sum cash payment equal to the executive’s accrued, unused vacation time; and (iv) a lump sum payment in an amount equal to two years’ worth of the executive’s monthly COBRA premiums for continued coverage under the Company’s group health insurance plan, in each case, payable on the sixtieth day following termination. In the event of termination by the Company other than for cause, disability or death, or termination by the executive for good reason, in the absence of a change in control, or more than two years following a change in control, the executive would be entitled to (i) continued salary for twenty-four months following termination plus bonus payments in an amount equal to one-twelfth of the executive’s target bonus in each of the twenty-four months following termination, payable no less frequently than on a monthly basis beginning on the sixtieth day following termination; and (ii) a lump sum cash payment in an amount equal to the executive’s accrued, unused vacation time, payable on the sixtieth day following termination.

John W. Robinson III. The employment agreement with Mr. Robinson specifies the payments to be provided if Mr. Robinson’s employment is terminated under various scenarios described in the agreement, including death, disability, termination with or without cause, and termination by him with or without good reason.

Other than during the two years following a change in control, if Mr. Robinson is (i) involuntarily terminated by the Company without cause (and other than due to death or disability) or (ii) he voluntarily terminates his employment for good reason, Mr. Robinson would be entitled to receive (v) continued payment of salary for a period of twenty-four months and additional cash payments during each of the twenty-four months equal to one-twelfth of his target annual incentive for the year in which his termination occurs, (w) cash in an amount equal to the pro rata portion (based on the number of days in the year occurring prior to his termination) of the average of his bonuses earned during each of the two calendar years immediately preceding the year in which his termination occurs, or, if termination occurs prior to two full years of employment, the average of the earned bonus for any completed year and his target bonus for the year of termination, (x) cash in an amount after taxes equal to twenty-four multiplied by the difference between the monthly cost of participating in the Company’s medical programs under COBRA and the monthly premium that an active employee would pay for the same coverage, as of the date of termination, (y) vesting of all outstanding equity awards that have been granted to him to the extent provided under the terms of such awards and (z) payment for all accrued paid time off through his date of termination.

During the two years following any change in control, if Mr. Robinson is (i) involuntarily terminated by the Company without cause (and other than due to death or disability) or (ii) voluntarily terminates his employment for good reason, Mr. Robinson would be entitled to receive (v) cash in an amount equal to two times his base salary plus two times his target annual incentive for the year in which his termination occurs, (w) cash in an amount equal to the pro rata portion (based on the number of days in the year occurring prior to his termination) of the average of his bonuses earned during each of the two calendar years immediately preceding the year in which his termination occurs, or, if termination occurs prior to two full years of employment, the average of the earned bonus for any completed year and his target bonus for the year of termination, (x) cash in an amount after taxes equal to twenty-four times the applicable COBRA premium to participate in the Company’s medical programs, as of the date of termination, (y) full vesting of all outstanding equity awards that have been granted to him and (z) payment for all accrued paid time off through his date of termination.

If Mr. Robinson voluntarily terminates his employment (other than for good reason or due to death or disability) or is involuntarily terminated by the Company for cause, Mr. Robinson would be entitled only to accrued but unpaid salary and earned bonus through the last day of his employment.

In the event of Mr. Robinson’s termination due to death or disability, Mr. Robinson (or his estate or beneficiary, as the case may be) would be entitled to receive any amounts accrued through his termination, including base salary and earned bonus. In addition, he would also be entitled to receive a pro rata bonus for the fiscal year in which the termination occurs equal to the bonus that would be payable under any annual bonus plan based on the Company’s performance at the end of the last completed fiscal quarter, prorated based on the number of days he worked in such year.

If any payments to be made or benefits to be provided under our employment agreement with Mr. Robinson would result in a “parachute payment” as defined in Section 280G of the Internal Revenue Code, then such payments or benefits will be reduced to the minimum extent necessary so that no such payment or benefit, as so reduced, would constitute a parachute payment, unless the net after-tax amount Mr. Robinson would receive without this reduction exceeds by at least 10% the net after-tax amount he would receive with this reduction.

Assuming Mr. Robinson’s employment terminated or there was a change in control on December 31, 2019, such payments and benefits have an estimated value of:

John W. Robinson III

	Cash	Equity
Termination Event	Severance	Acceleration	Cash Bonus	Total Value
Voluntary Resignation by Executive	$—	$—	$967,900	$967,900
Termination by Company for Cause	$—	$—	$—	$—
Termination due to Death	$—	$12,656,744	$967,900	$13,624,644
Termination due to Disability	$—	$12,656,744	$967,900	$13,624,644
Termination by Company without Cause	$3,640,039	$—	$1,086,200	$4,726,239
Termination by Executive for Good Reason	$3,640,039	$—	$1,086,200	$4,726,239
Termination by Company without Cause (following CIC)	$3,660,116	$12,640,296	$1,086,200	$17,386,612
Termination by Executive for Good Reason (following CIC)	$3,660,116	$12,939,096	$1,086,200	$17,685,412
Change in Control (CIC)	$—	$—	$—	$—

Steven A. Michaels, Ryan K. Woodley, Douglas A. Lindsay and Curtis L. Doman. Each of Messrs. Michaels, Woodley and Lindsay would receive awards under our severance and change-in-control agreements upon termination of employment during the two-year period from the commencement of a change in control, other than for cause, death or disability or if employment is terminated for good reason. Mr. Doman would receive awards under our Severance Plan upon termination of employment without cause or following a change in control. Under the terms of our Executive Severance Pay Plan that applied to Mr. Doman in 2019, non-equity awards would also be granted in certain instances upon termination of employment or in the event of a change in control. Under the 2015 A&R Plan, vesting is accelerated with respect to outstanding equity awards in certain instances but only upon termination of employment.

Assuming Mr. Michaels’ employment terminated or there was a change in control on December 31, 2019, such payments and benefits have an estimated value of:

Steven A. Michaels

	Cash	Equity	Cash
Termination Event	Severance	Acceleration	Bonus	Total Value
Voluntary Resignation by Executive	$—	$—	$—	$—
Termination by Company for Cause	$—	$—	$—	$—
Termination due to Death	$—	$3,134,582	$604,900	$3,739,482
Termination due to Disability	$—	$3,134,582	$604,900	$3,739,482
Termination by Company without Cause	$2,520,744	$—	$—	$2,520,744
Termination by Executive for Good Reason	$2,500,000	$—	$—	$2,500,000
Termination by Company without Cause (following CIC)	$2,541,489	$3,130,127	$712,800	$6,384,416
Termination by Executive for Good Reason (following CIC)	$2,541,489	$3,130,127	$712,800	$6,384,416
Change in Control (CIC)	$—	$—	$—	$—

Assuming Mr. Woodley’s employment terminated or there was a change in control on December 31, 2019, such payments and benefits have an estimated value of:

Ryan K. Woodley

	Cash	Equity	Cash
Termination Event	Severance	Acceleration	Bonus	Total Value
Voluntary Resignation by Executive	$—	$—	$—	$—
Termination by Company for Cause	$—	$—	$—	$—
Termination due to Death	$—	$5,311,616	$585,300	$5,896,916
Termination due to Disability	$—	$5,311,616	$585,300	$5,896,916
Termination by Company without Cause	$2,425,392	$—	$—	$2,425,392
Termination by Executive for Good Reason	$2,400,000	$—	$—	$2,400,000
Termination by Company without Cause (following CIC)	$2,450,785	$5,359,759	$603,050	$8,413,594
Termination by Executive for Good Reason (following CIC)	$2,450,785	$5,359,759	$603,050	$8,413,594
Change in Control (CIC)	$—	$—	$—	$—

Assuming Mr. Lindsay’s employment terminated or there was a change in control on December 31, 2019, such payments and benefits have an estimated value of:

Douglas A. Lindsay

	Cash	Equity	Cash
Termination Event	Severance	Acceleration	Bonus	Total Value
Voluntary Resignation by Executive	$—	$—	$—	$—
Termination by Company for Cause	$—	$—	$—	$—
Termination due to Death	$—	$2,431,239	$542,800	$2,974,039
Termination due to Disability	$—	$2,431,239	$542,800	$2,974,039
Termination by Company without Cause	$2,420,837	$—	$—	$2,420,837
Termination by Executive for Good Reason	$2,400,000	$—	$—	$2,400,000
Termination by Company without Cause (following CIC)	$2,441,673	$2,465,031	$677,350	$5,584,054
Termination by Executive for Good Reason (following CIC)	$2,441,673	$2,465,031	$677,350	$5,584,054
Change in Control (CIC)	$—	$—	$—	$—

Assuming Mr. Doman’s employment terminated or there was a change in control on December 31, 2019, such payments and benefits have an estimated value of:

Curtis H. Doman

	Cash	Equity	Cash
Termination Event	Severance	Acceleration	Bonus	Total Value
Voluntary Resignation by Executive	$—	$—	$—	$—
Termination by Company for Cause	$—	$—	$—	$—
Termination due to Death	$—	$3,328,452	$—	$3,328,452
Termination due to Disability	$—	$3,328,452	$—	$3,328,452
Termination by Company without Cause	$497,879	$—	$—	$497,879
Termination by Executive for Good Reason	$—	$—	$—	$—
Termination by Company without Cause (following CIC)	$1,459,319	$3,391,383	$485,800	$5,336,502
Termination by Executive for Good Reason (following CIC)	$1,459,319	$3,391,383	$485,800	$5,336,502
Change in Control (CIC)	$—	$—	$—	$—

Employment Agreement Definitions. For purposes of our employment agreement with Mr. Robinson, “Cause” generally means such person’s (i) material fraud, malfeasance, gross negligence, or willful misconduct with respect to business affairs of the Company which is, or is reasonably likely to be if such action were to become known by others, directly or materially harmful to the business or reputation of the Company or any subsidiary of the Company; (ii) conviction of or failure to contest prosecution for a felony or a crime involving moral turpitude; or (iii) material breach of his employment agreement. A termination of Mr. Robinson for Cause based on clause (i) or (iii) of the preceding sentence would take effect 30 days after Mr. Robinson receives from the Company written notice of intent to terminate and the Company’s description of the alleged Cause, unless Mr. Robinson shall, during such 30-day period, remedy the events or circumstances constituting Cause; provided, however, that such termination shall take effect immediately upon the giving of written notice of termination of Cause under any clause if the Company shall have determined in good faith that such events or circumstances are not remediable (which determination shall be stated in such notice).

For purposes of our employment agreement with Mr. Robinson, “Change in Control” generally means: (i) the acquisition (other than from the Company) by any person of beneficial ownership, of thirty-five percent (35%) or more of the combined voting power of then outstanding securities of the Company entitled to vote generally in the election of directors, which we refer to as the Outstanding Company Voting Securities, excluding, however, (1) any acquisition by the Company or (2) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; (ii) a majority of the members of our Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of our Board of Directors before the date of the appointment or election; or (iii) consummation by the Company of a reorganization, merger, or consolidation or sale of all or substantially all of the assets of the Company; excluding, however, a transaction pursuant to which all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such transaction will beneficially own, directly or indirectly, more than 50 percent of the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors of the corporation resulting from such transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such transaction, of the Outstanding Company Voting Securities.

For purposes of the employment agreement with Mr. Robinson described herein, “Good Reason” generally means: (i) any material reduction in the named executive officer’s base salary; (ii) any material reduction in the named executive officer’s authority, duties or responsibilities; (iii) any significant change in the geographic location at which the named executive officer must perform his duties; or (iv) any material breach of the named executive officer’s employment agreement by the Company.

For purposes of the employment agreement with Mr. Robinson described herein, “Disability” shall mean the named executive officer’s inability, due to physical or mental injury or illness, to perform the essential functions of his position with or without reasonable accommodation for a period of 180 days, whether or not consecutive, occurring within any period of 12 consecutive months.

Severance Plan Definitions. Our Severance Plan contains definitions for the terms “Cause,” “Change in Control,” “Good Reason” and “Disability” which are substantially similar to those contained in “—Potential Payments Upon Termination or Change in Control—Employment Agreement Definitions” above.

Severance and Change-In-Control Agreement Definitions. For purposes of the Severance and Change-In-Control Agreement, “Cause” generally means (i) the commission by the executive of fraud, embezzlement, theft or proven dishonesty, or any other illegal act or practice; (ii) the willful engaging by the executive in misconduct which is deemed by the Board, in good faith, to be materially injurious to the Company or an affiliate of the Company; or (iii) the willful and continued failure or habitual neglect by the executive to perform the executive’s duties with the Company or an affiliate of the Company substantially in accordance with the operating and personnel policies and procedures of the Company or an affiliate of the Company generally applicable to all of their employees.

Our Severance and Change-In-Control Agreement contains definitions for the terms “Change in Control,” “Good Reason” and “Disability” which are substantially similar to those contained in “—Potential Payments Upon Termination or Change in Control—Employment Agreement Definitions” above.

Incentive Plans. Generally, under the terms of our Executive Severance Pay Plan, in the event of a change in control, the named executive officer would receive an automatic payment of target-level cash bonuses, prorated to the extent the change in control occurs during the annual performance period. The Executive Severance Pay Plan does not contain a provision accelerating or awarding payments in the event of termination.

Under the terms of the A&R 2015 Plan and the related award agreements that apply to our executive officers, all outstanding unvested stock options, RSUs and earned performance shares immediately vest in the event of termination of employment due to death or disability. With respect to performance shares that have not been earned at the time of a termination of employment due to death or disability, those performance shares will not vest immediately, but rather, will vest at the earned amount that is determined at the end of the performance period applicable to those performance shares. In the event of termination for any other reason not in connection with a change in control, all unvested equity awards are forfeited. In the event of a change in control, all outstanding unvested stock options, RSUs and performance shares would vest upon a termination by the employer without Cause or by the executive officer for Good Reason during the following two years.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth aggregate information as of December 31, 2019 about the Company’s compensation plans under which our equity securities are authorized for issuance.

		Weighted-Average	Number of Securities
	Number of Securities to	Exercise Price	Remaining Available
	be Issued Upon Exercise	of Outstanding	for Future Issuance
	of Outstanding Options,	Options, Warrants	Under Equity
Plan Category	Warrants and Rights(1),(2)	and Rights(1),(2)	Compensation Plans(3)
Equity Compensation Plans Approved by Shareholders	2,806,166	$34.71	3,772,517
Equity Compensation Plans Not Approved by Shareholders	N/A	N/A	N/A
Total	2,806,166	$34.71	3,772,517
____________________
(1)	Of the 2,806,166 securities to be issued upon exercise of the outstanding options, warrants and rights, 1,729,814 are options with a weighted average exercise price of $34.71 and the remaining 1,076,352 are RSUs, RSAs and performance shares that do not have an exercise price.
(2)	As of May 4, 2020, there were 3,148,270 securities to be issued upon exercise of outstanding options, warrants and rights, assuming target level performance is achieved for performance shares. Of this amount, 2,084,753 are options with a weighted average exercise price of $35.38 and a weighted average remaining life of 7.20 years. The remaining 1,063,517 are RSUs, RSAs and performance shares that do not have an exercise price.
(3)	As of May 4, 2020, the aggregate number of common shares authorized and available for future issuance under the 2015 Plan is 2,872,589. Between May 7, 2020 and June 18, 2020, we expect to grant approximately 20,000 to 30,000 common shares under the 2015 Plan.

CEO Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of the individual identified as our “median” paid employee and the annual total compensation of John W. Robinson, III, our President and Chief Executive Officer (“CEO”).

For 2019, our last completed fiscal year:

●	the annual total compensation of the employee identified as the median paid employee of our company (other than our CEO), was $31,325;

●	the annual total compensation of our CEO was $6,981,190; and

●

the ratio between the annual total compensation of our CEO to the annual total compensation of the individual identified at median was estimated to be 223 to 1. The methodology and material assumptions, adjustments, and estimates used to identify our median employee for this purpose were as follows:

2019 Median Employee

In 2017, we used the methodology outlined below to identify our median employee.

In 2018, there was no significant change in our employee population or compensation arrangements since 2017 that we believed would have significantly impacted the pay ratio disclosure. Under SEC rules, we were therefore permitted to use the same employee identified in 2017. However, since this employee had since left the company, the SEC rules permitted us to use as our 2018 median employee someone who had substantially similar compensation to the employee identified as our median employee in 2017 based on our analysis conducted in 2017.

In 2019, there was no significant change in our employee population or compensation arrangements since 2018 that we believed would have significantly impacted the pay ratio disclosure. Therefore, we are now using the same median employee that was used in 2018.

Methodology to Identify Median Employee

Population Included

●	We determined that, as of December 31, 2017, our employee population consisted of approximately 12,208 individuals globally.

●

Pursuant to SEC rules, we employed the 5% “De Minimis Exemption” adjustment. The De Minimis Exemption allowed us to exclude our Canadian population of 294 employees as this population was less than 5% of our total population. After applying this exemption, the employee population used for purposes of identifying the median employee consisted of 11,914 employees, of whom all were located in the United States.

Sampling Methodology

Given the availability of payroll data we employed statistical sampling to identify the “median employee.” To identify the sample population, we used the annual rate of pay for 2017, with salaries annualized for those permanent employees who did not work for the full year. We combined each of Aaron’s, Inc.’s operating subsidiaries (Aaron’s, Progressive Finance Holdings, LLC and Vive) into a singular population given the similarity of operating subsidiary population median pay. From this combined population we took the natural log of the annual rate of pay and calculated the median, standard deviation and variance of this population to determine the December 31, 2017 sample size of 400 employees. A computer-generated random sampling method was employed to determine the individuals in the 400 person sample. We then obtained 2017 W-2 earnings for each of the 400 employees in the sample. From this sample, we identified the median employee in 2017. As this individual is no longer with the company, we selected the employee closest to this employee’s W-2 compensation in 2017, and then calculated this new median’s annual total compensation for 2018 and 2019 as reported above.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above.

AUDIT COMMITTEE REPORT

Committee Composition and Skills

The Audit Committee (“the Committee”) is comprised of five non-employee directors. The Company’s Board of Directors (the “Board”) has determined that each member of the Committee meets the independence and financial literacy requirements of the NYSE and the additional, heightened independence criteria that apply to members of the Committee under SEC and NYSE rules. The Board has also determined that Mses. Barrett and Day and Messrs. Curling, Ehmer, and Harris are “audit committee financial experts,” as defined by the SEC. All of the Committee members attended 100% of the meetings of the Committee held during our 2019 fiscal year (“fiscal 2019”). See “Governance-Nominees to Serve as Director” for highlights of the experience, qualifications and skills of each Committee member.

Responsibilities of the Audit Committee, Management, and the External Auditor

The Committee is responsible for the appointment, compensation, and oversight of Ernst & Young LLP, which we refer to as “EY,” the Company’s independent registered public accounting firm. Further, the Committee is responsible for monitoring and overseeing the Company’s financial reporting, internal controls, and internal audit functions, as set forth in the Committee’s charter, which is a written charter adopted by the Company’s Board that outlines the responsibilities and practices of the Committee. The Committee charter is available through the Company’s website, http://www.aarons.com.

Regarding its oversight of the Company’s internal audit function, the Committee reviewed the internal audit plan and staffing of the Company’s internal audit department for fiscal 2019. The Company’s Vice President of Internal Audit reports directly to the Committee, and meets with the Committee in executive session on a quarterly basis to discuss the progress and results of the internal audit and other matters.

The Committee also oversees the Company’s risk function, which includes oversight of management’s establishment of an enterprise risk program to assess, monitor and manage the Company’s risks.

In carrying out that oversight, the Committee receives quarterly reports from the Company’s most senior risk officers and managers on matters such as, any changes to the Company’s risk profile and risks on which management has been devoting attention. In addition, the Committee conducts reviews with management designed to ensure that management has established proper procedures relating to any complaints received by the Company regarding accounting, internal controls, or auditing matters, and the confidential, anonymous submission by employees of any concerns regarding accounting or auditing matters.

Finally, the Committee reviews and discusses the quarterly and annual earnings press releases (including any presentation of non-GAAP information being disclosed), consolidated financial statements (including any presentation of non-GAAP financial information) and disclosures contained in the Company’s Quarterly Report on Form 10-Q and Annual Report on Form 10-K, including those under the heading “Management’s Discussion and Analysis and Financial Condition and Results of Operations” with management, the Company’s internal auditors and EY. During fiscal 2019, the Committee held nine meetings.

Management is responsible for:

●	The presentation and integrity of the Company’s consolidated financial statements;

●	Implementing accounting and financial reporting principles;

●	Establishing and maintaining disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act);

●	Establishing and maintaining internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act);

●	Evaluating the effectiveness of disclosure controls and procedures;

●	Evaluating the effectiveness of internal controls over financial reporting;

●	Evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting; and

●	Establishing and maintaining the Company’s Enterprise Risk Management program.

EY is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and for expressing an opinion as to their conformity with generally accepted accounting principles. EY also is responsible for performing an audit of internal controls over financial reporting. The Committee reviewed EY’s Reports of Independent Registered Public Accounting Firm (“Audit Report”) included in the Company’s Annual Report on Form 10-K for fiscal 2019. In 2019, EY’s Audit Report included its communication of critical audit matters for the first time and the Audit Committee discussed a draft of the Audit Report with EY prior to its finalization.

Appointment and Oversight of EY

EY has served as the Company’s independent registered public accounting firm since 1991. Prior to retaining EY for fiscal 2019, the Committee considered, among other things:

●	EY’s historical and recent performance on the Company’s audit;

●	EY’s capability, expertise, and relevant industry knowledge;

●	External information on EY’s audit quality and performance, such as reports from the Public Company Accounting Oversight Board (“PCAOB”);

●	EY’s fees and related staffing for the Company’s audit; and

●	EY’s independence and tenure as our auditor, including the benefits and independence risks of having a long-tenured auditor, and the controls and processes of the Company and EY that help ensure EY’s independence.

In addition, during fiscal 2019, the Committee met with representatives of EY’s audit practice, including certain members of EY’s leadership, to discuss EY’s control environment and the results of its audit inspections performed by the PCAOB. The Committee will continue to have such discussions with EY in future years and monitor EY’s results in these areas.

After determining to retain EY for fiscal 2019, the Committee reviewed the terms of the proposed engagement letter, which included proposed fees for fiscal 2019. Throughout fiscal 2019, the Committee, or the Chair of the Committee (pursuant to delegated authority from the Committee), reviewed engagements for additional audit or non-audit services, and the related fees, that were outside the scope of the previously approved fiscal 2019 EY engagement letter.

Discussions with EY

The Committee regularly meets with EY, with and without management present, to discuss, among other matters, the results of its examinations and evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In keeping with its responsibilities, the Committee has discussed with EY the matters required to be discussed by PCAOB Auditing Standard No. 1301, Communications with Audit Committees. The Committee has received the written disclosures and the letter from EY required by the PCAOB regarding EY’s communications with the Committee concerning independence, and has discussed with EY its independence, as well as the overall scope and plans for its audit.

Audited Consolidated Financial Statements

The Committee has reviewed and discussed the Company’s audited, consolidated financial statements for fiscal 2019 with management and EY. Based on these discussions, reports of management and EY, and the Committee’s review of the representations of management, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Committee’s written charter, the Committee recommended to the Board that the audited, consolidated financial statements of the Company, for fiscal 2019, be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

Pre-Approval of Services Performed by EY

The Committee has adopted a policy regarding pre-approval of permitted non-audit services to be provided to the Company by its independent registered public accounting firm. Fees for any permitted non-audit services provided by the independent registered public accounting firm that exceed the pre-approval levels prescribed in the policy must be approved in advance by the Committee Chair or the Committee.

The Audit Committee

Cynthia N. Day (Chair)
Kelly H. Barrett
Douglas C. Curling
Walter G. Ehmer
Hubert L. Harris, Jr.

AUDIT MATTERS

Fees Billed in the Last Two Fiscal Years

EY served as our independent registered public accounting firm for the years ended December 31, 2019 and 2018 and has been selected by the Audit Committee to continue as our independent registered public accounting firm for the current fiscal year. The following table sets forth the fees for services provided by our independent auditors in each of the last two fiscal years.

	Year Ended December 31,
	2019	2018
Audit Fees(1)	$2,757,013	$2,719,075
Audit-Related Fees(2)	584,410	103,000
Tax Fees(3)	972,375	1,168,269
All Other Fees(4)	7,200	7,200
TOTAL	$4,320,998	$3,997,544

(1)	Includes fees associated with the annual audit of the consolidated financial statements (including amounts in connection with certain 2018 audit procedures for the significant acquisitions of franchisees), internal control over financial reporting, reviews of the quarterly reports on Form 10-Q, assistance with and review of documents filed with the SEC, accounting and financial reporting consultations and research work necessary to comply with generally accepted auditing standards, debt covenant letters and the audit report in the franchise disclosure document. In addition to the fees reflected above, the Company reimbursed EY for out of pocket expenses that were incurred while performing these audit services totaling $67,437 and $49,227 in 2019 and 2018, respectively.
(2)	Includes fees associated with certain due diligence efforts in 2019 and PerfectHome due diligence and other efforts in 2018.
(3)	Includes fees for tax compliance, tax due diligence efforts, tax advice and tax planning services.
(4)	Includes fees associated with the Company’s online accounting research subscription.

Approval of Auditor Services

The Audit Committee is responsible for pre-approving all audit and permitted non-audit services provided to the Company by its independent auditors. To help fulfill this responsibility, the Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy, which we refer to as the “Pre-Approval Policy.” Under the Pre-Approval Policy, all auditor services must be pre-approved by the Audit Committee either (i) before the commencement of each service on a case-by-case basis (specific pre-approval) or (ii) by description in sufficient detail in the Pre-Approval Policy of particular services which the Audit Committee has generally approved, without the need for case-by-case consideration (general pre-approval).

Unless a particular service has received general pre-approval, it must receive the specific pre-approval of the Audit Committee or its Chair. The Pre-Approval Policy describes the audit, audit-related and tax services that have received general pre-approval. These general pre-approvals allow the Company to engage the independent auditors for the enumerated services for individual engagements up to the fee levels prescribed in the Pre-Approval Policy. The annual audit engagement for the Company is subject to the specific pre-approval of the Audit Committee. Any engagement of the independent auditors pursuant to a general pre-approval must be reported to the Audit Committee at its next regular meeting. The Audit Committee periodically reviews the services that have received general pre-approval and the associated fee ranges. The Pre-Approval Policy does not delegate the Audit Committee’s responsibility to pre-approve services performed by the independent auditors to management.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information, as of May 4, 2020, with respect to the beneficial ownership, as defined in Section 13(d) under the Exchange Act of our outstanding common stock by (i) each person known by us to beneficially own 5% or more of the outstanding shares of our common stock, (ii) each of our directors and nominees for director, (iii) each of our named executive officers for 2019, and (iv) all of our executive officers, directors and director nominees as a group. Except as otherwise indicated, all shares shown in the table below are held with sole voting and investment power.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Class (2)
BlackRock Inc.	7,859,912	(3)	11.63%
55 East 52nd Street
New York, NY 10055
The Vanguard Group	7,088,569	(4)	10.49%
100 Vanguard Boulevard
Malvern, PA 19355
T. Rowe Price Associates, Inc.	5,709,254	(5)	8.45%
100 E. Pratt Street
Baltimore, MD 21202
Dimensional Fund Advisors, LP	4,297,599	(6)	6.36%
Building One
6300 Bee Cave Road
Austin, TX 78746
John W. Robinson III	831,723	(7)	1.23%
Steven A. Michaels	184,715	(8)	*
Ryan K. Woodley	267,643	(9)	*
Douglas A. Lindsay	98,507	(10)	*
Curtis L. Doman	307,376	(11)	*
Kathy T. Betty	37,817	(12)	*
Douglas C. Curling	13,799	(12)	*
Cynthia N. Day	20,287	(12)	*
Walther G. Ehmer	11,844	(12)	*
Hubert L. Harris, Jr.	22,287	(13)	*
Ray M. Robinson	26,912	(12)	*
Kelly Barrett	4,144	(12)	*
All executive officers, directors and nominees as a group (a total of 14 persons)	1,922,080	(14)	2.84%

*	Less than 1%.
(1)	Unless otherwise stated, the address for each beneficial owner is c/o Aaron’s, Inc., 400 Galleria Parkway SE, Suite 300, Atlanta, Georgia 30339.
(2)	Percentages for executive officers, directors and nominees are based on (i) 67,571,558 shares of common stock outstanding at May 4, 2020 plus (ii) for each named person or group, options exercisable by such person or group within 60 days thereafter, and any RSUs, RSAs, and PSUs, that vest for each named person within 60 days thereafter.
(3)	As of December 31, 2019, based on information provided in a Schedule 13G/A filed with the SEC on February 4, 2020 by BlackRock, Inc., which we refer to as “BlackRock,” in which BlackRock reported that it has sole voting power with respect to 7,730,144 shares of our common stock and sole power to dispose of, or direct the disposition of, 7,859,912 shares of our common stock.
(4)

As of December 31, 2019, based on information provided in a Schedule 13G/A filed with the SEC on February 12, 2020 by The Vanguard Group, which we refer to as “Vanguard,” in which Vanguard reported that it has sole voting power with respect to 133,523 shares of our common stock, shared voting power with respect to 14,174 shares of our common stock, sole power to dispose of, or direct the disposition of, 6,949,735 shares of our common stock, and shared power to dispose of, or direct the disposition of, 138,834 shares of our common stock. Based on the Schedule 13G/A, (i) the Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 124,660 shares as a result of its serving as investment manager of collective trust accounts and (ii) Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 23,037 shares as a result of its serving as investment manager of Australian investment offerings.
(5)	As of December 31, 2019, based on information provided in a Schedule 13G/A filed with the SEC on February 14, 2020 by T. Rowe Price Associates, Inc., which we refer to as “T. Rowe Price,” in which T. Rowe Price reported that it has sole voting power with respect to 1,417,409 shares of our common stock and sole power to dispose of, or direct the disposition of, 5,709,254 shares of our common stock.
(6)	As of December 31, 2019, based on information provided in a Schedule 13G/A filed with the SEC on February 12, 2020 by Dimensional Fund Advisors LP, which we refer to as “Dimensional,” in which Dimensional reported that it has sole voting power with respect to 4,187,431 shares of our common stock and sole power to dispose of, or direct the disposition of, 4,297,599 shares of our common stock. Dimensional is an investment adviser registered under Section 203 of the Investment Advisors Act of 1940 that furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts. Dimensional or its subsidiaries may possess voting or investment power over shares of our common stock that are owned by these investment companies, trusts and accounts, and may be deemed to be the beneficial owner of the shares of our common stock held by these investment companies, trusts and accounts. Dimensional disclaims beneficial ownership of all shares of our common stock.
(7)	Amounts represent (i) 205,224 shares of common stock held by Mr. Robinson, (ii) 160,919 shares of common stock issuable upon the exercise of options issued under the 2001 Incentive Plan that are currently exercisable, (iii) 409,960 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that are currently exercisable and (iv) 55,620 RSAs which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting. Does not include (i) 159,740 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that remain subject to vesting conditions or (ii) 46,669 PSUs that remain subject to vesting conditions.
(8)	Amounts represent (i) 39,933 shares of common stock held by Mr. Michaels, (ii) 37,532 shares of common stock issuable upon the exercise of options issued under the 2001 Incentive Plan that are currently exercisable, (iii) 91,490 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that are currently exercisable and (iv) 15,760 RSAs which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting. Does not include (i) 45,190 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that remain subject to vesting conditions or (ii) 12,626 PSUs that remain subject to vesting conditions.
(9)	Amounts represent (i) 51,843 shares of common stock held by Mr. Woodley, (ii) 42,600 shares of common stock issuable upon the exercise of options issued under the 2001 Incentive Plan that are currently exercisable, (iii) 147,490 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that are currently exercisable and (iv) 25,710 RSAs which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting. Does not include (i) 73,760 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that remain subject to vesting conditions or (ii) 21,454 PSUs that remain subject to vesting conditions.
(10)	Amounts represent (i) 29,847 shares of common stock held by Mr. Lindsay, (ii) 53,470 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that are currently exercisable and (iii) 15,190 RSAs which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting. Does not include (i) 43,580 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that remain subject to vesting conditions or (ii) 11,316 PSUs that remain subject to vesting conditions.
(11)	Amounts represent (i) 111,146 shares of common stock held by Mr. Doman, (ii) 52,000 shares of common stock held by an LLC controlled by Mr. Doman, (iii) 30,000 shares of common stock issuable upon the exercise of options issued under the 2001 Incentive Plan that are currently exercisable, (iv) 98,070 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that are currently exercisable and (v) 16,160 RSAs which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting. Does not include (i) 46,290 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that remain subject to vesting conditions or (ii) 12,743 PSUs that remain subject to vesting conditions.
(12)	Amounts include 2,144 RSUs vesting on May 8, 2020.
(13)	Includes 2,000 shares of common stock held by Mr. Harris’ spouse and 2,144 RSUs vesting on May 8, 2020.
(14)	Amounts represent (i) 586,845 shares of common stock held directly by the respective individuals, (ii) 54,000 shares of common stock held indirectly by certain individuals as described above, (iii) 283,151 shares of common stock issuable upon the exercise of options issued under the 2001 Incentive Plan that are currently exercisable, (iv) 845,420 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that are currently exercisable, (v) 15,008 RSUs vesting on May 8, 2020, (vi) 136,900 RSAs which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting and (vii) 756 shares of common stock held in 401(k) plan accounts. Does not include (i) 392,810 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that remain subject to vesting conditions or (ii) 111,751 PSUs that remain subject to vesting conditions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures Dealing with the Review, Approval and Ratification of Related Party Transactions

The charter of the Audit Committee provides that the Audit Committee shall review and ratify all transactions to which the Company is a party and in which any director or executive officer has a direct or indirect material interest, apart from their capacity as director or executive officer of the Company. To assist with this review process, the Audit Committee has adopted a policy on related party transactions that provides procedures for the review, and approval or ratification, of certain transactions involving related parties. This policy applies to any transaction or series of transactions in which we or one of our subsidiaries is a participant, the amount involved exceeds or may be expected to exceed $100,000 in any fiscal year and a related party has a direct or indirect material interest. Under the policy, a related party includes (i) any person who is or was, since the beginning of the last fiscal year, a director, executive officer or nominee for election as a director, (ii) a greater than 5% beneficial owner of any class of our voting securities, (iii) an immediate family member of either of the foregoing persons or (iv) any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position in which such person has a 5% or greater beneficial ownership interest. Related party transactions are referred to the Audit Committee, or if there are not a sufficient number of directors on the Audit Committee without interests in the transaction, by the disinterested directors serving on our Board of Directors, for approval, ratification, or other action.

In addition, our Company’s Code of Business Conduct and Ethics provides that conflict of interest situations involving directors or executive officers must receive the prior review and approval of the Audit Committee. Our Code of Business Conduct and Ethics sets forth various examples of when conflict of interest situations may arise, including when an officer or director, or members of his or her family: receive improper personal benefits as a result of his or her position in or with the Company; have certain relationships with competing businesses or businesses with a material financial interest in the Company, such as suppliers or customers; or receive improper gifts or favors from such businesses.

Related Party Transactions

Aaron Ventures I, LLC, which we refer to as “Aaron Ventures,” was formed in December 2002 for the purpose of acquiring properties from the Company and leasing them back to the Company and is controlled by certain of the Company’s current and former executives. Aaron Ventures purchased a combined total of 21 properties from the Company in 2002 and 2004, and leased the properties back to the Company. As of December 31, 2019, the Company had no remaining finance or operating leases with Aaron Ventures. The Company paid annual rent for the various properties leased from Aaron Ventures of $0.2 million for the year ending December 31, 2019.

ADDITIONAL INFORMATION

Legal Matters

The validity of the shares of common stock offered by this joint proxy statement/prospectus will be passed upon for us by King & Spalding LLP, 1180 Peachtree Street NE, Atlanta, Georgia 30309.

Experts

The consolidated financial statements of Aaron’s, Inc. appearing in Aaron’s, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2019 and the effectiveness of Aaron’s Inc.’s internal control over financial reporting as of December 31, 2019, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated by reference in the joint proxy statement/prospectus. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Shareholder Proposals for 2021 Annual Meeting of Shareholders

We currently anticipate that the 2021 Annual Meeting of Shareholders will be held on or around May 5, 2021. In accordance with the provisions of Rule 14a-8(e) of the Exchange Act, if the date of the 2021 Annual Meeting of Shareholders is changed by more than thirty days from the date of the 2020 Annual Meeting of Shareholders, the deadline for submitting proposals to be presented at the 2021 Annual Meeting of Shareholders will be a reasonable time before the Company begins to print and mail its proxy materials for the 2021 Annual Meeting of Shareholders. As such, proposals of shareholders intended to be presented at the 2021 Annual Meeting of Shareholders and to be included in our proxy statement in accordance with the provisions of Rule 14a-8 must be received by November 26, 2020 to be eligible for inclusion in the Company’s Proxy Statement and form of proxy for that meeting.

Other shareholder proposals not made in accordance with the provisions of Rule 14a-8 must be submitted to our Board of Directors in compliance with the Company’s bylaws between 90 to 120 days prior to the date of the 2021 Annual Meeting of Shareholders in order to be considered timely, which we currently anticipate will be held on or around May 5, 2021. Any such shareholder proposals must also be accompanied by the following information: (i) the full text in writing of the shareholder proposal as it will be proposed; (ii) the purpose or purposes for which the shareholder proposal is desired and a statement that the shareholder proposal is to be considered at the 2021 Annual Meeting of Shareholders; (iii) the names, addresses and number of shares of the Company held of record by the shareholder or shareholders making the proposal (or the number of shares of the Company beneficially owned and represented by a nominee certificate on file with the Company); (iv) the number of shares of the Company that have been solicited with regard to the proposal and the number of shares of the Company whose holders have agreed (in writing or otherwise) to vote in any specific fashion on the proposal; and (v) a written statement by the proponent that it intends to continue ownership of such voting shares through the date of the 2021 Annual Meeting of Shareholders.

Any shareholder desiring to nominate a candidate for election as a director at the 2021 Annual Meeting of Shareholders must submit the nomination in writing by first class registered mail to our President no earlier than the close of business on February 18, 2021, and no later than the close of business on April 19, 2021, unless the date of the 2021 Annual Meeting of Shareholders is not scheduled to be held between May 19, 2021 and August 27, 2021 (in which case any such nomination must be submitted to our President not earlier than the close of business on the one hundred twentieth (120th) day prior to the 2021 Annual Meeting of Shareholders and not later than the close of business on the later of the sixtieth (60th) day prior to the 2021 Annual Meeting of Shareholders or the tenth (10th) day following the day when the date of the 2021 Annual Meeting of Shareholders is first publicly announced by us). Any nomination must also contain the following information about the nominee, to the extent known by the shareholder submitting the nomination: (i) the nominee’s name, address and principal present occupation; (ii) to the shareholder’s knowledge, the total number of shares of our common stock that may be voted for the nominee; (iii) the names and addresses of the shareholders proposing to make the nomination, and the number of shares of our common stock owned by each such shareholder; (iv) the nominee’s age, past employment, education, beneficial ownership of shares of our common stock, past and present financial standing, criminal history (including any convictions, indictments or settlements thereof), involvement in any past or pending litigation or administrative proceedings (including threatened involvement), relationship to and agreements (whether or not in writing) with the shareholders (and their relatives, subsidiaries and affiliates) intending to make the nomination, past and present relationships or dealings with us or any of our subsidiaries, affiliates, directors, officers or agents, plans or ideas for managing our affairs (including any termination of employees, any sales of corporate assets, any proposed merger, business combination or recapitalization, and any proposed dissolution or liquidation); (v) the nominee’s written consent to being named in a proxy statement as a nominee and to serving as director if elected; and (vi) all additional information relating to the nominee that would be required to be disclosed, or otherwise required, pursuant to Sections 13 or 14 of the Exchange Act, and the rules and regulations promulgated there under, in connection with any acquisition of shares by the nominee or in connection with the solicitation of proxies by the nominee for his or her election as a director, regardless of the applicability of such provisions of the Exchange Act.

The Company retains discretion to vote proxies it receives with respect to director nominations or any other business proposals received after their respective deadlines for submission as described above. The Company retains discretion to vote proxies it receives with respect to such proposals received prior to such deadlines provided (i) the Company includes in its Proxy Statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (ii) the proponent does not issue its own proxy statement.

Householding of Annual Meeting Materials

As permitted by the Securities and Exchange Commission, we will only deliver one copy of our proxy materials, along with separate proxy cards to multiple shareholders who reside at the same address, unless such shareholders have notified us of their desire to receive multiple copies. We will promptly deliver, upon oral or written request, a separate copy of our proxy materials to any shareholder residing at an address to which only one copy was mailed. Shareholders residing at the same address and currently receiving only one copy of our proxy materials may contact us to request multiple copies in the future. Alternatively, shareholders residing at the same address and currently receiving multiple copies of our proxy materials may request that only a single copy be mailed in the future. The Company will promptly deliver additional copies of this joint proxy statement/prospectus and other proxy materials to any shareholder who contacts the Company’s principal corporate office at 400 Galleria Parkway, S.E., Suite 300, Atlanta, Georgia 30339 requesting such additional copies; alternatively, you may contact the Company’s proxy solicitor, Innisfree at 1-888-750-5834 or info@innisfreema.com.

Communicating with the Board of Directors and Corporate Governance Documents

The Company’s security holders and other interested parties may communicate with our Board of Directors, the non-management or independent directors as a group, or individual directors by writing to them in care of the Corporate Secretary, Aaron’s, Inc., 400 Galleria Parkway, S.E., Suite 300, Atlanta, Georgia 30339. Correspondence will be forwarded as directed by the writer. The Company may first review, sort, and summarize such communications, and screen out solicitations for goods or services and similar inappropriate communications unrelated to the Company or its business. All concerns related to audit or accounting matters will be referred to the Audit Committee.

The charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, the Company’s Code of Business Conduct and Ethics, its Code of Ethics for the Chief Executive Officer and the Senior Financial Officers and Employees and its Corporate Governance Guidelines can each be viewed by clicking the “Corporate Governance” tab on the Investor Relations area of the Company’s website at http://www.aarons.com. You may also obtain a copy of any of these documents without charge by writing to the Corporate Secretary, Aaron’s, Inc., 400 Galleria Parkway, S.E., Suite 300, Atlanta, Georgia 30339.

Where You Can Find Additional Information

Aaron’s files annual, quarterly and current reports, proxy statements and other information with the SEC. Aaron’s SEC file number is 1-13941. The SEC maintains a web site that contains reports, proxy and information statements and other information about issuers, like Aaron’s, who file electronically with the SEC. The address of that site is http://www.sec.gov. You can also obtain copies of the reports, proxy statements and other information Aaron’s files with the SEC, as well as copies of Aaron’s governing documents, on our website at www.aarons.com. We are “incorporating by reference” into this joint proxy statement/prospectus certain information Aaron’s files with the SEC, which means that we are disclosing important information to you by referring you to those documents. The documents incorporated by reference include important information about Aaron’s, including our financial condition, results of operations and description of Aaron’s business. The information incorporated by reference is an important part of this joint proxy statement/prospectus. The following documents that Aaron’s filed with the SEC are incorporated into this joint proxy statement/prospectus by reference:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 20, 2020, and the amendment thereto filed on April 27, 2020;

●	Our Current Reports on Form 8-K filed on February 25, 2020, March 19, 2020 and April 24, 2020 (other than any portion of such filings not deemed to be filed).

Any future filings made by Aaron’s or HoldCo with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this joint proxy statement/prospectus and up to the date of the Annual Meeting, are also incorporated by reference into this joint proxy statement/prospectus. Information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, and later information filed with the SEC prior to the date of the Annual Meeting will automatically update and supersede information in this joint proxy statement/prospectus and in our other filings with the SEC. Information we elect to furnish to but not file with the SEC in accordance with SEC rules and regulations is not incorporated into this joint proxy statement/prospectus and does not constitute part of this joint proxy statement/prospectus.

You may request a copy of any filing referred to above (including any exhibits that are specifically incorporated by reference), at no cost, by contacting Aaron’s at the following address or telephone number:

Aaron’s, Inc.
Attn: Corporate Secretary
400 Galleria Parkway SE, Suite 300
Atlanta, Georgia 30339
Telephone: (678) 402-3000

THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE YOUR SHARES AT THE ANNUAL MEETING. AARON’S HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED [●], 2020. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Other Action at the Meeting

As of the date of this joint proxy statement/prospectus, we have no knowledge of any business, other than described herein, and customary procedural matters that will be presented for consideration at the Annual Meeting. In the event any other business is properly presented at the Annual Meeting, it is intended that proxies will be voted in accordance with the discretion of the proxy holders.

Moreover, our Board of Directors reserves the right to adjourn or postpone the Annual Meeting for failure to obtain a quorum, for legitimate scheduling purposes, or based on other circumstances that our Board of Directors believes would cause such adjournments or postponements to be in the best interests of our shareholders.

* * * * * *

BY ORDER OF THE BOARD OF DIRECTORS

Robert W. Kamerschen Executive Vice President, General Counsel, Chief Corporate Affairs Officer & Corporate Secretary

[●], 2020

Appendix A

USE OF NON-GAAP FINANCIAL INFORMATION

We use various non-GAAP financial measures to evaluate the performance of our management team, including the named executive officers. For the assessment of the performance of management, the Compensation Committee of our Board of Directors believes certain non-GAAP measures better reflect the operational performance of the business. Adjusted Revenues, Adjusted EBITDA and Return on Capital are supplemental measures of the Company’s performance that are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”) and are used to evaluate the performance of our management team. Adjusted Revenues, Adjusted EBITDA and Return on Capital provide the Compensation Committee, management, and investors with an understanding of the results from the primary operations of our business by excluding the effects of certain items that generally arose from one-time transactions that are not reflective of the ordinary earnings activity of our operations or transactions that have variability and volatility of the amount and typically are not budgeted for in setting management performance targets.

Certain incentive metrics have also been adjusted for the change in allowance for loan losses at Vive, as shown in the tables below. Management believes this adjustment is useful to arrive at a pre-provision metric that gives management and investors an additional, supplemental metric to assess Vive’s underlying operational performance for the period. Management also uses pre-provision measures as its bases for strategic planning and forecasting for Vive.

Non-GAAP financial measures, however, should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, such as the Company’s GAAP basis net earnings and diluted earnings per share and the GAAP revenues and earnings before income taxes of the Company’s segments. Further, we caution investors that amounts presented in accordance with our definitions of non-GAAP measures may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate these measures in the same manner.

The Adjusted EBITDA metrics discussed in this joint proxy statement/prospectus are calculated as the Company and segment earnings before interest expense, depreciation on property, plant and equipment, amortization of intangible assets and income taxes. Adjusted EBITDA also excludes restructuring charges, the regulatory charge related to Progressive Leasing’s tentative settlement of the FTC matter discussed in the Company’s Form 10-K filed with the SEC on February 20, 2020, regulatory legal expenses incurred related to the FTC matter and acquisition transaction and transition costs. Further adjustments were made to calculate Adjusted EBITDA used to evaluate the performance of our management team such as excluding insurance recoveries for the 2017 Hurricanes Harvey and Irma from the Aaron’s Business and Consolidated results, to remove certain legal and due diligence costs from the Aaron’s Business and Consolidated results, to adjust for certain regulatory legal expenses at Progressive Leasing and to remove the effect of the change in allowance for loan losses at Vive. The amounts for these after-tax non-GAAP adjustments can be found in the Adjusted EBITDA table below.

Appendix A

	Year Ended December 31, 2019
Adjusted EBITDA	Progressive
(In Thousands)	Leasing(1)	Aaron’s Business	Vive	Consolidated
Net Earnings - GAAP				$31,472
Income Taxes				61,316
Earnings (Loss) Before Income Taxes	$55,711	$46,731	$(9,654)	92,788
Interest Expense	8,572	4,868	3,527	16,967
Depreciation	8,284	60,415	805	69,504
Amortization	21,683	13,294	580	35,557
EBITDA	94,250	125,308	(4,742)	214,816
Restructuring Expenses	—	39,990	—	39,990
Acquisition Transaction and Transition Costs	—	735	—	735
Legal and Regulatory Expenses	179,261	—	—	179,261
Adjusted EBITDA	273,511	166,033	(4,742)	434,802
Insurance Recoveries for Hurricanes and certain
Legal and Due Diligence Costs, net	—	(1,257)	—	(1,257)
Certain Regulatory Legal Expenses(2)	(4,261)	—	—	—
Vive Change in Allowance	—	—	1,941	1,941
Adjusted EBITDA- used for Management incentive purposes	$269,250	$164,776	$(2,801)	$435,486
____________________
(1)	The Adjusted EBITDA metric used to evaluate Progressive Leasing for incentive purposes includes the consolidation of Progressive and Vive.
(2)	Certain regulatory legal expenses related to the FTC tentative settlement were adjusted in the calculation of Progressive Leasing’s Adjusted EBITDA used for management incentive purposes. This adjustment did not impact the Consolidated incentive metrics.

The Adjusted Revenues figures presented in this joint proxy statement/prospectus have been reduced for the amount of provision expense at Vive, the amounts for which can be found in the Adjusted Revenues table below.

	Year Ended December 31, 2019
Adjusted Revenues	Progressive
(In Thousands)	Leasing[1]	Aaron’s Business	Vive	Consolidated
Revenues - GAAP	$2,128,133	$1,784,477	$35,046	$3,947,656
Less Vive Bad Debt Expense from Credit Losses(2)	—	—	21,666	21,666
Adjusted Revenues	$2,128,133	$1,784,477	$13,380	$3,925,990
____________________
(1)	The adjusted revenue metric used to evaluate Progressive Leasing for incentive purposes includes the consolidation of Progressive and Vive, further adjusted to remove the effect of provision expense at Vive.
(2)	The adjustment removes the effect of Vive’s Provision for Credit Losses.

Consolidated Return on Capital is calculated as adjusted net operating profit after tax (which is defined as operating profit adjusted for certain non-recurring items as shown in the Return on Capital table below) divided by the sum of average net debt (which is defined as total debt less cash and cash equivalents) and average total shareholders’ equity, with the final result being an average of quarterly calculations.

Appendix A

Return on Capital	Three Months Ended
(In Thousands)	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019
Operating Profit - GAAP	$73,855	$59,846	$55,503	$(83,330)
Add Restructuring Expense	13,281	18,738	5,516	2,455
Add FTC Tentative Settlement	—	—	—	175,000
Add FTC Legal Expenses	—	—	—	4,261
(Less) Add Insurance Recoveries, Acquisition Transaction Costs, and Certain Legal and Due Diligence Costs, net	(892)	(3,635)	—	3,998
(Less) Add Vive Change in Allowance for Loan Losses	(607)	421	1,271	857
Adjusted Operating Profit Before Tax	85,637	75,370	62,290	103,241
Less Income Taxes(1)	(17,333)	(18,797)	(14,302)	(24,427)
Adjusted Operating Profit After Tax (a)	$68,304	$56,573	$47,988	$78,814
Average Capital(2) (b)	$2,138,609	$2,107,887	$2,089,233	$2,137,552
Return on Capital (c) = (a)/(b)	3.2%	2.7%	2.3%	3.7%
Annual Return on Capital [sum (c)]				11.9%
____________________
(1)	Income taxes calculated as the quarterly effective tax rate multiplied by Adjusted Operating Profit Before Tax.
(2)	Average Capital is defined as the sum of the average net debt (debt less cash and cash equivalents) and the average total shareholders’ equity for each three month period. Average total shareholders’ equity has been adjusted by the tax-effected amounts of the adjustments identified in the table above.

The Questions and Answers about Voting and the Annual Meeting section of this joint proxy statement/prospectus also references an increase to Progressive Leasing revenues by comparing reported revenues for the year ended December 31, 2019 to non-GAAP revenues for periods prior to January 1, 2019 for Progressive Leasing as if the lessor accounting impacts of ASC 842 were in effect during the year ended December 31, 2018. “Progressive Leasing Revenues, net of Progressive Bad Debt Expense” for the prior year period shown in the respective table below is a supplemental measure of our performance that is not calculated in accordance with GAAP in place during 2018. This non-GAAP measure assumes that Progressive bad debt expense is recorded as a reduction to lease revenues and fees instead of within operating expenses in 2018. Management believes this non-GAAP measure for 2018 provides relevant and useful information for users of our financial statements, as they provide comparability with the financial results we are reporting beginning in 2019 when ASC 842 became effective and we began reporting Progressive's bad debt expense as a reduction to lease revenues and fees. We believe this non-GAAP measure provides management and investors the ability to better understand the results from the primary operations of our business in 2019 compared with 2018 by classifying Progressive's bad debt expense consistently between the periods. Please see Note 1 to the consolidated financial statements and the “Results of Operations” section of our Form 10-K for the year ended December 31, 2019 for a more comprehensive disclosure of bad debt expense and the impact of the adoption of ASC 842 related to accounting for leases for the prospective periods beginning with the first quarter of 2019.

Progressive Leasing Revenues, net of Progressive Bad Debt Expense[1]	Year Ended
(In Thousands)	December 31, 2018
Progressive Leasing Revenues - GAAP	$1,998,981
Less Progressive Leasing Bad Debt Expense	227,813
Progressive Leasing Revenues, net of Progressive Bad Debt Expense	$1,771,168
____________________
(1)	The metric is for Progressive Leasing revenues and excludes Vive.

Appendix B

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 1, 2020, is among Aaron’s, Inc., a Georgia corporation (“Aaron’s”), Aaron’s Holdings Company, Inc., a Georgia corporation and a wholly owned subsidiary of Aaron’s (“HoldCo”), and Aaron’s Merger Sub, Inc., a Georgia corporation and a wholly owned subsidiary of HoldCo (“Merger Sub”).

RECITALS

WHEREAS, the purpose of this Agreement and the transactions contemplated by this Agreement is to create a new holding company structure, and HoldCo and Merger Sub have been formed for the purpose of effecting this new holding company structure; and

WHEREAS, the respective Boards of Directors of Aaron’s, HoldCo and Merger Sub have each approved and adopted this Agreement and the transactions contemplated by this Agreement, in each case after making a determination that this Agreement and such transactions are advisable and in the best interests of such company and its shareholders; and

WHEREAS, at the Effective Time (as defined herein), pursuant to the transactions contemplated by this Agreement and on the terms and subject to the conditions set forth herein, (a) Merger Sub will merge with and into Aaron’s in accordance with the Georgia Business Corporation Code, as amended (the “GBCC”), with Aaron’s continuing as the surviving corporation (the “Merger”), (b) each outstanding share of common stock of Aaron’s (“Aaron’s Common Stock”) will be converted into one share of common stock of HoldCo (“HoldCo Common Stock”), and (c) each share of HoldCo Common Stock held by Aaron’s will be canceled; and

WHEREAS, on the first business day after the Effective Time, Aaron’s will convert to a Georgia limited liability company (the “Conversion”) in accordance with Sections 14-2-1109.1 and 14-11-212 of the Official Code of Georgia Annotated (the “O.C.G.A.”).

WHEREAS, HoldCo, in its capacity as the sole shareholder of Merger Sub, has adopted and approved this Agreement; and

WHEREAS, the completion of the Merger requires, among other things, the approval of this Agreement by the affirmative vote of a majority of the outstanding shares of Aaron’s Common Stock (the “Aaron’s Shareholder Approval”); and

WHEREAS, it is the intention of the parties hereto that the Merger, together with the Conversion, shall be a tax-free reorganization under the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder.

NOW, THEREFORE, in consideration of the premises and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

MERGER

SECTION 1.1 Merger. Subject to the terms and conditions of this Agreement and in accordance with the GBCC, Merger Sub shall be merged with and into Aaron’s at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and Aaron’s shall continue as the surviving corporation (the “Surviving Corporation”), becoming a direct wholly owned subsidiary of HoldCo. On the first business day after the Effective Time, HoldCo shall cause the Conversion to be consummated in accordance with Sections 14-2-1109.1 and 14-11-212 of the O.C.G.A.

Appendix B

SECTION 1.2 Effective Time.

(a) Subject to the provisions of this Agreement, as soon as practicable following the satisfaction or waiver of the conditions set forth under Section 4.1, Aaron’s and Merger Sub shall duly execute and file a Certificate of Merger (the “Certificate of Merger”) with the Georgia Secretary of State pursuant to Section 14-2-1105 of the GBCC. The Merger shall become effective upon such filing (or at such later time as provided in the Certificate of Merger) in accordance with Section 14-2-1105 of the GBCC (the “Effective Time”).

(b) The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the GBCC, including Section 14-2-1106. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (i) right and title to all assets (including real estate and other property) owned by, and every contract right possessed by, Aaron’s and Merger Sub shall vest in the Surviving Corporation, and (ii) all liabilities of Aaron’s and Merger Sub shall become the liabilities of the Surviving Corporation.

SECTION 1.3 Organizational Documents.

(a) Prior to or at the Effective Time, HoldCo shall cause to be filed with the Georgia Secretary of State the Articles of Incorporation of HoldCo in the form substantially set forth as Exhibit A hereto, and shall adopt the Bylaws of HoldCo in the form substantially set forth as Exhibit B hereto. The Articles of Incorporation and Bylaws of HoldCo shall be the Articles of Incorporation and Bylaws of HoldCo until thereafter amended either as provided therein or by the GBCC.

(b) At the Effective Time, the Articles of Incorporation and Bylaws of Aaron’s in effect immediately prior to the Effective Time shall be and remain the Articles of Incorporation and Bylaws of the Surviving Corporation until thereafter amended as provided therein or by the GBCC.

SECTION 1.4 Directors and Officers of the Surviving Corporation. From and after the Effective Time, (i) the directors of the Surviving Corporation shall be John W. Robinson III, Steven A. Michaels and Robert W. Kamerschen and (ii) the officers of Aaron’s immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall, until further action, continue to hold office as provided in the Articles of Incorporation and Bylaws of the Surviving Corporation.

SECTION 1.5 Directors and Officers of HoldCo. The directors and officers of HoldCo immediately prior to the Effective Time shall continue as directors and officers of HoldCo from and after the Effective Time and shall, until further action, continue to hold office as provided in the Articles of Incorporation and Bylaws of HoldCo.

ARTICLE II

CONVERSION OF SECURITIES; STOCK CERTIFICATES

SECTION 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of shares of Aaron’s Common Stock, HoldCo Common Stock or the common stock of Merger Sub (“Merger Sub Common Stock”):

(a) Each share of Aaron’s Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into one validly issued, fully paid and nonassessable share of HoldCo Common Stock;

(b) Each share of HoldCo Common Stock issued, outstanding and held by Aaron’s immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto; and

(c) Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall automatically convert into one validly issued, fully paid and nonassessable share of the Surviving Corporation.

Appendix B

SECTION 2.2 Stock Certificates. Subject to Section 2.1, from and after the Effective Time, all of the outstanding certificates which immediately prior to the Effective Time represented shares of Aaron’s Common Stock shall be deemed for all purposes to evidence ownership of, and to represent, shares of HoldCo Common Stock into which the shares of Aaron’s Common Stock formerly represented by such certificates have been converted as provided in this Agreement. The registered owner on the books and records of HoldCo or its transfer agent of any outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to HoldCo or its transfer agent, be entitled to exercise any voting and other rights with respect to the shares of HoldCo Common Stock evidenced by such outstanding certificates which prior to the Merger represented shares of Aaron’s Common Stock.

SECTION 2.3 Equity Awards; ESPP; Retirement Plan

(a) Each option to purchase or right to acquire or vest in Aaron’s Common Stock (each a “Aaron’s Stock Award”) issued under the Aaron’s, Inc. 2001 Stock Option and Incentive Award Plan and the Aaron’s Inc. Amended and Restated 2015 Equity and Incentive Award Plan, (collectively, the “Aaron’s Stock Plans”) or granted by Aaron’s outside of the Aaron’s Stock Plans that is outstanding and unexercised, unvested, unsettled, and/or not yet payable immediately prior to the Effective Time shall, as of such time, be assumed by HoldCo in such a manner that it is converted into an option to purchase or right to acquire or vest or be settled in, on otherwise the same terms and conditions as were applicable under the respective Aaron’s Stock Plans or the underlying equity award agreement (as expressly modified by this Section 2.3), that number of shares of HoldCo Common Stock equal to the number of shares of Aaron’s Common Stock subject to such Aaron’s Stock Award and, for stock options, an exercise price per share equal to the exercise price per share for such Aaron’s stock option immediately prior to the Effective Time. Any shares of Aaron’s Common Stock that remain available for issuance pursuant to the Aaron’s Stock Plans immediately prior to the Effective Time shall be assumed by HoldCo in such a manner that such shares are converted into that number of shares of HoldCo Common Stock equal to the number of such shares of Aaron’s Common Stock.

(b) From and after the Effective Time, each participant eligible to purchase a share of Aaron’s Common Stock under Aaron’s, Inc. Employee Stock Purchase Plan (the “ESPP”) shall be eligible to purchase one share of HoldCo Common Stock, and otherwise on the same terms and conditions as were applicable, under the ESPP immediately prior to the Effective Time. Any shares of Aaron’s Common Stock that remain available for issuance pursuant to the ESPP immediately prior to the Effective Time shall be assumed by HoldCo in such a manner that such shares are converted into that number of shares of HoldCo Common Stock equal to the number of such shares of Aaron’s Common Stock.

(c) From and after the Effective Time, each share of Aaron’s Common Stock held under the Aaron’s, Inc. Employees Retirement Plan (the “Retirement Plan”) shall be assumed by HoldCo in such a manner that it is converted into a share of HoldCo Common Stock.

(d) Notwithstanding anything to the contrary in this Agreement, the assumption and conversion of Aaron’s Common Stock set forth in this Section 2.3 shall in all events occur in a manner satisfying the requirements of Sections 409A, 422 and 424 of the Code and the regulations issued thereunder and the provisions of the applicable plan.

ARTICLE III

ACTIONS TO BE TAKEN IN CONNECTION WITH THE MERGER

SECTION 3.1 Assumption of Certain Plans. HoldCo and Aaron’s hereby agree that they will, at the Effective Time, execute, acknowledge and deliver an assignment and assumption agreement pursuant to which Aaron’s will assign to HoldCo as of the Effective Time, and HoldCo will, from and after the Effective Time, assume and agree to perform all obligations of Aaron’s pursuant to the Aaron’s Stock Plans, the ESPP, and the Retirement Plan (collectively, the “Registered Stock Plans”) and pursuant to the Aaron’s Inc. Deferred Compensation Plan.

Appendix B

SECTION 3.2 Post-Effective Amendments. It is the intent of the parties that HoldCo, as of the Effective Time, be deemed a “successor issuer” for purposes of continuing offerings under the Securities Act of 1933, as amended (the “Securities Act”). As soon as practicable following the Merger, HoldCo will file post-effective amendments to Aaron’s currently effective registration statements, adopting such statements as its own registration statements for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended, and setting forth any additional information necessary to reflect any material changes made in connection with or resulting from the succession, or necessary to keep the registration statements from being misleading.

SECTION 3.3 Reservation of Shares. On or prior to the Effective Time, HoldCo will reserve sufficient shares of HoldCo Common Stock to provide for the issuance of HoldCo Common Stock to satisfy HoldCo’s obligations under Section 3.1.

ARTICLE IV

CONDITIONS TO MERGER

SECTION 4.1 Conditions Precedent. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver of each of the following conditions:

(a) The Aaron’s Shareholder Approval shall have been obtained at the annual meeting of the shareholders of Aaron’s.

(b) The shares of HoldCo Common Stock issuable in the Merger pursuant to Section 2.1 and such other shares to be reserved for issuance in connection with the Merger (including the assumption of the Registered Stock Plans) shall have been authorized for listing on The New York Stock Exchange.

(c) The registration statement on Form S-4 filed with the Securities and Exchange Commission by HoldCo in connection with the issuance of shares of HoldCo Common Stock in the Merger shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order.

(d) Aaron’s shall have received an opinion from its legal counsel to the effect that (i) holders of Aaron’s Common Stock will not recognize any gain or loss on the exchange of such Aaron’s Common Stock for HoldCo Common Stock and (ii) the Merger, together with the Conversion, will qualify as a tax-free reorganization under the Code.

(e) No court or governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) that is in effect and has a material adverse effect on Aaron’s or enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement and no judicial or administrative proceeding that seeks any such result shall continue to be pending.

(f) All required approvals, licenses and certifications from, and notifications and filings to, governmental entities and third parties shall have been obtained or made, as applicable.

ARTICLE V

TERMINATION AND AMENDMENT

SECTION 5.1 Termination. This Agreement may be terminated or the completion of the transactions contemplated herein may be deferred at any time prior to the Effective Time, whether before or after the Aaron’s Shareholder Approval, by either Aaron’s or HoldCo. In the event of such termination, this Agreement shall become null and void and have no effect, without any liability or obligation on the part of Aaron’s, HoldCo or Merger Sub by reason of this Agreement.

Appendix B

SECTION 5.2 Amendment. This Agreement may be amended, modified or supplemented at any time before or after the Aaron’s Shareholder Approval; provided, however, that after any such approval and prior to the Effective Time, there shall be made no amendment that (a) alters or changes the amount or kind of shares to be received by shareholders of Aaron’s in the Merger; (b) alters or changes any term of the Articles of Incorporation or Bylaws of HoldCo; or (c) alters or changes any other terms and conditions of this Agreement if any of the alterations or changes, individually or in the aggregate, would materially adversely affect the shareholders of Aaron’s. This Agreement may not be amended except after approval by the board of directors of Aaron’s and evidenced by an instrument in writing signed on behalf of each of the parties.

ARTICLE VI

GENERAL PROVISIONS

SECTION 6.1 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Georgia applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

SECTION 6.2 Entire Agreement. This Agreement (including the documents and the instruments referred to herein), together with all exhibits, schedules, appendices, certificates, instruments and agreements delivered pursuant hereto and thereto (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

SECTION 6.3 Further Assurances. From time to time, and when required by HoldCo, Aaron’s shall execute and deliver, or cause to be executed and delivered, such deeds and other instruments, and Aaron’s shall take or cause to be taken such further and other action, as shall be appropriate or necessary in order to vest or perfect in or to conform of record or otherwise in the Surviving Corporation the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Aaron’s and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Aaron’s are authorized fully in the name and on behalf of Aaron’s or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

SECTION 6.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed and delivered shall be deemed to be an original and all of which shall together be considered one and the same agreement.

SECTION 6.5 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

[Signature page follows]

Appendix B

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

AARON’S, INC.,
a Georgia corporation

By:	/s/ STEVEN A. MICHAELS
Name:	Steven A. Michaels
Title:	Chief Financial Officer and President of Strategic Operations

AARON’S HOLDINGS COMPANY, INC.
a Georgia corporation

By:	/s/ TODD KING
Name:	Todd King
Title:	Vice President and Assistant Secretary

AARON’S MERGER SUB, INC.,
a Georgia corporation

By:	/s/ TODD KING
Name:	Todd King
Title:	Vice President and Assistant Secretary

Appendix B

Exhibit A

HoldCo Articles of Incorporation

See Annex C to this joint proxy statement/prospectus.

Appendix B

Exhibit B

HoldCo Bylaws

See Annex D to this joint proxy statement/prospectus.

Appendix C

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

AARON’S HOLDINGS COMPANY, INC.

I.

The name of the corporation is:

AARON’S HOLDINGS COMPANY, INC.

II.

The Corporation is organized pursuant to the provisions of the Georgia Business Corporation Code (the “Code”).

III.

The Corporation shall have perpetual duration.

IV.

The Corporation is organized for the following purposes:

To buy, sell, rent and lease office and residential furniture and accessories and other personal property of all kinds; to manufacture, sell and deliver furniture of any kind whatsoever; and generally to manufacture, produce, assemble, fabricate, import, purchase or otherwise acquire, invest in, own, hold, use, maintain, service or repair, sell, rent, lease, pledge, mortgage, exchange, export, distribute, assign and otherwise dispose of and to trade and deal in and with, at wholesale or retail, goods, wares, merchandise, commodities, articles of commerce and property of every kind and description; and to engage in, conduct and carry on a general manufacturing, importing and exporting, merchandising, leasing, mercantile and trading business in any and all branches thereof.

To do each and every thing necessary, suitable or proper for the accomplishment of any of the purposes or the attainment of any one or more of the objects herein enumerated, or which shall at any time appear conducive to or expedient for the protection or benefit of the Corporation.

IN FURTHERANCE OF AND NOT IN LIMITATION of the general powers conferred by the laws of the State of Georgia and the objects and purposes herein set forth, it is expressly provided that to such extent as a corporation organized under the Code may now or hereafter lawfully do, the Corporation shall have the power to do, either as principal or agent and either alone or in connection with other corporations, firms or individuals, all and anything necessary, suitable, convenient or proper for, or in connection with, or incident to, the accomplishment of any of the purposes or the attainment of any one or more of the objects herein enumerated, or designed directly or indirectly to promote the interests of the Corporation or to enhance the value of its properties; and in general to do any and all things and exercise any and all powers, rights and privileges which a corporation may now or hereafter be authorized to do or to exercise under the Code or under any act amendatory thereof, supplemental thereto or substituted therefor.

The foregoing provisions of this Article IV shall be construed both as purposes and powers and each as an independent purpose and power. The foregoing enumeration of specific purposes and powers herein specified shall, except when otherwise provided in this Article IV, be in no wise limited or restricted by referenced to, or inference from, the terms of any provision of this or any other Article of these Second Amended and Restated Articles of Incorporation.

Appendix C

V.

The Corporation shall have authority to issue shares of capital stock consisting of Two Hundred Twenty-Five Million (225,000,000) shares of Common Stock, par value $0.50 per share (“Common Stock”), and One Million (1,000,000) shares of Preferred Stock, par value $1.00 per share (“Preferred Stock”).

The Corporation may purchase its own shares of capital stock out of unreserved and unrestricted earned surplus and capital surplus available therefor and as otherwise provided by law. Shares so acquired shall become treasury shares of the Corporation. The Board of Directors may from time to time distribute to shareholders out of capital surplus of the Corporation a portion of its assets, in cash or in property.

Section 1. Terms of the Common Stock. The powers, preferences and rights of the Common Stock, and the qualifications, limitations or restrictions thereof, shall be as follows:

(a)

Voting. At each annual or special meeting of stockholders, each holder of Common Stock shall be entitled to one (1) vote in person or by proxy for each share of Common Stock standing in such person’s name on the stock transfer records of the Corporation in connection with the election of directors and all other actions submitted to a vote of stockholders.

(b)

Dividends and Other Distributions. The record holders of the Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors out of funds legally available therefor.

Section 2. Terms of the Preferred Stock. The following are the designations, powers, preferences and rights of the preferred stock and the qualifications, limitations and restrictions thereof:

(a)

Except as otherwise provided by applicable law, or by the resolution or resolutions of the Board of Directors providing for the issue of any series of a Preferred Stock, the holders of shares of Preferred Stock, as such holders, (i) shall not have any right to vote, and are hereby specifically excluded from the right to vote, in the election of directors or for any other purpose, and (ii) shall not be entitled to notice of any meeting of shareholders.

(b)

Before any sum or sums shall be set aside or applied to the purchase of any outstanding shares of Stock, and before any dividend shall be declared or paid or any distribution ordered or made upon the Stock (other than a dividend payable in shares of Stock), the Corporation shall have complied with the dividend and sinking fund requirements (if any) set forth in any resolution or resolutions of the Board of Directors with respect to the issue of any series of Preferred Stock of which any shares shall at the time be outstanding.

(c)

Subject to the provisions of the immediately preceding paragraph, and to such other limitations as may be specified in any resolution or resolutions of the Board of Directors providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Stock shall be entitled to the exclusion of the holders of shares of Preferred Stock of any and all series, to receive such dividends payable with respect to the Stock as may be declared by the Board of Directors from time to time.

(d)

In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment shall have been made to the holders of shares of Preferred Stock of the full amount to which any series of the Preferred Stock is entitled as set forth in the resolution or resolutions of the Board of Directors providing for the issue thereof, the holders of outstanding shares of Stock shall be entitled, to the exclusion of the holders of shares of Preferred Stock of any and all series, to share in all remaining assets of the Corporation available for distribution to its shareholders ratably according to the number of shares of Stock held by them. Neither the merger nor consolidation of the Corporation with or into any other corporation or corporations, nor the merger or consolidation of any other corporation or corporations into or with the Corporation, nor the sale, transfer, mortgage, pledge or lease by the Corporation of all or any part of its assets shall be deemed to be a liquidation, dissolution or winding up of the Corporation.

Appendix C

(e)
The Preferred Stock may be issued from time to time in one or more series of any number of shares, except that the aggregate number of shares issued and not canceled of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized. Each series of Preferred Stock shall be distinctively designated by number, letter or descriptive words.

(f)
Authority is hereby expressly granted to and vested in the Board of Directors to issue the Preferred Stock at any time, or from time to time, as Preferred Stock of any one or more series, and, in connection with the establishment of each such series, to fix by resolution or resolutions providing for the issue of the shares thereof the voting powers, if any, and the designation, preferences and relative rights of each such series of Preferred Stock to the full extent now or hereafter permitted by these Second Amended and Restated Articles of Incorporation and the laws of the State of Georgia, including, without limiting the generality of the foregoing, all of the following matters which may vary between each series:

(1)
The distinctive designation of such series and the number of shares which constitute such series, which number may be increased or decreased either before or subsequent to the issuance of any shares of such series (but not below the number of shares of such series then outstanding), from time to time by action of the Board of Directors;

(2)
The dividend rate of such series, the dates of payment thereof, and any limitations, restrictions or conditions on the payment of dividends, including whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on the shares of each series;

(3)	The price or prices at which, and the terms, times and conditions on which, the shares of such series may be redeemed at the option of the Corporation or at the option of the holders of such shares;

(4)
The amount or amounts payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment to the holders of shares of each series;

(5)
Whether or not the shares of such series shall be entitled to the benefit of a purchase, retirement or sinking fund to be applied to the redemption or purchase of such series, and if so entitled, the amount of such fund and the manner of its application, including the price or prices at which the shares of such series may be redeemed or purchased through the application of such fund;

(6)
Whether or not the shares of such series shall be made convertible into, or exchangeable for, shares of any other class or classes of stock of the Corporation, or the shares of any other series of Preferred Stock, and, if made so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

(7)
Whether or not the shares of such series shall have any voting rights, and, if voting rights are so granted, the extent of such voting rights and the terms and conditions under which such voting rights may be exercised.

(8)
Whether or not the issue of any additional shares of such series or of any future series in addition to such series shall be subject to restrictions in addition to the restrictions, if any, on the issue of additional shares imposed in the resolution or resolutions fixing the terms of any outstanding series of Preferred Stock theretofore issued pursuant to this Section 2(f), and, if subject to additional restrictions, the extent of such additional restrictions; and

(9)
Whether or not the shares of such series shall be entitled to the benefit of limitations restricting the purchase of, the payment of dividends on, or the making of other distributions in respect of stock of any class of the Corporation, and the terms of any such restrictions; provided, however, that such restrictions shall not include any prohibition on the payment of dividends or with respect to distributions in the event of voluntary or involuntary liquidation established for any outstanding series of Preferred Stock theretofore issued.

Appendix C

VI.

None of the holders of any capital stock of the Corporation of any kind, class or series now or hereafter authorized shall have preemptive rights with respect to any shares of capital stock of the Corporation of any kind, class or series now or hereafter authorized.

VII.

No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of his duty of care or other duty as a director; provided, that this provision shall eliminate or limit the liability of a director only to the extent permitted from time to time by the Code or any successor law or laws.

VIII.

These Second Amended and Restated Articles of Incorporation contain amendments requiring shareholder approval and were duly adopted in accordance with the applicable provisions of Section 14-2-1003 of the Georgia Business Corporation Code by the Board of Directors of the Corporation on [●] and by the shareholders of the Corporation on [●].

IN WITNESS WHEREOF, AARON’S HOLDINGS COMPANY, INC., has caused these Second Amended and Restated Articles of Incorporation to be executed by its duly authorized officer on this [●]th day of [●], 2020.

AARON’S HOLDINGS COMPANY, INC.

By:
Name:
Title:

Appendix D

AMENDED AND RESTATED BYLAWS OF
AARON’S HOLDINGS COMPANY, INC.

ARTICLE I
OFFICES

Section 1. Registered Office. The registered office shall be in the State of Georgia, County of Fulton.

Section 2. Other Offices. The corporation may also have offices at such other places both within and without the State of Georgia as the board of directors may from time to time determine and the business of the corporation may require or make desirable.

ARTICLE II
SHAREHOLDERS MEETINGS

Section 1. Annual Meetings. The annual meeting of shareholders of the corporation shall be held at the principal office of the corporation or at such other place in the United States as may be determined by the board of directors, at

10:00 a.m. on the last business day of the fifth month following the close of each fiscal year or at such other time and date following the close of the fiscal year as shall be determined by the board of directors, for the purpose of electing directors and transacting such other business as may properly be brought before the meeting.

Section 2. Special Meetings.

(a) Special meetings of shareholders of one or more classes or series of the corporation’s shares shall be called by the chief executive officer or the secretary (i) when so directed by the chairman or by a majority of the entire board of directors; or (ii) upon the demand of holders of at least twenty-five percent (25%) of all votes entitled to be cast on each issue to be considered at a proposed special meeting of shareholders. The business that may be transacted at any special meeting of shareholders shall be limited to that proposed in the notice of the special meeting given in accordance with Section 3 (including related or incidental matters that may be necessary or appropriate to effectuate the proposed business).

(b) Promptly after the date of receipt of written shareholder demands (the “Demand Date”) purporting to comply with the provisions of the Georgia Business Corporation Code, as amended from time to time (the “Code”), and these bylaws, the chief executive officer or the secretary of the corporation shall determine the validity of the demand. If the demand is valid, the chief executive officer or the secretary of the corporation shall call a special shareholders meeting by mailing notice within 20 days of the Demand Date.

(c) The time, date and place of any special shareholders meeting shall be determined by the board of directors and shall be set forth in the notice of meeting.

Section 3. Participation in Meetings by Remote Communication. The board of directors, acting in its sole discretion, may establish guidelines and procedures in accordance with applicable provisions of the Code and any other applicable law for the participation by shareholders and proxyholders in a meeting of shareholders by means of remote communications, and may determine that any meeting of shareholders will not be held at any place but will be held solely by means of remote communication. Shareholders and proxyholders complying with such procedures and guidelines and otherwise entitled to vote at a meeting of shareholders shall be deemed present in person and entitled to vote at a meeting of shareholders, whether such meeting is to be held at a designated place or solely by means of remote communication.

Section 4. Notice of Meetings. Written notice of every meeting of shareholders, stating the place, date and hour of the meeting (and the means of remote communications, if any, by which shareholders and proxyholders may be deemed to be present in person and vote at such meeting), shall be given personally or by mail to each shareholder of record not less than 10 nor more than 60 days before the date of the meeting. Such notice may be given in any manner permitted by, and shall be deemed to be effectively given at the times as provided in, the Georgia Business Corporation Code. A shareholder’s attendance at a meeting waives objection to lack of notice or defective notice of such meeting, unless the shareholder at the beginning of the meeting objects to the holding of the meeting or

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transacting business at the meeting, and waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless the shareholder objects to considering the matter when it is presented. A shareholder may waive notice of a meeting before or after the date and time stated in the notice, which waiver must be in writing, signed by the shareholder entitled to such notice and be delivered to the corporation for inclusion in the minutes or filing with the corporate records.

Section 5. Quorum The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of shareholders except as otherwise provided by statute, by the articles of incorporation, or by these bylaws. If a quorum is not present or represented at any meeting of shareholders, a majority of the shareholders entitled to vote thereat, present in person or represented by proxy, may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting (and the means of remote communications, if any, by which shareholders and proxyholders may be deemed to be present in person and vote at such meeting) shall be given to each shareholder of record entitled to vote at the meeting.

Section 6. Voting. When a quorum is present at any meeting, action on a matter brought before such meeting is approved if the votes cast favoring the action exceed the votes cast opposing the action, unless the matter is one upon which by express provision of law, these bylaws or of the articles of incorporation, a different vote is required, in which case such express provision shall govern and control the decision of the question. Each shareholder shall at every meeting of shareholders be entitled to one vote, in person or by proxy, for each share of the capital stock having voting power registered in his or her name on the books of the corporation, but no proxy shall be voted or acted upon after 11 months from its date, unless otherwise provided in the proxy.

Section 7. Shareholder Proposals.

(a) No shareholder proposal or resolution (each a “Shareholder Proposal”), whether purporting to be binding or nonbinding on the corporation or its board of directors, shall be considered at any annual or special meeting of shareholders unless:

(i) If such Shareholder Proposal relates solely to the nomination and election of directors, it satisfies the requirements of Article III, Section 3; or

(ii) With respect to any Shareholder Proposal to be considered at a special shareholders meeting called pursuant to Article II, Section 2, subsection (a)(i), the shareholder(s) proposing to make such Shareholder Proposal provided the information set forth in subsection (b) of this Section 7 to the board of directors within 14 days after the date of the notice calling such special shareholders meeting (or if less than 21 days notice of the meeting is given to shareholders, such information was delivered to the president not later than the close of the seventh day following the date on which the notice of the shareholders’ meeting was mailed); or

(iii) With respect to any Shareholder Proposal to be considered at a special shareholders meeting called pursuant to Article II, Section 2, subsection (a)(ii), the shareholder(s) proposing to make such Shareholder Proposal provided the information set forth in subsection (b) of this Section 7 to the board of directors concurrently with the filing of the initial demand by shareholders relating to such special shareholders meeting; or

(iv) With respect to any Shareholder Proposal to be considered at any regular meeting of shareholders, other than as described in clause (i) hereof, the shareholder(s) proposing to make such Shareholder Proposal provided the information set forth in subsection (b) of this Section 7 to the board of directors between 90 to 120 days prior to the regular meeting at which they wish the Shareholder Proposal to be considered. For the purposes of determining whether information was provided at the times or within the specified periods, the date of the applicable meeting shall be as set forth in the notice of meeting given by the corporation, and such times and periods will be determined without regard to any postponements, deferrals or adjournments of such meeting to a later date.

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(b) The following information must be provided to the board of directors, within or at the times specified in subsection (a) above, in order for the Shareholder Proposal to be considered at the applicable shareholders meeting:

(i) The Shareholder Proposal, as it will be proposed, in full text and in writing;

(ii) The purpose(s) for which the Shareholder Proposal is desired and the specific meeting at which such proposal is proposed to be considered;

(iii) The name(s), address(es), and number of shares held of record by the shareholder(s) making such Shareholder Proposal (or owned beneficially and represented by a nominee certificate on file with the corporation);

(iv) The number of shares that have been solicited with regard to the Shareholder Proposal and the number of shares the holders of which have agreed (in writing or otherwise) to vote in any specific fashion on said Shareholder Proposal; and (v) A written statement by said shareholder(s) that they intend to continue ownership of such voting shares through the date of the meeting at which said Shareholder Proposal is proposed to be considered.

(c) Failure to fully comply with the provisions of this Section 7 shall bar discussion of and voting on the Shareholder Proposal at the applicable regular or special shareholders meeting. Any Shareholder Proposal that does not comply with the requirements of this Section 7 shall be disregarded by the chairman of the meeting, and any votes cast in support of the Shareholder Proposal, unless the Shareholder Proposal has been validly submitted by another shareholder, shall be disregarded by the chairman of such meeting.

(d) The provisions of this Section 7 shall be read in accordance with and so as not to conflict with the rules and regulations promulgated by the Securities and Exchange Commission and any stock exchange or quotation system upon which the corporation’s shares are traded. Nothing in these bylaws shall be deemed to require the consideration at any meeting of shareholders of any Shareholder Proposal that, pursuant to law, the corporation may refuse to permit consideration thereof.

Section 8. Consent of Shareholders. Any action required or permitted to be taken at any meeting of shareholders may be taken without a meeting if all of the shareholders consent thereto in writing, setting forth the action so taken. Such consent shall have the same force and effect as a unanimous vote of shareholders.

Section 9. List of Shareholders; Inspection of Records.

(a) The corporation shall keep at its registered office or principal place of business, or at the office of its transfer agent or registrar, a record of its shareholders, giving their names and addresses and the number, class and series, if any, of the shares held by each. The officer who has charge of the stock transfer books of the corporation shall prepare and make, before every meeting of shareholders or any adjournment thereof, a complete list of the shareholders entitled to vote at the meeting or any adjournment thereof, arranged in alphabetical order, with the address of and the number and class and series, if any, of shares held by each. The list shall be produced and kept open at the time and place of the meeting and shall be subject to inspection by any shareholder during the whole time of the meeting for the purposes thereof. The said list may be the corporation’s regular record of shareholders if it is arranged in alphabetical order or contains an alphabetical index.

(b) Shareholders are entitled to inspect the corporate records as and to the extent provided by the Code; provided, however, that only shareholders owning more than two percent (2%) of the outstanding shares of any class of the corporation’s stock shall be entitled to inspect (1) the minutes from any board, board committee or shareholders meeting (including any records of action taken thereby without a meeting); (2) the accounting records of the corporation; or (3) any record of the shareholders of the corporation.

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ARTICLE III
DIRECTORS

Section 1. Powers. Except as otherwise provided by any legal agreement among shareholders, the property, affairs and business of the corporation shall be managed and directed by its board of directors, which may exercise all powers of the corporation and do all lawful acts and things which are not by law, by any legal agreement among shareholders, by the articles of incorporation or by these bylaws directed or required to be exercised or done by the shareholders. One member of the board of directors shall be selected by the board to serve as chairman. The chairman shall preside at all meetings of shareholders and the board and shall have such other powers and duties as may be assigned by the board of directors and as otherwise may be set forth herein. Except where by law the signature of the chief executive officer is required, the chairman shall possess the same power as the chief executive officer to sign all certificates representing shares of the corporation and all bonds, mortgages and other contracts requiring a seal, under the seal of the corporation.

Section 2. Number, Election and Term. The number of directors which shall constitute the whole board shall be at least 3; the exact number to be fixed from time to time by resolution of the board of directors, but no decrease shall have the effect of shortening the term of an incumbent director. Commencing at the annual meeting of shareholders to be held during the fiscal year ending December 31, 2014, and at each annual meeting of shareholders thereafter, directors will be elected for a term of office to expire at the next succeeding annual meeting of shareholders. Each director whose term does not expire at the annual meeting of shareholders to be held during the fiscal year ending December 31, 2014, will hold office until the annual meeting of shareholders for the fiscal year in which such director’s term expires. Each director shall hold office until the expiration of his or her respective term of office and until his or her successor is duly elected and qualified or until his or her earlier resignation, removal from office or death. The directors shall be elected by a majority of the votes cast at the annual meeting of shareholders at which a quorum is present; provided, however that directors shall be elected by a plurality of the votes cast at such meeting for which (a) the president receives a notice that a shareholder has nominated a candidate for election to the board of directors in compliance with the advance notice requirements for shareholder nominees for director set forth in Article III, Section 3; and (b) such nomination has not been withdrawn by such shareholder on or prior to the tenth (10th) day preceding the date that the corporation first mails its notice of meeting for such meeting to the shareholders. A majority of the votes cast means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election. The following shall not be a vote cast: (1) a share otherwise present at the meeting but for which there is an abstention and (2) a share otherwise present at the meeting as to which a shareholder gives no authority or discretion, including “broker nonvotes.” In the event an incumbent director fails to receive a majority of the votes cast (unless, pursuant to the immediately preceding paragraph, the director election standard is a plurality of the votes cast), the incumbent director shall promptly tender his or her resignation to the board of directors. The Nominating and Corporate Governance Committee of the board of directors will make a recommendation to the board of directors on whether to accept or reject the resignation, or whether other action should be taken. The board of directors, taking into account the recommendation of the Nominating and Corporate Governance Committee, will determine whether to accept or reject such resignation, or what other action should be taken, within 100 days from the date of the certification of election results. Directors shall be natural persons who have attained the age of 18 years, but need not be residents of the State of Georgia.

Section 3. Nominations.

(a) If any shareholder intends to nominate or cause to be nominated any candidate for election to the board of directors (other than any candidate to be sponsored by and proposed at the instance of the management), such shareholder shall notify the president by first class registered mail sent not later than the close of business on the sixtieth (60th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the shareholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later on the sixtieth (60th) day prior to such annual meeting or

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the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the corporation). Such notification shall contain the following information with respect to each nominee, to the extent known to the shareholder giving such notification:

(i) Name, address and principal present occupation;

(ii) To the knowledge of the shareholder who proposed to make such nomination, the total number of shares that may be voted for such proposed nominee;

(iii) The names and address of the shareholders who propose to make such nomination, and the number of shares of the corporation owned by each of such shareholders; and

(iv) The following additional information with respect to each nominee: age, past employment, education, beneficial ownership of shares in the corporation, past and present financial standing, criminal history (including any convictions, indictments or settlements thereof), involvement in any past or pending litigation or administrative proceedings (including threatened involvement), relationship to and agreements (whether or not in writing) with the shareholder(s) (and their relatives, subsidiaries and affiliates) intending to make such nomination, past and present relationships or dealings with the corporation or any of its subsidiaries, affiliates, directors, officers or agents, plans or ideas for managing the affairs of the corporation (including, without limitation, any termination of employees, any sales of corporate assets, any proposed merger, business combination or recapitalization involving the corporation, and any proposed dissolution or liquidation of the corporation), such individual’s written consent to being named in a proxy statement as a nominee and to serving as director if elected and all additional information relating to such person that would be required to be disclosed, or otherwise required, pursuant to Sections 13 or 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated there under (the “Exchange Act”), in connection with any acquisition of shares by such nominee or in connection with the solicitation of proxies by such nominee for his or her election as a director, regardless of the applicability of such provisions of the Exchange Act

(b) Any nominations not in accordance with the provisions of this Section 3 may be disregarded by the chairman of the meeting, and upon instruction by the chairman, votes cast for each such nominee shall be disregarded. In the event, however, that a person should be nominated by more than one shareholder, and if one such nomination complies with the provisions of this Section 3, such nomination shall be honored, and all shares voted for such nominee shall be counted.

Section 4. Vacancies. All vacancies, including vacancies resulting from any increase in the number of directors, shall be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. If there are no directors in office, then vacancies shall be filled through election by the shareholders. Any director elected to fill a vacancy shall serve the unexpired term of his or her predecessor and until his or her successor is duly elected and qualified; provided that any director filling a vacancy by reason of an increase in the number of directors, where such vacancy is filled by the directors, shall serve until the next annual meeting of shareholders and until his or her successor is duly elected and qualified.

Section 5. Meetings and Notice. The board of directors of the corporation may hold meetings, both regular and special, either within or without the State of Georgia. Regular meetings of the board of directors may be held without notice at such time and place as shall from time to time be determined by resolution of the board. Special meetings of the board may be called by the chairman of the board or chief executive officer or by any two directors on one day’s oral, telegraphic or written notice duly given or served on each director personally, or three days’ notice deposited, first class postage prepaid, in the United States mail. Such notice shall state a reasonable time, date and place of meeting, but the purpose need not be stated therein. A director may waive any notice required by the Code, the articles of incorporation, or these bylaws before or after the date and time of the matter to which the notice relates, by a written waiver signed by the director and delivered to the corporation for inclusion in the minutes or filing with the corporate records. Attendance of a director at a meeting shall constitute a waiver of notice of such meeting and waiver of all objections to the place and time of the meeting, or the manner in which it has been called or convened except when the director states, at the beginning of the meeting, any such objection or objections to the transaction of business.

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Section 6. Quorum. At all meetings of the board a majority of directors shall constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board, except as may be otherwise specifically provided by law, by the articles of incorporation, or by these bylaws. If a quorum shall not be present at any meeting of the board, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 7. Conference Telephone Meeting. Unless the articles of incorporation or these bylaws otherwise provide, members of the board of directors, or any committee designated by such board, may participate in a meeting of such board or committee by means of conference telephone or similar communications equipment whereby all persons participating in the meeting can hear each other. Participation in such a meeting shall constitute presence in person.

Section 8. Consent of Directors. Unless otherwise restricted by the articles of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the board of directors or of any committee thereof may be taken without a meeting, if all members of the board or committee, as the case may be, consent thereto in writing, setting forth the action so taken, and the writing or writings are delivered to the corporation for inclusion in the minutes or filing with the corporate records. Such consent shall have the same force and effect as a unanimous vote of the board.

Section 9. Committees. The board of directors may, by resolution passed by a majority of the whole board, designate from among its members one or more committees, each committee to consist of two or more directors. The board may designate one or more directors as alternate members of any committee, who may replace any absent member at any meeting of such committee. Any such committee, to the extent provided in the resolution, shall have and may exercise all of the authority of the board of directors in the management of the business and affairs of the corporation except that it shall have no authority with respect to (1) amending the articles of incorporation or these bylaws; (2) adopting a plan of merger or consolidation; (3) the sale, lease, exchange or other disposition of all or substantially all of the property and assets of the corporation; (4) a voluntary dissolution of the corporation or a revocation thereof; and (5) any other action limited by law. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the board of directors. A majority of each committee may determine its action and may fix the time and place of its meetings, unless otherwise provided by the board of directors. Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.

Section 10. Removal of Directors. At any shareholders meeting with respect to which notice of such purpose has been given, any director may be removed from office, with cause, by the vote of shareholders representing a majority of the issued and outstanding capital stock entitled to vote for the election of directors, and any vacancy created by such removal shall be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and a director so chosen shall hold office until the next annual meeting and until his or her successor is duly elected and qualified unless sooner displaced.

Section 11. Compensation of Directors. Directors shall be entitled to such reasonable compensation for their services as directors or members of any committee of the board as shall be fixed from time to time by resolution adopted by the board, and shall also be entitled to reimbursement for any reasonable expenses incurred in attending any meeting of the board or any such committee.

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ARTICLE IV
OFFICERS

Section 1. Number. The officers of the corporation shall be chosen by the board of directors, which shall include a chief executive officer, a president, a chief financial officer and a secretary, and which may include one or more vice presidents (any one or more of whom may be given an additional designation of rank or function), assistant officers, and such other officers as the board of directors shall deem appropriate. Any number of offices may be held by the same person.

Section 2. Compensation. The salaries of all officers shall be fixed by the board of directors or a committee or officer appointed by the board.

Section 3. Term of Office. Unless otherwise provided by resolution of the board of directors, the principal officers shall be chosen annually by the board at the first meeting of the board following the annual meeting of shareholders of the corporation, or as soon thereafter as is conveniently possible. Subordinate officers may be elected from time to time. Each officer shall serve until his or her successor shall have been chosen and qualified, or until his or her death, resignation or removal.

Section 4. Removal. Any officer may be removed from office at any time, with or without cause, by the board of directors whenever in its judgment the best interest of the corporation will be served thereby.

Section 5. Vacancies. Any vacancy in an office resulting from any cause may be filled by the board of directors.

Section 6. Powers and Duties. The officers shall each have such powers and duties as generally pertain to their respective offices, as well as such powers and duties as from time to time may be conferred by the board of directors. In addition, the following officers shall each have the powers and duties set forth below:

(a) Chief Executive Officer. The chief executive officer shall be the chief executive officer of the corporation and shall, in the absence of the chairman of the board, preside at all meetings of shareholders, and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe. Except where by law the signature of the president is required, the chief executive officer shall possess the same power as the president to sign all certificates representing shares of the corporation and all bonds, mortgages and other contracts requiring a seal, under the seal of the corporation.

(b) President. The president shall, in the absence of the chairman of the board and the chief executive officer, preside at all meetings of shareholders. The president shall have general and active management of the business of the corporation and shall see that all orders and resolutions of the board of directors are carried into effect. The president shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation, except where required by law to be otherwise signed and executed.

(c) Chief Financial Officer. The chief financial officer shall have charge of and be responsible for all funds, securities, receipts and disbursements of the corporation and shall deposit or cause to be deposited, in the name of the corporation, all moneys or other valuable effects in such banks, trust companies or other depositories as shall, from time to time, be selected by or under authority of the board of directors. The chief financial officer shall keep or cause to be kept full and accurate records of all receipts and disbursements in books of the corporation.

(d) Vice President. In the absence of the president or in the event of the president’s inability or refusal to act, the vice president (or in the event there be more than one vice president, the vice president in the order designated, or in the absence of any designation, then in the order of their election) shall perform the duties of the president, and when so acting, shall have all the powers of and be subject to all the restrictions upon the president. The vice presidents shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.

(e) Secretary. The secretary shall cause minutes of all meetings of the board of directors and shareholders to be recorded and kept and shall perform like duties for the standing committees when required. The secretary shall give, or cause to be given, notice of all meetings of shareholders and special meetings of the board of directors, and shall perform such other duties as may be prescribed by the board of directors or president, under whose supervision the secretary shall be. The secretary shall have custody of the corporate seal of the corporation and the secretary,

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or an assistant secretary, shall have authority to affix the same to the instrument requiring it and when so affixed, it may be attested by the secretary’s signature or by the signature of such assistant secretary. The board of directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by such officer’s signature.

(f) Assistant Officers. Any assistant officer of the corporation shall have such duties and authority as the officer such assistant officer assists and, in addition, such other duties and authority as the board of directors or chief executive officer shall from time to time assign.

(g) Other Officers. Any other officer of the corporation shall have such duties and authority as the board of directors or chief executive officer shall from time to time assign.

Section 7. Voting Securities of Corporation. Unless otherwise directed by the board of directors, the chief executive officer shall have full power and authority on behalf of the corporation to attend and to act and vote at any meetings of security holders of corporations in which the corporation may hold securities, and at such meetings shall possess and may exercise any and all rights and powers incident to the ownership of such securities which the corporation might have possessed and exercised if it had been present. The board of directors by resolution from time to time may confer like powers upon any other person or persons.

ARTICLE V
CERTIFICATE

Section 1. Certificates for Shares. Shares of the corporation’s stock may be issued by certificate or issued without certificate as “Book Entry” shares and entered on the books of the corporation and registered as they are issued. Within a reasonable time after the issuance or transfer of shares without certificates, the corporation’s transfer agent shall send the shareholder a written notification of the information required on certificates by applicable law, rule or regulation. Certificates, if issued, shall be in such form as the board of directors may from time to time prescribe.

Section 2. Lost Certificates. The corporation may issue a new certificate or certificates of stock or “Book Entry” shares in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or “Book Entry” shares, the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his or her legal representative, to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 3. Transfers.

(a) Transfers of shares of the capital stock of the corporation shall be made only on the books of the corporation by the registered holder thereof, or by his or her duly authorized attorney, or with a transfer clerk or transfer agent appointed as provided in Section 5 of this Article, and, if such shares are represented by a certificate or certificates, on surrender of the certificate or certificates for such shares properly endorsed, or for “Book Entry” shares, upon the presentation proper evidence of authority to transfer by the record holder, and the payment of all taxes thereon.

(b) The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and for all other purposes, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.

(c) Shares of capital stock may be transferred by (i) delivery of the certificates therefor, accompanied either by an assignment in writing on the back of the certificates or by separate written power of attorney to sell, assign and transfer the same, signed by the record holder, thereof, or by his or her duly authorized attorney-in- fact, or (ii) in the case of Book Entry shares, upon receipt of proper transfer instructions from the registered owner of such Book Entry shares, or from a duly authorized agent or attorney. No transfer shall affect the right of the corporation to pay any

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dividend upon the stock to the holder of record as the holder in fact thereof for all purposes, and no transfer shall be valid, except between the parties thereto, until such transfer shall have been made upon the books of the corporation as herein provided.

(d) The board may, from time to time, make such additional rules and regulations as it may deem expedient, not inconsistent with these bylaws, the articles of incorporation or applicable law, rule or regulation, concerning the issue, transfer and registration of shares of the capital stock of the corporation.

Section 4. Record Date. In order that the corporation may determine the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board of directors may fix, in advance, a record date, which shall not be more than 70 days and, in case of a meeting of shareholders, not less than 10 days prior to the date on which the particular action requiring such determination of stockholders is to be taken. If no record date is fixed for the determination of shareholders entitled to notice of and to vote at any meeting of shareholders, the record date shall be at the close of business on the day next preceding the day on which the notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. If no record date is fixed for other purposes, the record date shall be at the close of business on the day next preceding the day on which the board of directors adopts the resolution relating thereto. A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting unless the board of directors shall fix a new record date for the adjourned meeting.

Section 5. Transfer Agent and Registrar. The board of directors may appoint one or more transfer agents or one or more transfer clerks and one or more registrars, and may require all certificates of stock to bear the signature or signatures of any of them.

ARTICLE VI
GENERAL PROVISIONS

Section 1. Distributions. Distributions upon the capital stock of the corporation, subject to the provisions of the articles of incorporation, if any, may be declared by the board of directors at any regular or special meetings, pursuant to law. Distributions may be paid in cash, in property, or in shares of the corporation’s capital stock, subject to the provisions of the articles of incorporation. Before payment of any distribution, there may be set aside out of any funds of the corporation available for distributions such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing distributions, or for repairing or maintaining any property of the corporation, or for such other purpose as the directors shall think conducive to the interest of the corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

Section 2. Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the board of directors.

Section 3. Seal. The corporate seal shall have inscribed thereon the name of the corporation, the year of its organization and the words “Corporate Seal” and “Georgia”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise. In the event it is inconvenient to use such a seal at any time, the signature of the corporation followed by the word “Seal” enclosed in parentheses shall be deemed the seal of the corporation.

Section 4. Savings Clause. To the extent these bylaws conflict with any provision of any state or federal law as such laws may be amended from time to time, these bylaws shall be construed so as not to conflict with said law, and any discretionary actions made hereunder shall be made in accordance with applicable law.

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ARTICLE VII
INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 1. Indemnification of Directors and Officers. To the fullest extent permitted by law, the corporation shall indemnify, defend and hold harmless any person (an “Indemnified Person”) who is or was a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal (a “Proceeding”) (other than an action or suit by or in the right of the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, or, while a director or officer of the corporation, is or was serving in another Corporate Status (as defined below) against all expenses (including, but not limited to, attorneys’ fees and disbursements, court costs and expert witness fees) (collectively, “Expenses”), and against all judgments, fines, penalties and amounts paid in settlement (including any excise tax assessed with respect to an employee benefit plan) (collectively, “Liabilities”) that may be imposed upon or incurred by him or her in connection with or resulting from such Proceeding, if he or she acted in good faith and, in the case of conduct in his or her official capacity, in a manner he or she reasonably believed to be in the best interests of the corporation, and in all other cases, in a manner he or she reasonably believed to not be opposed to the best interests of the corporation, and with respect to any criminal Proceeding, had no reasonable cause to believe his or her conduct was unlawful. “Corporate Status” describes (a) the status of a person who is or was a director or officer of the corporation or an individual who, while a director or officer of the corporation, is or was serving at the corporation’s request as a director, officer, partner, trustee, employee, administrator or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, entity, or other enterprise, and (b) a person’s service in connection with an employee benefit plan at the corporation’s request if such person’s duties to the corporation also impose duties on, or otherwise involve services by, such person to the plan or to participants in or beneficiaries of the plan.

Section 2. Indemnification of Directors and Officers for Derivative Actions. The corporation shall indemnify, defend and hold harmless any Indemnified Person who is or was a party, or is threatened to be made a party, to any threatened, pending or completed Proceeding by or in the right of the corporation, by reason of the fact that he or she is or was a director or officer of the corporation, or, while a director or officer of the corporation, is or was serving in another Corporate Status (a) to the fullest extent permitted by law, against all Expenses that may be imposed upon or incurred by him or her in connection with or resulting from such Proceeding, if he or she acted in good faith and, in the case of conduct in his or her official capacity, in a manner he or she reasonably believed to be in the best interests of the corporation and in all other cases, in a manner he or she reasonably believed to not be opposed to the best interests of the corporation, and with respect to any criminal Proceeding, had no reasonable cause to believe his or her conduct was unlawful, and (b) to the fullest extent permitted by law (including through a determination by a court of competent jurisdiction pursuant to Section 14-2-854 of the Code) against all Expenses and Liabilities that may be imposed upon or incurred by him or her in connection with or resulting from such Proceeding.

Section 3. Indemnification Upon Successful Defense on Merits, Etc. Notwithstanding any other provision of this Article VII, to the extent that an Indemnified Person is, by reason of his or her Corporate Status, a party to and is successful on the merits or otherwise in any Proceeding, the Indemnified Person shall be indemnified against Expenses imposed upon or incurred by him or her in connection with the Proceeding, regardless of whether the Indemnified Person has met the standards set forth in the Code or in this Article VII and without any further action or determination by the board of directors of the corporation or otherwise. If an Indemnified Person is not wholly successful in such Proceeding but is successful on the merits or otherwise as to one or more but less than all claims, issues or matters in such Proceeding, the corporation shall indemnify the Indemnified Person against all Expenses imposed upon or incurred by him or her in connection with each claim, issue or matter with respect to which the Indemnified Person was successful. For the purposes of this Section 3 and without limiting the foregoing, (a) the termination of any claim, issue or matter in any such Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter, and (b) a decision by any government, regulatory or self-regulatory authority, agency or body not to commence or pursue any investigation, civil or criminal enforcement matter or case or in any civil suit, shall be deemed to be a successful result as to such claim, issue or matter. If an Indemnified Person is entitled under any provision of the Code or this Article VII to indemnification by the corporation for some or a portion of the Expenses or Liabilities imposed upon or incurred by him or her in connection

Appendix D

with the investigation, defense, appeal or settlement of a Proceeding covered by this Article VII, but is not entitled to indemnification for the total amount thereof, the corporation shall nevertheless indemnify the Indemnified Person for the portion of such Expenses and Liabilities imposed upon or incurred by him or her to which the Indemnified Person is entitled.

Section 4. Indemnification and Advancement of Expenses for Directors and Officers When Acting as a Witness, Etc. To the fullest extent permitted by law, any Indemnified Person who acts as a witness or other participant in any Proceeding, shall be indemnified by the corporation against all Expenses imposed upon or incurred by the Indemnified Person in connection therewith.

Section 5. Indemnification of Employees and Agents. The board of directors shall have the power to cause the corporation to provide to any person who is or was an employee or agent of the corporation all or any part of the right to indemnification and other rights of the type provided under Sections 1, 2, 3, 4, 7 and 12 of this Article VII (subject to the conditions, limitations, obligations and other provisions specified herein), upon a resolution to that effect identifying such employee or agent (by position or name) and specifying the particular rights provided, which may be different for each employee or agent identified. Each employee or agent of the corporation so identified shall be an “Indemnified Person” for purposes of the provisions of this Article VII.

Section 6. Effectuation of Rights. Sections 1, 2, 3, 4 and 7 of this Article VII are intended to, and shall be deemed to, satisfy the requirements for authorization referred to in Section 14-2-859(a) of the Code or any successor provision and any other requirements of applicable law such that the corporation shall be obligated to the maximum extent possible to provide such indemnification and advancement of Expenses without any further requirements for authorization or action referred to in Sections 14-2-853(c) or 14-2-855(c) of the Code or any successor provision, or otherwise. The corporation shall act in good faith and expeditiously take all actions necessary or appropriate to make available the indemnification, advancement of Expenses and other rights provided for Indemnified Persons in this Article VII, and shall expeditiously take all actions necessary or appropriate to remove any impediments or obstacles to such indemnification, advancement of Expenses and other rights. To the extent any determination of entitlement to indemnification is required for purposes of the Code or this Article VII, at the request of the Indemnified Person, such determination shall be made by Special Legal Counsel (as defined below) proposed by the Indemnified Person and reasonably acceptable to the corporation. In the event of any dispute as to whether an Indemnified Person is entitled to indemnification or advancement of Expenses under the Code or this Article VII, the Indemnified Person shall be entitled to an expeditious and final adjudication in the Business Case Division of the Fulton County Superior Court, State of Georgia (the “Fulton County Business Court”), which the corporation agrees shall be the exclusive venue for any court action to determine whether the Indemnified Person is entitled to such indemnification or advancement of Expenses. The corporation shall seek expedited resolution of the matter and agrees that the Fulton County Business Court may summarily determine the corporation’s obligation to advance Expenses. The corporation irrevocably waives trial by jury with respect to the determination whether an Indemnified Person is entitled to indemnification or advancement of Expenses. If an Indemnified Person, pursuant to this Section 6, seeks a judicial adjudication of his or her rights under this Article VII, the Indemnified Person shall be entitled to recover from the corporation, and shall be indemnified by the corporation against, any and all Expenses actually and reasonably incurred by him of her in such judicial adjudication, but only if he or she prevails therein.If it shall be determined in such judicial adjudication that the Indemnified Person is entitled to receive part but not all of the indemnification or advancement of expenses sought, the Expenses incurred by the Indemnified Person in connection with such judicial adjudication shall be appropriately prorated. As used in this Section 6, “Special Legal Counsel” means an attorney with an active membership in good standing in the State Bar of Georgia who is experienced in matters of corporate law and neither he or she, nor his or her law firm, presently is, nor in the past five years has been, retained to represent: (i) the corporation or the Indemnified Person in any other matter material to either such party; or (ii) any other party to the Proceeding giving rise to a claim for indemnification, provided that the term “Special Legal Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the corporation or the Indemnified Person in an action to determine the Indemnified Person’s rights under the Code or this Article VII.

Section 7. Advances. Expenses imposed upon or incurred by an Indemnified Person in defending any Proceeding of the kind described in Sections 1, 2 and 3 hereof shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding as set forth herein. The corporation shall promptly pay the amount of such Expenses to the Indemnified Person, but in no event later than ten days following the Indemnified Person’s delivery to the corporation of a written request for an advance pursuant to this Section 7, together with a reasonable accounting of

Appendix D

such expenses; provided, however, that the Indemnified Person shall furnish the corporation a written affirmation of his or her good faith belief that he or she has met the standard of conduct set forth in the Code or that the proceeding involves conduct for which liability has been eliminated under a provision of the Articles of Incorporation of the corporation, as authorized by paragraph (4) of subsection (b) of Section 14-2- 202 of the Code or any successor provision, and a written undertaking and agreement, executed personally or on his or her behalf, to repay to the corporation any advances made pursuant to this Section 7 if it shall be ultimately determined that the Indemnified Person is not entitled to be indemnified by the corporation for such amounts. The corporation shall make the advances contemplated by this Section 7 regardless of the Indemnified Person’s financial ability to make repayment. Any advances and undertakings to repay pursuant to this Section 7 shall be unsecured and interest-free.

Section 8. Non-Exclusivity. Subject to any applicable limitation imposed by the Code or the Articles of Incorporation, the indemnification and advancement of expenses provided by or granted pursuant to this Article VII shall not be exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under applicable law or any bylaw, resolution or agreement, including as may be approved by the corporation’s shareholders.

Section 9. Insurance. The corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving as a director, officer, trustee, general partner, employee or agent of a Subsidiary or, at the request of the corporation, of any other organization or in any other Corporate Status, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of this Article VII.

Section 10. Security. The corporation may designate certain of its assets as collateral, provide self-insurance or otherwise secure its obligations under this Article VII, or under any indemnification agreement or plan of indemnification adopted and entered into in accordance with the provisions of this Article VII, as the board of directors deems appropriate.

Section 11. Amendment. Any amendment to this Article VII that limits or otherwise adversely affects the right of indemnification, advancement of expenses, or other rights of any Indemnified Person hereunder shall, as to such Indemnified Person, apply only to claims, actions, suits or proceedings based on actions, events or omissions (collectively, “Post Amendment Events”) occurring after such amendment and after delivery of notice of such amendment to the Indemnified Person so affected. Any Indemnified Person shall, as to any claim, action, suit or proceeding based on actions, events or omissions occurring prior to the date of receipt of such notice, be entitled to the right of indemnification, advancement of expenses and other rights under this Article VII to the same extent as if such provisions had continued as part of the bylaws of the corporation without such amendment. This Section 11 cannot be altered, amended or repealed in a manner effective as to any Indemnified Person (except as to Post Amendment Events) without the prior written consent of such Indemnified Person.

Section 12. Agreements. In addition to the rights provided in this Article VII, the corporation shall have the power, upon authorization by the board of directors, to enter into an agreement or agreements providing to any person who is or was a director, officer, employee or agent of the corporation indemnification rights substantially similar to, or greater than, those provided in this Article VII.

Section 13. Continuing Benefits. The indemnification and advancement of expenses provided by or granted pursuant to this Article VII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the spouse, heirs, devisees, executors, administrators and other legal representatives of such a person.

Section 14. Successors. For purposes of this Article VII, the terms “the corporation” or “this corporation” shall include any corporation, joint venture, trust, partnership or unincorporated business association that is the successor to all or substantially all of the business or assets of this corporation, as a result of merger, consolidation, sale, liquidation or otherwise, and any such successor shall be liable to the persons indemnified under this Article VII on the same terms and conditions and to the same extent as this corporation.

Appendix D

Section 15. Severability. Each of the sections of this Article VII, and each of the clauses set forth herein, shall be deemed separate and independent, and should any part of any such section or clause be declared invalid or unenforceable by any court of competent jurisdiction, such invalidity or unenforceability shall in no way render invalid or unenforceable any other part thereof or any other separate section or clause of this Article VII that is not declared invalid or unenforceable. If any section, clause or part of this Article VII is determined to be invalid or unenforceable, the corporation in good faith shall expeditiously take all necessary or appropriate action to provide the Indemnified Persons with rights under this Article VII (including with respect to indemnification, advancement of Expenses and other rights) that effect the original intent of this Article VII as closely as possible.

Section 16. Additional Indemnification. In addition to the specific indemnification rights set forth herein, the corporation shall indemnify each of its directors and officers and advance expenses to its directors and officers to the full extent permitted by action of the board of directors without shareholder approval under the Code or other laws of the State of Georgia as in effect from time to time.

ARTICLE VIII
AMENDMENTS

The board of directors shall have power to alter, amend or repeal the bylaws by majority vote of all of the directors, but any bylaws adopted by the board of directors may be altered, amended or repealed and new bylaws adopted, by the shareholders by majority vote of all of the shares having voting power.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code (the “GBCC”) provides that a corporation may indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if: (a) such individual conducted himself or herself in good faith; and (b) such individual reasonably believed: (i) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation; (ii) in all other cases, that such conduct was at least not opposed to the best interests of the corporation; and (iii) in the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the GBCC provides that a corporation may not indemnify a director: (1) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct; or (2) in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity. Notwithstanding the foregoing, pursuant to Section 14-2-854 of the GBCC, a court shall order a corporation to indemnify or give an advance for expenses to a director if such court determines the director is entitled to indemnification under the indemnification provisions of the GBCC or if it determines that in view of all relevant circumstances, it is fair and reasonable, even if the director has not met the standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the GBCC, failed to comply with Section 14-2-853 of the GBCC, or was adjudged liable in a proceeding referred to in paragraph (1) or (2) of subsection (d) of Section 14-2-851 of the GBCC, but if the director was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred by the director in connection with the proceeding.

Section 14-2-852 of the GBCC provides that a corporation shall indemnify a director who was wholly successful in the defense of any proceeding to which the director was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding. Subsection (a) of Section 14-2-857 of the GBCC provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation: (1) to the same extent as a director; and (2) if he or she is not a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract except for liability arising out of conduct that constitutes (a) appropriation, in violation of his or her duties, of any business opportunity of the corporation; (b) acts of omission which involve intentional misconduct or a knowing violation of the law; (c) the types of liability set forth in Section 14-2-832 of the GBCC, or (d) receipt of an improper personal benefit. Subsection (c) of Section 14-2-857 of the GBCC provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 of the GBCC and may apply to a court under Section 14-2-854 of the GBCC for indemnification or advances for expenses, in each case to the same extent to which a director may be entitled to indemnification or advances for expenses under those provisions.

The Holdings bylaws contain provisions that provide for indemnification of officers and directors to the fullest extent permitted by applicable law. In addition, the bylaws provide that HoldCo will advance to its directors and offices reasonable expenses of any such legal proceeding; provided that, such person furnishes HoldCo with (i) a written affirmation of such person's good faith belief that such person has met the applicable standard of conduct and (ii) a written undertaking to repay any advances if it is ultimately determined that such person is not entitled to indemnification.

As permitted by the GBCC, the Holdings articles of incorporation contain a provision that eliminates a director’s personal liability to Holdings or its shareholders for monetary damages for any action taken, or any failure to take any action, except liability for (i) any appropriation, in violation of his or her duties, of any business opportunity of Holdings; (ii) acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) the types of liability specified in Section 14-2-832 of the GBCC; and (iv) any transaction from which the director derives an improper personal benefit.

HoldCo’s directors and officers may also be insured against losses arising from any claim against them in connection with their service as directors and officers for wrongful acts or omissions, subject to certain limitations.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit
Number	Description
2.1	Agreement and Plan of Merger by and among Aaron’s, Inc., Aaron’s Holding Company, Inc. and Aaron’s Merger Sub, Inc. (included as Appendix B to the joint proxy statement/prospectus included in the registration statement).*

3.1	Form of Amended and Restated Articles of Incorporation of Aaron’s Holdings Company, Inc. (included as Appendix C to the joint proxy statement/prospectus included in the registration statement).*

3.2	Form of Amended and Restated Bylaws of Aaron’s Holdings Company, Inc. (included as Appendix D to the joint proxy statement/prospectus included in the registration statement).*

5.1	Opinion of King & Spalding LLP as to the legality of the shares being registered.*

8.1	Opinion of King & Spalding LLP as to tax matters.*

23.1	Consent of King & Spalding LLP (included in Exhibit 5.1 hereto).*

23.2	Consent of King & Spalding LLP (included in Exhibit 8.1 hereto).*

23.3	Consent of Ernst & Young LLP, independent registered accounting firm.*

24	Power of Attorney (included on signature page to the registration statement).**

99.1	Form of Proxy Card*

*	Filed herewith.

**	Filed with the initial filing of this registration statement.

ITEM 22. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

(2)

that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)

that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of the registration statement shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness, provided, however, that no statement made in the registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

(5)

that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

	(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by an undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

	(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)

that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(7)

to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or to cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(8)

that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

(9)

that every prospectus: (i) that is filed pursuant to paragraph (8) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(10)

insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction on the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue;

(11)

to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

(12)	to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on May 5, 2020.

AARON’S HOLDINGS COMPANY

By:	/s/ Steven A. Michaels
Name: Steven A. Michaels
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the registration statement on Form S-4 has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date
*	President, Chief Executive Officer and Director	May 5, 2020
John W. Robinson III	(Principal Executive Officer)

*	Chief Financial Officer and Director (Principal	May 5, 2020
Steven A. Michaels	Financial Officer)

*	Chief Accounting Officer (Principal Accounting	May 5, 2020
Robert P. Sinclair, Jr.	Officer)

*	Vice President, Secretary and Director	May 5, 2020
Robert W. Kamerschen

*	Vice President, Assistant Secretary and Director	May 5, 2020
Todd King

*By:	/s/ Steven A. Michaels
Name:	Steven A. Michaels
Title:	Attorney-in-Fact